As filed with the Securities and Exchange Commission on September 13, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6221	45-4077653
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

+86 (0755) 88898711

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

National Registered Agents, Inc.

1209 Orange St.

Wilmington, DE 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

800 Third Avenue, Suite 2800

New York, NY 10022

Tel: 212.530.2208

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares of Common Stock to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	14,446,532	$0.835	$12,062,854.2	$1,316.06

(1)	Represents the number of shares of common stock that we will sell to White Lion Capital LLC, a Nevada limited liability company (“White Lion”) pursuant to a Common Stock Purchase Agreement dated January 19, 2021 (the “Purchase Agreement”) and a Settlement and Mutual Release Agreement dated September 13, 2021 (the “Settlement Agreement”), by and between the Company and White Lion. The securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on an average of the high and low prices of the common stock on September 7, 2021 as reported on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2021

TD Holdings, Inc.

14,446,532 Shares of Common Stock

This prospectus relates to the resale of up to 14,446,532 shares of common stock or the Purchase Notice Shares, issuable to White Lion Capital, LLC (“White Lion”), the selling stockholder, under a Common Stock Purchase Agreement (the “Purchase Agreement”), dated January 19, 2021, and a Settlement and Mutual Release Agreement (the “Settlement Agreement”), dated September 13, 2021, that we entered into with White Lion. The Purchase Agreement and the Settlement Agreement permit us to issue Purchase Notices to White Lion for up to forty million dollars ($40,000,000) in shares of our common stock through December 31, 2022 or until 15,700,000 shares of common stock have been sold subject of Purchase Notices. On January 20, 2021, we filed a prospectus supplement for the Purchase Notice Shares under the Purchase Agreement. During the period of January 20, 2021 to the date of this prospectus, we sold 1,253,468 shares of common stock under the registration statement on Form S-3 (File No. 333-239757).

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

White Lion Capital, LLC is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are a holding company incorporated in Delaware. As a holding company with no material operations, our operations were conducted in China by our subsidiaries, in which we hold equity interest. We do not control our subsidiaries in China through contractual arrangements with a variable interest entity, while we directly have equity interest in our subsidiaries in China. Since our majority operations are in China, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of commodities broker companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure”, “Risk Factors — Risks Relating to Doing Business in the PRC”, “Risk Factors — Risks Relating to This Offering”, and “Risk Factors — Ownership of our Common Stock” for more information. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We currently do not have over one million users’ personal information and do not anticipate to collect over one million users’ personal information in the foreseeable future. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.

Our common stock is traded on the Nasdaq Capital Market under the symbol “GLG.” On September 10, 2021, the reported closing price of our common stock was $0.82 per share. The purchase price for the Purchase Notice Shares will be based on 90% of the lowest daily volume-weighted average price of our common stock during a valuation period, which is three business days prior to a closing of purchase notice occurs.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the Purchase Notice right offered by White Lion Capital, LLC. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into our bank account.

BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR SHARES IN “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September [   ], 2021

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we, nor any of our officers, directors, or agents, makes any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

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PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included herein, including the notes thereto, before making an investment decision. References in this prospectus to “we,” “us,” “our,” “the company” and the “Company” refer to TD Holdings, Inc. and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires.

Our Company

TD Holdings, Inc. (formerly known as Bat Group, Inc.) currently engages in commodity trading business (the “Commodities Trading Business”) and supply chain service business (the “Supply Chain Service Business”) in China. We are a holding company incorporated in Delaware. As a holding company with no material operations, our operations were conducted in China by our subsidiaries, in which we hold equity interest. We do not control our subsidiaries in China through contractual arrangements with a variable interest entity (“VIE”), while we directly have equity interest in our subsidiaries in China. The Commodities Trading Business primarily involves purchasing non-ferrous metal product from metal and mineral suppliers and then selling to customers. The Supply Chain Service Business primarily has served as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading.

TD Holdings, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011. HC High Summit Holding Limited (“HC High BVI”), a company incorporated under the laws of the British Virgin Islands (“BVI”) on May 22, 2018, is wholly owned by the Company. On April 2, 2020, HC High BVI established TD Internet of Things Technology Co., Ltd. (“Tongdow Block Chain”), a holding company incorporated in accordance with the laws and regulations of Hong Kong. Tongdow Block Chain is wholly owned by HC High BVI. On April 2, 2020 and July 16, 2020, Tongdow Block Chain established Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”) and Tongdow (Hainan) Data Technology Co., Ltd. (“Tondow Hainan”), respectively, as its wholly owned subsidiaries. Both Shanghai Jianchi and Tongdow Hainan are holding companies incorporated in accordance with the laws and regulations of People’s Republic of China (“PRC”).

The following diagram illustrates our corporate structure as of the date of this prospectus.

We are subject to certain legal and operational risks associated with our subsidiaries’ operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our subsidiaries’ operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.

We may subject to sanctions imposed by PRC government if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure”, “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and Our Common Stock” for more information.

Our Business

Commodities Trading Business

The Commodity Trading Business primarily involves purchasing non-ferrous metal product, such as aluminium ingots, copper, silver, and gold, from metal and mineral suppliers and then selling to customers. In connection with the Company’s commodity sales, in order to help customers to obtain sufficient funds to purchase various metal products and also help metal and mineral suppliers to sell their metal products, the Company launched its Supply Chain Service Business in December 2019. The Company primarily generates revenues from bulk non-ferrous commodity products, and from providing related supply chain management services in the PRC.

In order to diversify the Company’s business, the Company has operated the Commodities Trading Business through Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”) since November 2019. On November 22, 2019, Hao Limo Technology (Beijing) Co., Ltd. (“Hao Limo”), our indirectly wholly owned subsidiary, entered into a series of agreements with Huamucheng and the shareholders of Huamucheng pursuant to which we obtained control of Huamucheng (the “VIE Agreement”). On June 25, 2020, Hao Limo and Huamucheng entered into certain VIE termination agreement to terminate the Huamucheng VIE Agreement. As such, Hao Limo no longer has the control rights and rights to the assets, property and revenue of Huamucheng. At the same time, Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”), our wholly-owned subsidiary incorporated in China, acquired 100% equity interest of Huamucheng from the Huamucheng shareholders for nominal consideration.

Through Huamucheng’s business, we source bulk commodity products from non-ferrous metal and mines or its designated distributors and then sells to manufactures who need these metals in large quantity. We also work with suppliers in the sourcing of commodities.

For the fiscal year ended December 31, 2020, the Company generated revenue of $24.5 million from its commodities trading business and $3.9 million from its supply chain management services.

Industry Overview

Bulk commodities trading refers to the trading of materials used in industrial and agricultural production that are continuously purchased in bulk, and are unable to be purchased from the retail sector. Commodities belong at the stage of production processes of various industrial chains, and the supply and demand conditions of commodities can cause price fluctuations and affect the development of these industrial chains.

Commodities can be divided into four categories, metals, energy, livestock and meat, and agricultural. Metal commodities include gold, silver, platinum, and copper. Energy commodities include crude oil, heating oil, natural gas, and gasoline. Livestock and meat include lean hogs, pork bellies, live cattle, and feeder cattle. Agricultural commodities include corn, soybeans, wheat rice, cocoa, coffee, cotton, and sugar.

In recent years, although the growth rate of China’s non-ferrous metal industry has slowed down, the aggregate revenue was more than RMB5.56 trillion yuan. From 2017 to 2020, as the national economic operations stabilized, the GDP growth rate slowed down to approximately 6%, and slowed down further to 2.3% in 2020 due to the COVID-19 pandemic. However at the same time, China’s non-ferrous metal industry revenue has increased from RMB4.93 trillion yuan in 2017 to RMB5.56 trillion yuan in 2020. Calculating the size of China’s non-ferrous metal industry market based on its industry revenue shows that it is a multi-trillion dollar industry.

Operation of Commodity Trading Business

The Company’s commodities trading operations via Huamucheng is focused on non-ferrous metal commodities such as aluminium, copper, silver, and gold. We strive to become an emerging platform in the non-ferrous metal e-commerce industry by offering all participants in the non-ferrous metal e-commerce industry a seamless, one-stop transaction experience.

In connection with the Company’s entry into the commodities trading industry, we hired Mr. Menglin Li to serve as the Client Relationship Manager in the Company’s Marketing Department. Mr. Li has more than 20 years of commodity trading industry experience and has a wide pool of customer relationship resources in the industry. He is primarily responsible for managing the Company’s interaction with current and potential customers, specifically focusing on customer retention and driving sales growth.

We have also hired Mr. Shican Huang to serve as the Product Manager in the Company’s Product Department. Mr. Huang has more than 10 years of industry experience and is mainly responsible for the forecasting and analysis of commodity prices, specifically focusing on making forecasts of commodity price trends.

Business Model

We source bulk commodity from non-ferrous metal mines or its designated distributors and sell to manufactures who need these metals in large quantities. We work with many suppliers in the sourcing of commodities. Suppliers we source from include various metal and mineral suppliers such as Kunsteel Group, Baosteel Group, Aluminum Corporate of China Limited, Yunnan Benyuan, Yunnan Tin, and Shanghai Copper. Potential customers include large infrastructure companies such as China National Electricity, Datang Power, China Aluminum Foshan International Trade, Tooke Investment (China), CSSC International Trade Co., Ltd., Shenye Group, and Keliyuan.

The Company has entered into a Warehousing Agreement with Foshan Nanchu to designate it as the Company’s warehouse. The Company’s criteria for choosing its warehouse is based primarily on the convenience of its location for transportation, which is highly conducive to the transportation of non-ferrous metal commodities, and secondarily based on its storage price.

Our inventory management procedure involves (1) an Application for Storage, (2) Storage of the Commodities, (3) an Application for Shipment, and (4) Shipment of Commodities, which are further described below.

1)	Application for Storage

○	The suppliers apply for storage with the Company’s leased warehouse center upon the sale of commodities to the Company. The application requires information including the commodities’ production company, brand, specifications, weight, quantity, and storage time.

2)	Storage of the Commodities

○	Upon the arrival of the commodities at the warehouse, the warehouse checks and accepts the commodities according to the delivery instructions provided by the transportation company, ensuring that the delivery instructions, storage application, and the delivered commodities are all consistent.

○	Upon acceptance, the warehouse scans and places the commodities into sorted storage. The warehouse then issues a certificate of inspection, which includes information such as the brand name, specifications, weight, quantity, packaging information, arrival time, storage location and other information of the received commodities. The certificate of inspection is then signed and stamped by the delivery driver, the warehouse manager, and the warehouse. Four copies of the certificate of inspection are made, two of which are provided to the transportation company and the supplier.

3)	Application for Shipment

○	The customers apply for shipment with the warehouse upon the purchase of Commodities from the Company. The application requires information including the production company, brand, specifications, weight, quantity, delivery time, and storage location number.

○	The customers also fill in a delivery entrustment letter, including the name of the delivery company, the name of the delivery person, his or her ID number, the delivery vehicle’s license plate number, the time, quantity, and information regarding the warehouse for delivery.

4)	Shipment of Commodities

○	The warehouse prepares the commodities in advance according to the pick-up time and the Application for Shipment.

○	Upon arrival of the pick-up driver at the warehouse, the Company reviews the identity of the pick-up driver according to the delivery entrustment letter.

○	Upon completing the loading of the commodities for shipment, the warehouse issues a certificate of sale, which includes information such as the brand name, specifications, weight, quantity, delivery time, and storage location number. The pick-up driver, warehouse manager, and the warehouse signs and stamps the certificate of sale. Four copies of the certificate of sale are made, two of which are provided to the transportation company and the customer.

We use a prepaid unified purchase and distribution model (“Prepaid Model”) in our business, which is further detailed below.

Under the Prepaid Model, we make advance prepayments between 1 – 3 months in advance when purchasing from the Company’s suppliers. The process involves first obtaining purchase orders from one or more downstream purchasers and entering into sales agreements with such purchasers. After the Company receives the down payment from the downstream purchasers, it aggregates the total amount of commodities required to fulfill the orders and enters into purchase agreements with suppliers to fulfill its purchase orders. Once the suppliers have received the prepayment from the Company, they produce and deliver the commodities to the Company’s designated warehouse on the purchase agreement. Upon receipt of the commodities in the designated warehouse, the Company is notified by the warehouse and obtains the full payment from the downstream purchasers. After the Company pays its remaining balance to the suppliers, it issues delivery instructions to the designated warehouse on the sales agreement and has the commodities delivered to the downstream purchasers.

Through the Prepaid Model, which is further illustrated below, the Company maintains a stable distribution volume and thereby generates profit margins via purchase discounts from suppliers and mark-up pricing to customers.

Warehousing Arrangement

Huamucheng has certain warehousing agreement with Foshan Nanchu Storage Management Co., Ltd. (“Foshan Nanchu”) pursuant to which Huamucheng designated Foshan Nanchu as its warehouse for the storage of its commodities.

Pursuant to the Warehousing Agreement, Huamucheng and Foshan Nanchu agreed to various customary representations, warranties and covenants, including, among other things, (1) details regarding the procedures for the storage and retrieval of the commodities, (2) storage and penalty fees, and (3) negotiation and litigation in the event of any breach of contract.

Suppliers

We source the non-ferrous metal from various sources including but not limited to smelters, non-ferrous metal wholesalers and metal traders. For the year ended December 31, 2020, the Company purchased non-ferrous metal products from six third party suppliers and three related party suppliers.

Customers

We sell to various business in need of large quantity of non-ferrous metal including home appliance manufacturing enterprises, cable manufacturing enterprises and wire manufacturing enterprises. For the year ended December 31, 2020, the Company sold non-ferrous metals to nine customers. For the year ended December 2019, the Company sold non-ferrous metals to one third-party customer.

Supply Chain Management Services

Commodity Distribution Services

We offer a distribution service to bulk suppliers of precious metals by acting as a sales intermediary, procuring small to medium-sized buyers through our own professional sales team and channels and distributing to them the bulk precious metals of the suppliers. Upon the execution of a purchase order from our sourced buyers, we charge the suppliers with a commission fee ranging from 1% to 1.5% of the distribution order, depending on the size of the order. For the year ended December 31, 2020, the Company earned commodity distribution commission fees of $1,631,318 and $2,140,840 from facilitating such sales transactions with seven third party customers and three related party customers, respectively. For the year ended December 31, 2019, the Company earned commodity distribution commission fees of $238,963 from facilitating such sales transactions with two third party customers.

Loan Recommendation and Referral Services

We offer to our customers who require additional funding for the purchase of precious metals recommendations and referrals to third-party licensed financial institutions and small credit providers while assuming no credit risks ourselves. When our recommendation and referrals are accepted and our customers proceed with the loan, we charge our customers between 2% to 5% of the loan principal as our referral fee. For the year ended December 31, 2019, the Company generated revenue of $323,623 from its loan recommendation services. For the year ended December 31, 2020, the Company did not provide such services.

Marketing

Currently we market both our supply chain business and commodities trading services through our own sales personnel and online promotion. We have registered WeChat and Weibo public accounts as well as an account on Tongdao.com to promote our services. We started to introduce our services via major search engines such as Zhida and Baidu. We are actively engaged on social media platforms such as Baidu Tieba, Tik Tok, Weibo, WeChat, and Zhihu. We plan to launch wider and deeper social media marketing in the near future as well as participate in more industry-related forums to increase the market exposure of our businesses and thereby increasing our popularity and establishing brand loyalty.

Seasonality

We do not experience substantial seasonal fluctuations in our revenues and results of operations.

Business Strategy

Commodities Trading Business

Our current business strategy is to expand the varieties of commodities that we trade in, including ore, crude oil and coal in addition to our current focus on non-ferrous metals. In 2021, the Company plans on further expanding the commodities trading business into Southeast Asia while continuing to maintain and grow its current domestic customers. We also plan on further expanding our trade market consultations and supply chain financing services for our bulk trading customers.

Competition

Commodities Trading Business

The Company competes against other large domestic commodity trade service providers such as Xiamen International Trade and Yijian Shares. Currently, the principal competitive factors in the non-ferrous metals commodities trading business are price, product availability, quantity, service, and financing terms for purchases and sales of commodities. In addition, we also believe that that our customers will choose among service providers on the basis of industry and service leadership.

Competitive Strengths

Commodities Trading Business

●	Our newly hired management team has accumulated substantial industry expertise through decades of experience in the commodities trading industry.

●	Our ability to acquire customers through advertising on the promotion channels of major search engines and social media, such as Baidu, 58, Wechat, and Weibo, using search engine optimization and search engine marketing to analyze the effectiveness and efficiency of different promotion channels. We also promote our services on the Tongdao E-commerce Network, a leading e-commerce platform for non-ferrous metals bulk commodities, which provides services including non-ferrous metal price quotes, spot trading and bulk purchasing.

●	We have strong risk control measures. Through the establishment of a series of safeguard measures, we can ensure the safety of our commodities trading, reducing risk factors such as cargo damage, customer default, logistics distribution and supply chain services in the process of commodity trading.

●	Our customers’ privacy and security are guaranteed. This information is encrypted and can only be accessed by authorized employees for predetermined periods of time.

●	Our commodity price system is transparent. Although commodity prices fluctuate every day, we are able to timely inform our customers of accurate prices to guide their transactions.

●	Our customer service quality is very high and we are constantly upgrading our customer service system. We have a professional commodities consulting service, supply chain service and a comprehensive customer satisfaction evaluation mechanism.

Corporate Information

TD Holdings, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011.

Our principal executive offices are located at 25th Floor, Block C, Tairan Building, No. 31 Tairan 8th Road, Futian District, Shenzhen, Guangdong, China 518000. Our telephone number is +86 (0755) 88898711. Our Nasdaq symbol is GLG, and we make our SEC filings available on the Investor Relations page of our website, http://ir.imbatcar.com/. Information contained on our website is not part of this prospectus.

Equity Line with White Lion

Common Stock Purchase Agreement and Settlement Agreement

On January 19, 2021, we entered into the Purchase Agreement with White Lion. Pursuant to the Purchase Agreement, we have the right, but not the obligation to cause White Lion to purchase up to $40 million of our common stock shares (the “Commitment Amount”) during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which White Lion has purchased a number of our common stock shares at the purchase price set forth in the Purchase Agreement (the “Purchase Price”) pursuant to the Purchase Agreement equal to the Commitment Amount, (ii) December 31, 2021, (iii) the date on which White Lion shall have purchased 15,700,000 Purchase Notice Shares, or (iv) written notice of termination by us to White Lion upon a material breach of the Purchase Agreement by White Lion (the “Commitment Period”).

On January 20, 2021, we filed a prospectus supplement for the Purchase Notice Shares under the Purchase Agreement. During the period of January 20, 2021 to the date of this prospectus, we sold 1,253,468 shares of common stock under the registration statement on Form S-3 (File No. 333-239757).

On September 13, 2021, we entered into the Settlement Agreement with White Lion. Pursuant to the Settlement Agreement, the Commitment Period was amended to the earlier of (i) the date on which White Lion shall have purchased Purchase Notice Shares pursuant to the Purchase Agreement equal to the Commitment Amount, (ii) December 31, 2022, (iii) the date on which White Lion shall have purchased 15,700,000 Purchase Notice Shares, or (iv) written notice of termination by us to White Lion upon a material breach of the Purchase Agreement by White Lion. Further, pursuant to the Settlement Agreement, we agreed to register for resale the remaining 14,446,532 Purchase Notice Shares pursuant to the Purchase Agreement.

Pursuant to the Purchase Agreement and the Settlement Agreement (collectively, the “White Lion Agreements”), the “Purchase Price” means 90% of the lowest daily VWAP of our common stock during the “Valuation Period”. Pursuant to the White Lion Agreement, the “Valuation Period” means the three (3) Business days prior to the closing date of a purchase under the White Lion Agreements.

At an assumed purchase price under the White Lion Agreements of $0.738 (equal to 90% of the closing price of our common stock of $0.82 on September 10, 2021, we will be able to receive up to $10,661,541 in gross proceeds, assuming the sale of the entire 14,446,532 purchase notice shares being registered hereunder pursuant to the White Lion Agreements.

The White Lion Agreements provide that the number of our common stock shares to be sold to White Lion will not exceed the number of shares that, when aggregated together with all other shares of our common stock which White Lion is deemed to beneficially own, would result in White Lion owning more than 4.99% of our outstanding common stock (the “Beneficial Ownership Limitation”). Pursuant to the White Lion Agreements, White Lion may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion. Pursuant to the White Lion Agreements, we and White Lion agreed to indemnify and hold harmless the other party against any damages incurred arising out of the White Lion Agreements, pursuant to the terms set forth in the White Lion Agreements.

We or White Lion may terminate the Purchase Agreement at any time in the event of a material breach of the Purchase Agreement by us or White Lion by sending written to the breaching party. The Purchase Agreement may also be terminated automatically on the earlier of (i) the end of the Commitment Period; (ii) the date in which the registration statement on Form S-3 (File No. 333-239757) is no longer effective, or (iii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

On any trading day selected by us, provided that the closing price of our common stock on the date of purchase notice is greater than or equal to $1.00, we have the right, but not the obligation, to present White Lion Capital with a purchase notice, directing White Lion to purchase up to certain amount shares of our common stock. The maximum number of common stocks to be sold under each purchase notice shall be determined by the lesser of 200% of the average daily trading volume, or $1.0 million divided by the highest closing price of our common stock over the most recent five (5) business days including the date of the purchase notice. Notwithstanding the foregoing, White Lion Capital may waive the limit on the purchase notice as described above at any time to purchase additional shares under a purchase notice, subject to the conditions and limitations set forth in the Purchase Agreement.

A purchase notice shall be deemed delivered to White Lion on (i) the business day it is received by email by the White Lion Capital if such notice is received on or prior to 4:00 p.m. New York time or (ii) the next business day if it is received by email after 4:00 p.m. New York time on a business day or at any time on a day which is not a business day, or Purchase Notice Date. White Lion shall deposit that certain dollar amount which is 50% of the closing price of our common stock on Purchase Notice Date multiplied by the number of shares listed in each purchase notice as escrow deposit into an escrow account. The deposit shall be completed by the second business day following the Purchase Notice Date. The number of Purchase Notice Shares referenced in each purchase notice shall be delivered to White Lion Capital by the second business day after the escrow agent notifies us the White Lion Capital’s deposit payment. The purchase price of our common stock shall be 90% of the lowest daily volume-weighted average price of our common stock during the period of three business days prior to the closing of each purchase notice. White Lion Capital shall deliver any remaining balance of the applicable investment amount and instructions to disburse of funds from the escrow account to us on the second business day after the shares referenced on purchase notice are delivered, or Closing Date.

The aggregate number of shares that we can sell to White Lion Capital under the Purchase Agreement may in no case exceed the Exchange Cap. White Lion Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement, provided that the closing price of the common stock on the Purchase Notice Date is greater than or equal to $1.00, and subject to the Investment Limit, as more particularly described below.

In the event that the purchase price is lower than $1.00, White Lion Capital is not obligated to purchase all shares of common stock referenced in applicable purchase notice and may at its sole discretion deliver the amount up to certain purchase notice amount, as defined in the Purchase Agreement, to us. White Lion Capital shall return any balance of unsold shares referenced in applicable purchase notice to us on the Closing Date. In the event that White Lion Capital’s committed investment amount of a purchase notice exceeds $1,000,000 but less than $1,300,000, White Lion Capital shall waive $1,000,000 investment limit for that applicable purchase notice. In the event that the investment amount exceeds $1,300,000, White Lion Capital’s committed investment amount is $1,300,000 and shall return the balance of unsold amount of shares under applicable purchase notice to us on the Closing date.

There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We do not pay any additional amounts to reimburse or otherwise compensate White Lion Capital in connection with the transaction.

Summary of Risk Factors

Risk Factors Relating to This Offering

Risks and uncertainties related to this offering include, but are not limited to, the following:

●	Sales of our common stock to White Lion may cause substantial dilution to our existing stockholders and the sale of the shares of our common stock acquired by White Lion could cause the price of our common stock to decline.

●	Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

●	Because we are a smaller reporting company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

●	Future sales of our common stock, whether by us or our stockholders, could cause our stock price to decline.

●	Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the White Lion Purchase Agreement.

Risk Factors Related to the Commodities Trading Business

Risks and uncertainties related to Commodities Trading Business include, but are not limited to, the following:

●	There is no assurance that we will be able to manage the commodities trading business effectively.

●	Investment in our new line of business could disrupt the Company’s ongoing business and present risks not originally contemplated.

●	Our business depends on adequate supply and availability of nonferrous metal commodities.

●	We operate in a business that is cyclical and where demand can be volatile, which could have a material adverse effect on our business, financial condition or results of operations.

Risk Factors Relating to Our Supply Chain Service Business

Risks and uncertainties related to Supply Chain Service Business include, but are not limited to, the following:

●	Our Commodity Trading and Supply Chain Service Businesses are susceptible to volatility due to ongoing uncertainty as a result of ongoing international and domestic pandemic response and recovery efforts.

●	If customers of our supply chain services are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our supply chain services business and operating results may be materially and adversely affected.

Risks Relating to Doing Business in the PRC

Risks and uncertainties related to our business operation in the PRC include, but are not limited to, the following:

●	Our common stock may be prohibited from being trading on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

●	Economic conditions in China could impact our business and results of operations in both lines of our business.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

●	China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our common stock.

●	Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

●	In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

●	Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of common stock.

Risk Factors Related to Our General Operations

Risks and uncertainties related to our general business operation include, but are not limited to, the following:

●	Our failure to maintain a reputation of integrity and to otherwise maintain and enhance our brand could adversely affect our business and results of operations.

●	Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

●	We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, results of operations and financial condition.

●	We have identified material weaknesses in our internal control over financial reporting, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and which may lead to a decline in our stock price.

●	Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

Risks Related to Ownership of our Common Stock

Risks and uncertainties related to your ownership of our common stock include, but are not limited to, the following:

●	We do not expect to declare or pay dividends in the foreseeable future.

●	We have outstanding warrants having a “cashless exercise” feature and may cause dilution to existing stockholders.

●	If we fail to meet the requirements for continued listing on the Nasdaq Capital Market, our common stock could be delisted from trading, which would decrease the liquidity of our common stock and our ability to raise additional capital.

The Offering

Common stock outstanding prior to this offering	99,424,047 shares of common stock

Common stock offered	14,446,532 shares of common stock

Common stock to be outstanding immediately after this offering(1)	113,870,579 shares of common stock. If issued presently, the 14,446,532 shares of common stock registered for resale by White Lion would represent approximately 12.7% of our issued and outstanding shares of common stock.

Offering price per share	White Lion (the selling stockholder identified in this prospectus) may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by Whiten Lion (the selling stockholder identified in this prospectus). However, we intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds”

Duration of this offering	The offering shall terminate on the earlier of (i) the date on which White Lion shall have purchased Purchase Notice Shares pursuant to the Purchase Agreement equal to the Commitment Amount, (ii) December 31, 2022, (iii) the date on which White Lion shall have purchased 15,700,000 Purchase Notice Shares, or (iv) written notice of termination by us to White Lion upon a material breach of the Purchase Agreement by White Lion.

Risk factors	Investing in our common stock involves a high degree of risk, and the purchasers of our common stock may lose all or part of their investment. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” beginning on page 12 and the other information in this prospectus.

Transfer agent and registrar	VStock Transfer, LLC

Nasdaq Capital Market Symbol	GLG

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risk Factors Relating to This Offering

Sales of our common stock to White Lion may cause substantial dilution to our existing stockholders and the sale of the shares of our common stock acquired by White Lion could cause the price of our common stock to decline.

This prospectus relates to the offering of 14,446,532 Purchase Notice Shares that we may issue and sell to White Lion from time to time pursuant to the Purchase Agreement. It is anticipated that shares offered to White Lion in this offering will be sold from time to time during a certain commitment period as defined in the Purchase Agreement. The number of shares ultimately offered for sale to White Lion under this prospectus is dependent upon the number of shares we elect to sell to White Lion under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

White Lion may ultimately purchase all, some or none of the Purchase Notice Shares. After White Lion has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to White Lion Capital by us pursuant to the Purchase Agreement under this prospectus may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to White Lion in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to White Lion.

The maximum amount of shares to be sold under each purchase notice shall be determined by the lesser of 200% of the average daily trading volume, as defined in the Purchase Agreement, or $1.0 million divided by the highest closing price of our common stock over the most recent five (5) business days including the date of the purchase notice. The initial investment limit of White Lion’s committed obligation to purchase under each purchase notice shall not exceed $1.0 million (the “Investment Limit”), unless waived by White Lion. The extent to which we rely on White Lion as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. The aggregate number of shares that we can sell to White Lion under the Purchase Agreement (the “Exchange Cap”) may in no case exceed 15,700,000 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on the date of the Purchase Agreement), unless stockholder approval is obtained to issue more or such sales otherwise would comply with the listing rules of The Nasdaq Stock Market, LLC, in which case the Exchange Cap will not apply.

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Because we are a smaller reporting company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our common stock, whether by us or our stockholders, could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. Similarly, the perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. In addition, the issuance and sale by us of additional shares of our common stock or securities convertible into or exercisable for shares of our common stock, or the perception that we will issue such securities, could reduce the trading price for our common stock as well as make future sales of equity securities by us less attractive or not feasible. The sale of shares of common stock issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Securities analysts may not cover our common stock and this may have a negative impact on the market price of our common stock.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock. We cannot assure you that we will be able to sell shares of our common stock or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

The price of our common stock may be volatile or may decline, which may make it difficult for investors to resell shares of our common stock at prices they find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	changes in the economic performance or market valuations of other microcredit companies;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in China.

●	actual or anticipated quarterly fluctuations in our operating results and financial condition, and, in particular, further deterioration of asset quality;

●	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

●	failure to meet analysts’ revenue or earnings estimates;

●	speculation in the press or investment community;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	actions by institutional shareholders;

●	fluctuations in the stock price and operating results of our competitors;

●	general market conditions and, in particular, developments related to market conditions for the financial services industry;

●	proposed or adopted regulatory changes or developments;

●	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

●	domestic and international economic factors unrelated to our performance.

The stock market has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified above in “Forward-Looking Statements.”

Accordingly, the shares of our common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased, and, similarly, the value of our other securities may decline. Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Volatility in our Common Stock price may subject us to securities litigation.

The market for our Common Stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares. The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person’s account for transactions in penny stocks, and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person, and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 5,000,000 shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the White Lion Purchase Agreement.

The sale of our common stock to White Lion in accordance with the Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to White Lion in order to exercise a put under the Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the White Lion Purchase Agreement may have significant dilutive effect.

Depending on the number of shares we issue pursuant to the White Lion Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Purchase Agreement is realized. Dilution is based upon common stock put to White Lion and the stock price discounted to 90% of the lowest daily VWAP of our common stock during the three (3) business days beginning on the date on which we deliver a put notice to White Lion.

White Lion will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the White Lion Purchase Agreement will be purchased at 90% of the lowest daily VWAP of our common stock during the three (3) business days beginning on the date on which we deliver a put notice to White Lion.

White Lion has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If White Lion sells our shares, the price of our common stock may decrease. If our stock price decreases, White Lion may have further incentive to sell such shares. Accordingly, the discounted sales price in the Purchase Agreement may cause the price of our common stock to decline.

Risk Factors Related to the Commodities Trading Business

There is no assurance that we will be able to manage the commodities trading business effectively.

Operating the commodities trading business is a significant challenge and there is no assurance that we will be able to manage the integration successfully. If we are unable to efficiently integrate these businesses, the attention of our management could be diverted from our existing operations and the ability of the management teams at these business units to meet operational and financial expectations could be adversely impacted, which could impair our ability to execute our business plans. Failure to successfully integrate the new commodities trading business or to realize the expected benefits of entry into the business may have an adverse impact on our results of operations and financial condition.

Investment in our new line of business could disrupt the Company’s ongoing business and present risks not originally contemplated.

We have deployed a significant amount of proceeds from our financings in our new commodities business line, Huamucheng. New ventures are inherently risky and may not be successful. In evaluating such endeavors, we are required to make difficult judgments regarding the value of business strategies, opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, these investments involve certain other risks and uncertainties, including the risks involved with entering new competitive categories or regions, the difficulty in integrating the new business, the challenges in achieving strategic objectives and other benefits expected from our investment, the diversion of our attention and resources from our operations and other initiatives, the potential impairment of acquired assets and liabilities and the performance of underlying products, capabilities or technologies.

We may not be able to ensure the successful implementation of our strategy to diversify our businesses.

We have entered into the commodities trading business. Such initiatives involve various risks including but not limited to the investment costs in establishing a distribution network within the PRC, leasing warehouses, offices and other working capital requirements. There is no assurance that such future plans can be successfully implemented as the successful execution of such future plans will depend on several factors, some of which are not within our control, such as retaining and recruiting qualified and skilled staff, and the continued demand for our products by our customers. Failure to implement any part of our future plans or executing such plan costs effectively, may lead to a material adverse change in our operating environment or affect our ability to respond to market or industry changes, which may, in turn, adversely affect our business and financial results.

We expect that we will require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances. If such capital is not available to us, or is not available on favorable terms, our business, operating results and financial condition may be harmed.

We expect that we will require additional capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances, including to increase our marketing expenditures in order to improve our brand awareness, build our non-ferrous metal inventory, develop new customers, enhance our operating infrastructure and acquire complementary technologies. Accordingly, we may need to engage in equity, debt or other types of financings to secure additional funds. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

Our success depends substantially upon the continued retention of our senior management.

Our future success is substantially dependent on the continued service of certain members of our senior management, including Ms. Renmei Ouyang, our Chairwoman and Chief Executive Officer, Mr. Tianshi (Stanley) Yang, our Chief Financial Officer and Qun Xie, our Chief Strategy Officer. These officers play an integral role in determining our strategic direction and for executing our growth strategy and are important to our brand and culture. The loss of the services of any of these executives without qualified replacement could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed negatively by investors and analysts, which could cause the price of our ordinary shares to decline.

Our business depends on adequate supply and availability of nonferrous metal commodities.

Our planned business requires nonferrous metal commodities that are sourced from third-party suppliers. We are affected by industry supply conditions, which generally involve risks beyond our control, including costs of these materials, transportation costs and market demand. As a result, we may not be able to obtain an adequate supply of quality nonferrous metal commodities in a timely or cost-effective manner, which would have a material adverse effect on our business, financial condition and results of operations.

We derive a substantial portion of our revenue and profits from our supply chain management services from a small number of clients, and adverse industry trends or the loss of one or more of any of those clients could significantly damage our business.

We derive a substantial portion of our revenue from our supply chain management services to a small number of clients. Our business and future growth will continue to depend in large part on the industry trend towards outsourcing supply chain management and other business processes. If these trends do not continue or decline, demand for our supply chain management services will decline, and our financial results could suffer.

In addition, the loss of a significant amount of business or program with any key client could cause our revenue and or profits to decline and our financial results could suffer.

The supply chain management services segment of our business is expected to continue to derive the vast majority of its net revenue and or profits from sales to a small number of key clients. In general, we do not have any agreements which obligate any client to buy a minimum amount of services from us, or to designate us as its sole supplier of any particular services. If any of our key clients fail to respond successfully to market shifts, we would be adversely affected. There can be no assurance that our revenue and or profits from key clients will not decline in future periods.

A decline in our key business sectors or a reduction in consumer demand generally could have a material adverse effect on our business.

A large portion of our supply chain management services revenue comes from clients in the energy, material and industrial sectors, which is intensely competitive, very volatile, and subject to rapid changes and fluctuations in the overall economic conditions. Declines in the overall performance of the energy, material and industrial sectors have in the past and could in the future, adversely affect the demand for our supply chain management services and reduce our revenue and profitability from these clients. In addition, industry changes, such as the transition of more collateral materials from physical form to digital form and changes in marketing channels, could lessen the demand for certain of our services we currently handle. To the extent recent uncertainty in the economy or other factors result in decreased demand for our clients’ products, we may experience a reduction in volumes of client products that we handle which could have a material adverse effect on our supply chain management services business, financial position and operating results.

We operate in a business that is cyclical and where demand can be volatile, which could have a material adverse effect on our business, financial condition or results of operations.

We operate in a business that is cyclical and where demand can be volatile, which could have a material adverse effect on our results of operations and financial condition. The timing and magnitude of the cycles in the business in which we operate are difficult to predict. Purchase prices for the raw materials we purchase, and selling prices for our products are volatile and beyond our control. While we attempt to respond to changing raw material costs through adjustments to the sales price of our products, our ability to do so is limited by competitive and other market factors. A significant reduction in selling prices for our products may have a material adverse effect on our business, financial condition and results of operations, and adversely impact our ability to recover purchase costs from end customers. A decline in market prices for our products between the date of the sales order and shipment of the product may impact the customer’s ability to obtain letters of credit to cover the full sales amount. A decline in selling prices for our products coupled with customers failing to meet their contractual obligations may also result in a net realizable value adjustment to the average cost of inventory to reflect the lower of cost or fair market value. Additionally, changing prices could potentially impact the volume of raw materials available to us, the volume of ore and processed metal sold by us and inventory levels. The cyclical nature of our businesses tends to reflect and be amplified by changes in general economic conditions, both domestically and internationally.

We expect that we will require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances. If such capital is not available to us, or is not available on favorable terms, our business, operating results and financial condition may be harmed.

We expect that we will require additional capital to pursue our business objectives and respond to business opportunities, challenges and/or unforeseen circumstances, including to increase our marketing expenditures in order to improve our brand awareness, develop new products or services or further improve existing services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or other types of financings to secure additional funds. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

Risk Factors Relating to Our Supply Chain Service Business

Acquisitions or strategic investments we have made or may make could turn out to be unsuccessful.

As part of our strategy, we frequently monitor and analyze acquisition or investment opportunities that we believe will create value for our shareholders. For example, in October 2020, we acquired Qianhai Baiyu and plan to leverage Qianhai Baiyu’s experiences and technique to expand our operations in the commodity supply chain service field.

However, our acquisition of Qianhai Baiyu or future acquisitions and investments could involve numerous risks that may prevent us from fully realizing the benefits that we anticipated as a result of the transaction. These risks include the failure to derive any commercial value from the acquired technology, products and intellectual property including as a result of the failure to obtain regulatory approval or to monetize products once approved, as well as risks from lengthy product development and high upfront development costs without guarantee of successful results. Patents and other intellectual property rights covering acquired technology and/or intellectual property may not be obtained, and if obtained, may not be sufficient to fully protect the technology or intellectual property. We may be subject to liabilities, including unanticipated litigation costs, that are not covered by indemnification protection we may obtain. As we pursue or consummate a strategic acquisition or investment, we may value the acquired or funded company incorrectly, fail to successfully manage our operations as our asset diversity increases, expend unforeseen costs during the acquisition or integration process, or encounter other unanticipated risks or challenges. Once an investment is made, we may fail to value it accurately, properly account for it in our consolidated financial statements, or successfully divest it or otherwise realize the value which we originally invested or have subsequently reflected in our consolidated financial statements. Any failure by us to effectively limit such risks as we implement our acquisitions or strategic investments could have a material adverse effect on our business, financial condition or results of operations and may negatively impact our net income and cause the price of our securities to fall.

Our Commodity Trading and Supply Chain Service Businesses are susceptible to volatility due to ongoing uncertainty as a result of ongoing international and domestic pandemic response and recovery efforts.

Our Commodity Trading and Supply Chain Services Businesses have been relatively stable since May 2020 when the COVID-19 pandemic has been brought under control in Shenzhen China. As of date of this prospectus, we are continuing to execute our pandemic response plan and planning to best position our company to emerge as strong as possible when the COVID-19 pandemic officially ends. However, our Commodity Trading and Supply Chain Services Businesses are is still susceptible to volatility due to ongoing international and domestic pandemic response and recovery efforts. Despite our diligent efforts to monitor and respond as appropriate to the impacts of the pandemic on our Commodity Trading and Supply Chain Services Businesses, there remains a fair degree of uncertainty regarding the potential impact of the pandemic on our business, from both a financial and operational perspective, and the scope and costs associated with additional measures that may be necessary in response to the pandemic going forward.

If customers of our supply chain services are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our supply chain services business and operating results may be materially and adversely affected.

Qianhai Baiyu has a supply chain infrastructure, which includes processing, logistics, warehousing and terminals. Utilizing its customer base, industry experience, and expertise in the commodity trading industry, Qianhai Baiyu serves as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading.

A major driver for merchants and other customers to use third-party logistics and supply chain service providers is the high cost and degree of difficulty associated with developing in-house logistics and supply chain expertise and operational efficiencies. If, however, our customers are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our logistics and supply chain management business and operating results may be materially and adversely affected.

Risks Relating to Doing Business in the PRC

Our common stock may be prohibited from being trading on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such common stock from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

Our current auditor, BF Borgers CPA PC, the independent registered public accounting firm that issued the audit report  included in this registration statement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our common stock to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our common stock is unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our common stock when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our common stock.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Economic conditions in China could impact our business and results of operations in both lines of our business

Our business and operating results are impacted by Chinese economic conditions, such as a potential general reduction in net disposable income as a result of fiscal measures adopted by Chinese government to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters could reduce discretionary spending and cause the industries where we operate to contract.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our common stock.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our common stock may depreciate quickly. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Because our business is conducted in RMB and the price of our common stock is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our common stock offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

We are subject relating various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to our investors, employees, contractors and other counterparties and third parties. Our compliance obligations include those relating to the Data Protection Act (As Revised) of the Cayman Islands and the relevant PRC laws in this regard. These PRC laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) aiming to, upon its enactment, replace the existing Measures for Cybersecurity Censorship. The draft measures extend the scope of cybersecurity reviews to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country. During such review, we may be required to suspend our operation experience other disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to our company and diversion of our managerial and financial resources.

Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to administrative penalties, such as warnings, fines, or service suspension. Therefore, cybersecurity review could materially and adversely affect our business, financial condition, and results of operations.

In addition, the PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and will take effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As the Data Security Law was recently promulgated and has not yet taken effect, we may be required to make further adjustments to our business practices to comply with this law. After the Data Security Law takes effect, if our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions. As a result, we may be required to suspend our relevant businesses, shut down our website, take down our operating applications, or face other penalties, which may materially and adversely affect our business, financial condition, and results of operations.

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. However, compliance with any additional laws could be expensive, and may place restrictions on our business operations and the manner in which we interact with our users. In addition, any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities against us, which could materially and adversely affect our business, financial condition, results of operations and the value of our common stock. In addition, any negative publicity on our website or platform’s safety or privacy protection mechanism and policy could harm our public image and reputation and materially and adversely affect our business, financial condition, and results of operations.

We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, and other anti-corruption, anti-bribery, anti-money laundering, and similar laws in China and the United States. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public sector. We leverage our business partners, including channel partners, to sell our products and solutions and host many of our facilities for our network. We may also rely on our business partners to conduct our business abroad. We and our business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees and agents have complied with, or in the future will comply with, our policies and applicable law. The investigation of possible violations of these laws, including internal investigations and compliance reviews that we may conduct from time to time, could have a material adverse effect on our business. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from Chinese government contracts and other contracts, other enforcement actions, the appointment of a monitor, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Other internal and government investigations, regulatory proceedings, or litigation, including private litigation filed by our shareholders, may also follow as a consequence. Any investigations, actions, or sanctions could materially harm our reputation, business, results of operations, and financial condition. Further, the promulgation of new laws, rules or regulations or new interpretations of current laws, rules or regulations could impact the way we do business in other countries, including requiring us to change certain aspects of our business to ensure compliance, which could reduce revenues, increase costs, or subject us to additional liabilities.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	loss of intellectual property rights;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

The conversion of Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of common stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

As Circular 37 is newly-issued, it is unclear how these regulations will be interpreted and implemented. In addition, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations, and it may be difficult for our ultimate shareholders or beneficial owners who are PRC residents to provide sufficient supporting documents required by the SAFE or to complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government.

Risk Factors Related to Our General Operations

The current geographic concentration where we provide services creates an exposure to local economies, regional downturns or severe weather or catastrophic occurrences that may materially adversely affect our financial condition and results of operations.

We currently conduct our commodities trading business in Shenzhen. We currently hold all our commodities inventory at our warehouse in Foshan. While we have insurance to cover certain losses on those commodities, events such as theft, fire, flood, or hail could adversely impact our business.

In addition, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics and population. In addition, severe weather conditions, acts of God and other catastrophic occurrences in the area in which we operate or from which we obtain inventory may materially adversely affect our financial condition and results of operations. Such conditions may result in physical damage to our properties and loss of inventory. Any of these factors may disrupt our business and materially adversely affect our financial condition and result of operations. Furthermore, there can be no assurance that we will be able to successfully replicate our business model and achieve levels of success as we enter new geographic markets.

Our failure to maintain a reputation of integrity and to otherwise maintain and enhance our brand could adversely affect our business and results of operations.

Our business model is based on our ability to provide customers with commodities trading that we believe will save them time and money. If we fail to build and maintain a positive reputation, or if an event occurs that damages this reputation, it could adversely affect consumer demand and have a material adverse effect on our business and results of operations. Even the perception of a decrease in the quality of our brand could negatively impact results.

Complaints or negative publicity about our business practices, marketing and advertising campaigns, compliance with applicable laws and regulations, the integrity of the data that we provide to users, and other aspects of our business, especially on industry-specific blogs and social media websites, and irrespective of their validity, could diminish consumer confidence in our services and adversely affect our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the vehicles we offer, our customer experience, or any aspect of our brand, it could have a material adverse effect on our business and results of operations.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

Our business depends on our intellectual property, technology and confidential information, the protection of which is crucial to the success of our business. We attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality agreements and certain third parties to enter into nondisclosure agreements. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employees or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we intend to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

We may, from time to time, face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Patent and other intellectual property litigation may be protracted and expensive, the results are difficult to predict and may require us to stop offering some features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

Even if these matters do not result in litigation, are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to various litigation matters from time to time, which could have a material adverse effect on our business, results of operations and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations, and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We have identified material weaknesses in our internal control over financial reporting, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and which may lead to a decline in our stock price.

On March 26, 2021, the Audit Committee of the Board of Directors of the Company, after discussion with the Company’s management, concluded that the Company’s previously issued financial statements contained in the Company’s Quarterly Reports (“2020 Quarterly Reports”) on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020 (collectively “Non-Reliance Periods”), originally filed on June 26, 2020, August 14, 2020, and November 13, 2020, respectively, should no longer be relied upon. Similarly, related press releases, earnings releases, and investor communications describing the Company’s financial statements for the Non-Reliance Periods should no longer be relied upon.

The Company’s review of the above mentioned filings revealed that (1) in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers, service revenues previously recognized for supply chain management services have been determined to not meet the definition of US GAAP; (2) sales revenues from commodity trading business may need to be amended since certain transactions shall be further evaluated whether the Company is a principal or an agent; and (3) in accordance with FASB ASC Topic 850, Related Party Disclosures, transactions with certain related parties shall be properly identified or disclosed. This does not affect the Company’s cash position, cash flow or liquidity, but the potential reversal of recognition of supply chain management services may materially decrease the Company’s revenue and net income, and the potential net presentation of sales from commodity trading business may materially decrease the Company’s revenue. As a result of the foregoing, management has concluded that the Company’s internal control over financial reporting and its disclosure controls and procedures were not effective as of the ends of each of the applicable restatement periods.

Our management has identified material weaknesses in our internal control over financial reporting, which were not remediated as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis.

As of the date of this prospectus, we are re-assessing the design of our controls and modifying processes. However, there can be no assurance that we will be able to fully remediate our existing material weaknesses or that our internal control over financial reporting will not suffer in the future from other material weaknesses, thus making us unable to prevent or detect on a timely basis material misstatements in our periodic reports with the SEC. If we fail to remediate these material weaknesses or otherwise maintain effective internal control over financial reporting in the future, the existence of one or more internal control deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify internal control deficiencies. If we cannot produce reliable financial reports, we may have difficulty in filing timely periodic reports with the SEC, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be materially harmed. In addition, any failure to remediate the existing material weaknesses or a failure to maintain effective internal control over financial reporting could negatively impact our results of operations, cash flows and financial condition, subject us to potential litigation and regulatory inquiry and cause us to incur additional costs in future periods relating to the implementation of remedial measures.

Matters relating to or arising from the restatements, Audit Committee investigation and the associated material weaknesses identified in our internal control over financial reporting, including adverse publicity, have caused us to incur significant legal, accounting and other professional fees and other costs, have exposed us to greater risks associated with other civil litigation, regulatory proceedings and government enforcement actions, have diverted resources and attention that would otherwise be directed toward our operations and implementation of our business strategy and may impact our ability to attract and retain customers, employees and vendors, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

In light of the uncertain and rapidly evolving situation relating to the spread of the coronavirus (COVID-19), we have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. To this end, we are evaluating alternative working arrangements, including requiring all employees to work remotely, and we have suspended all non-essential travel for our employees and limiting in-person work-related meetings.

In addition, with the extended Chinese business shutdowns that resulted from the outbreak of COVID-19, we may experience delays or the inability to service our customers on a timely basis in both our supply chain business and our commodities trading business. The disruptions to our supply chain and business operations, or to our suppliers’ or customers’ supply chains and business operations, could include disruptions from the closure of our luxury car rental facilities, interruptions in the supply of commodities, personnel absences, and restrictions on the luxury car rental services or delivery and storage of commodities, any of which could have adverse ripple effects on our supply chain business and our commodities trading business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our ability to provide our products and services to our customers could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse business consequences due to COVID-19, or any other pandemic, demand for our products and services could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the localities in which we or our suppliers and customers operate within China.

While the potential economic impact brought by and the duration of COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. While it is too early to tell whether COVID-19 will have a material effect on our business over time, we continue to monitor the situation as it unfolds. The extent to which COVID-19 affects our results will depend on many factors and future developments, including new information about COVID-19 and any new government regulations which may emerge to contain the virus, among others.

Risks Related to Ownership of our Common Stock

The delayed filing of some of our periodic reports has made us currently ineligible to use a registration statement on Form S-3 to register the offer and sale of securities, which could adversely affect our ability to raise future capital or complete acquisitions.

As a result of the delayed filing of some of our periodic reports with the SEC, we will not be eligible to register the offer and sale of our securities using a registration statement on Form S-3 until 12 months after the delinquent filings have been made. Should we wish to register the offer and sale of our securities to the public prior to the time we are eligible to use Form S-3, both our transaction costs and the amount of time required to complete the transaction could increase, making it more difficult to execute any such transaction successfully and potentially harming our financial condition.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Future issuances of our Common Stock or securities convertible into, or exercisable or exchangeable for, our Common Stock (“Securities”), or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding Common Stock, could cause the market price of our Common Stock to decline and would result in the dilution of your holdings.

Future issuances of our Securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock , could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our Securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

The Company has outstanding warrants having a “cashless exercise” feature and may cause dilution to existing stockholders.

As part of its Registered Direct Offerings in 2019, the Company issued warrants to purchase an aggregate of 2,760,000 shares of common stock. The warrants have a cashless exercise feature giving the holders the option of exercising the warrants on a cashless basis if there is no effective registration statement covering the common stock issuable upon exercise of these warrants. If the warrant shares are issued in such a cashless exercise, the warrant shares will take on the characteristics of the warrants being exercised, and the holding period of the warrant shares being issued may be tacked on to the holding period of the warrants in accordance with Section 3(a)(9).

The Company would not receive any proceeds from the exercise of warrants issued to the holder in such a cashless exercise, causing dilution to existing stockholders with no corresponding influx of capital. This may affect our ability to raise additional equity capital.

Our Common Stock may be thinly traded and our stockholders may be unable to sell at or near ask prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

Our common stock may be “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our Common Stock may not develop or be sustained.

The market price for our Common Stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	changes in the economic performance or market valuations of other microcredit companies;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Provisions in our By-laws and Delaware laws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Provisions of our by-laws and Delaware laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

●	the inability of stockholders to act by written consent or to call special meetings;

●	the ability of our board of directors to make, alter or repeal our by-laws; and

●	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification of our directors, officers and employees under Delaware law may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Delaware. We may also provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market, our common stock could be delisted from trading, which would decrease the liquidity of our common stock and our ability to raise additional capital.

Our common stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain our listing on the Nasdaq Capital Market.

Although we have cured the bid price deficiency, there can be no assurance that the Company will be able to continue to meet the applicable Nasdaq listing requirements. Any potential delisting of our common stock from the Nasdaq Capital Market would make it more difficult for our stockholders to sell our stock in the public market and would likely result in decreased liquidity and increased volatility for our common stock.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our Common Stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for fiscal 2014, the first fiscal year beginning after our initial public offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by White Lion (the selling stockholder identified in this prospectus). However, we will receive proceeds from our initial sale of shares to White Lion, pursuant to the Purchase Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the White Lion Agreements. White Lion may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors. We have not paid any cash dividends since inception on our common stock and do not anticipate paying any in the foreseeable future. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our Ordinary Shares immediately after this offering.

Our net tangible book value before this offering was approximately $ 57.67 million or $ 0.5800 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets and goodwill. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale of the 14,446,532 shares of common stock at an assumed offering price of $0.74 per share, which is 90% of $0.82 the last reported sale price of our common stock on The Nasdaq Capital Market on September 10, 2021, our adjusted net tangible book value before this offering would have been approximately $ 68.27 million, or $0.5995 per share of common stock. This represents an immediate increase in net tangible book value of $ 0.0195 per share to our existing securityholders and an immediate decrease in net tangible book value of $ 0.1405 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share	$0.74
Historical Net tangible book value per share	$0.5800
Increase in net tangible book value per Ordinary Shares to existing investors	$0.0195
As adjusted net tangible book value per share	$0.5995
Net dilution per share to White Lion Capital	$0.1405

The above discussion and table are based on (i) 99,424,047 shares of common stock before this offering, and excludes, as of such date, 273,370 shares of common stock issuable upon exercise of the warrants outstanding; and (ii) 113,870,579 shares of common stock including 99,424,047 issued and outstanding as of September 13, 2021 and assuming all of 14,446,532 shares of common stock are sold to White Lion Capital.

To the extent that any of our outstanding warrants are exercised, we grant options or awards under any equity incentive plan or issue additional warrants, or we issue additional Ordinary Shares in the future, there may be further dilution.

OUR BUSINESS

Our Company

TD Holdings, Inc. (formerly known as Bat Group, Inc.) currently engages in commodity trading business (the “Commodities Trading Business”) and supply chain service business (the “Supply Chain Service Business”) in China. We are a holding company incorporated in Delaware. As a holding company with no material operations, our operations were conducted in China by our subsidiaries, in which we hold equity interest. We do not control our subsidiaries in China through contractual arrangements with a variable interest entity (“VIE”), while we directly have equity interest in our subsidiaries in China. The Commodities Trading Business primarily involves purchasing non-ferrous metal product from metal and mineral suppliers and then selling to customers. The Supply Chain Service Business primarily has served as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading.

TD Holdings, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011. HC High Summit Holding Limited (“HC High BVI”), a company incorporated under the laws of the British Virgin Islands (“BVI”) on May 22, 2018, is wholly owned by the Company. On April 2, 2020, HC High BVI established TD Internet of Things Technology Co., Ltd. (“Tongdow Block Chain”), a holding company incorporated in accordance with the laws and regulations of Hong Kong. Tongdow Block Chain is wholly owned by HC High BVI. On April 2, 2020 and July 16, 2020, Tongdow Block Chain established Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”) and Tongdow (Hainan) Data Technology Co., Ltd. (“Tondow Hainan”), respectively, as its wholly owned subsidiaries. Both Shanghai Jianchi and Tongdow Hainan are holding companies incorporated in accordance with the laws and regulations of People’s Republic of China (“PRC”).

The following diagram illustrates our corporate structure as of the date of this prospectus.

We are subject to certain legal and operational risks associated with our subsidiaries’ operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our subsidiaries’ operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.

We may subject to sanctions imposed by PRC government if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure”, “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Relating to This Offering and Our Common Stock” for more information.

Our Business

Commodities Trading Business

The Commodity Trading Business primarily involves purchasing non-ferrous metal product, such as aluminium ingots, copper, silver, and gold, from metal and mineral suppliers and then selling to customers. In connection with the Company’s commodity sales, in order to help customers to obtain sufficient funds to purchase various metal products and also help metal and mineral suppliers to sell their metal products, the Company launched its Supply Chain Service Business in December 2019. The Company primarily generates revenues from bulk non-ferrous commodity products, and from providing related supply chain management services in the PRC.

In order to diversify the Company’s business, the Company has operated the Commodities Trading Business through Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”) since November 2019. On November 22, 2019, Hao Limo Technology (Beijing) Co., Ltd. (“Hao Limo”), our indirectly wholly owned subsidiary, entered into a series of agreements with Huamucheng and the shareholders of Huamucheng pursuant to which we obtained control of Huamucheng (the “VIE Agreement”). On June 25, 2020, Hao Limo and Huamucheng entered into certain VIE termination agreement to terminate the Huamucheng VIE Agreement. As such, Hao Limo no longer has the control rights and rights to the assets, property and revenue of Huamucheng. At the same time, Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”), our wholly-owned subsidiary incorporated in China, acquired 100% equity interest of Huamucheng from the Huamucheng shareholders for nominal consideration.

Through Huamucheng’s business, we source bulk commodity products from non-ferrous metal and mines or its designated distributors and then sells to manufactures who need these metals in large quantity. We also work with suppliers in the sourcing of commodities.

For the fiscal year ended December 31, 2020, the Company generated revenue of $24.5 million from its commodities trading business and $3.9 million from its supply chain management services.

Industry Overview

Bulk commodities trading refers to the trading of materials used in industrial and agricultural production that are continuously purchased in bulk, and are unable to be purchased from the retail sector. Commodities belong at the upstream stage of production processes of various industrial chains, and the supply and demand conditions of commodities can cause price fluctuations and affect the development of these industrial chains.

Commodities can be divided into four categories, metals, energy, livestock and meat, and agricultural. Metal commodities include gold, silver, platinum, and copper. Energy commodities include crude oil, heating oil, natural gas, and gasoline. Livestock and meat include lean hogs, pork bellies, live cattle, and feeder cattle. Agricultural commodities include corn, soybeans, wheat rice, cocoa, coffee, cotton, and sugar.

In recent years, although the growth rate of China’s non-ferrous metal industry has slowed down, the aggregate revenue was more than RMB5.56 trillion yuan. From 2017 to 2020, as the national economic operations stabilized, the GDP growth rate slowed down to approximately 6%, and slowed down further to 2.3% in 2020 due to the COVID-19 pandemic. However at the same time, China’s non-ferrous metal industry revenue has increased from RMB4.93 trillion yuan in 2017 to RMB5.56 trillion yuan in 2020. Calculating the size of China’s non-ferrous metal industry market based on its industry revenue shows that it is a multi-trillion dollar industry.

Operation of Commodity Trading Business

The Company’s commodities trading operations via Huamucheng is focused on non-ferrous metal commodities such as aluminium, copper, silver, and gold. We strive to become an emerging platform in the non-ferrous metal e-commerce industry by offering all participants in the non-ferrous metal e-commerce industry a seamless, one-stop transaction experience.

In connection with the Company’s entry into the commodities trading industry, we hired Mr. Menglin Li to serve as the Client Relationship Manager in the Company’s Marketing Department. Mr. Li has more than 20 years of commodity trading industry experience and has a wide pool of customer relationship resources in the industry. He is primarily responsible for managing the Company’s interaction with current and potential customers, specifically focusing on customer retention and driving sales growth.

We have also hired Mr. Shican Huang to serve as the Product Manager in the Company’s Product Department. Mr. Huang has more than 10 years of industry experience and is mainly responsible for the forecasting and analysis of commodity prices, specifically focusing on making forecasts of commodity price trends.

Business Model

We source bulk commodity from non-ferrous metal mines or its designated distributors and sell to manufactures who need these metals in large quantities. We work with many suppliers in the sourcing of commodities. Suppliers we source from include various metal and mineral suppliers such as Kunsteel Group, Baosteel Group, Aluminum Corporate of China Limited, Yunnan Benyuan, Yunnan Tin, and Shanghai Copper. Potential customers include large infrastructure companies such as China National Electricity, Datang Power, China Aluminum Foshan International Trade, Tooke Investment (China), CSSC International Trade Co., Ltd., Shenye Group, and Keliyuan.

The Company has entered into a Warehousing Agreement with Foshan Nanchu to designate it as the Company’s warehouse. The Company’s criteria for choosing its warehouse is based primarily on the convenience of its location for transportation, which is highly conducive to the transportation of non-ferrous metal commodities, and secondarily based on its storage price.

Our inventory management procedure involves (1) an Application for Storage, (2) Storage of the Commodities, (3) an Application for Shipment, and (4) Shipment of Commodities, which are further described below.

1)	Application for Storage

◌	The suppliers apply for storage with the Company’s leased warehouse center upon the sale of commodities to the Company. The application requires information including the commodities’ production company, brand, specifications, weight, quantity, and storage time.

2)	Storage of the Commodities

◌	Upon the arrival of the commodities at the warehouse, the warehouse checks and accepts the commodities according to the delivery instructions provided by the transportation company, ensuring that the delivery instructions, storage application, and the delivered commodities are all consistent.

◌	Upon acceptance, the warehouse scans and places the commodities into sorted storage. The warehouse then issues a certificate of inspection, which includes information such as the brand name, specifications, weight, quantity, packaging information, arrival time, storage location and other information of the received commodities. The certificate of inspection is then signed and stamped by the delivery driver, the warehouse manager, and the warehouse. Four copies of the certificate of inspection are made, two of which are provided to the transportation company and the supplier.

3)	Application for Shipment

◌	The customers apply for shipment with the warehouse upon the purchase of Commodities from the Company. The application requires information including the production company, brand, specifications, weight, quantity, delivery time, and storage location number.

◌	The customers also fill in a delivery entrustment letter, including the name of the delivery company, the name of the delivery person, his or her ID number, the delivery vehicle’s license plate number, the time, quantity, and information regarding the warehouse for delivery.

4)	Shipment of Commodities

◌	The warehouse prepares the commodities in advance according to the pick-up time and the Application for Shipment.

◌	Upon arrival of the pick-up driver at the warehouse, the Company reviews the identity of the pick-up driver according to the delivery entrustment letter.

◌	Upon completing the loading of the commodities for shipment, the warehouse issues a certificate of sale, which includes information such as the brand name, specifications, weight, quantity, delivery time, and storage location number. The pick-up driver, warehouse manager, and the warehouse signs and stamps the certificate of sale. Four copies of the certificate of sale are made, two of which are provided to the transportation company and the customer.

We use a prepaid unified purchase and distribution model (“Prepaid Model”) in our business, which is further detailed below.

Under the Prepaid Model, we make advance prepayments between 1 – 3 months in advance when purchasing from the Company’s suppliers. The process involves first obtaining purchase orders from one or more downstream purchasers and entering into sales agreements with such purchasers. After the Company receives the down payment from the downstream purchasers, it aggregates the total amount of commodities required to fulfill the orders and enters into purchase agreements with suppliers to fulfill its purchase orders. Once the suppliers have received the prepayment from the Company, they produce and deliver the commodities to the Company’s designated warehouse on the purchase agreement. Upon receipt of the commodities in the designated warehouse, the Company is notified by the warehouse and obtains the full payment from the downstream purchasers. After the Company pays its remaining balance to the suppliers, it issues delivery instructions to the designated warehouse on the sales agreement and has the commodities delivered to the downstream purchasers.

Through the Prepaid Model, which is further illustrated below, the Company maintains a stable distribution volume and thereby generates profit margins via purchase discounts from suppliers and mark-up pricing to customers.

Warehousing Arrangement

Huamucheng has certain warehousing agreement with Foshan Nanchu Storage Management Co., Ltd. (“Foshan Nanchu”) pursuant to which Huamucheng designated Foshan Nanchu as its warehouse for the storage of its commodities.

Pursuant to the Warehousing Agreement, Huamucheng and Foshan Nanchu agreed to various customary representations, warranties and covenants, including, among other things, (1) details regarding the procedures for the storage and retrieval of the commodities, (2) storage and penalty fees, and (3) negotiation and litigation in the event of any breach of contract.

Suppliers

We source the non-ferrous metal from various sources including but not limited to smelters, non-ferrous metal wholesalers and metal traders. For the year ended December 31, 2020, the Company purchased non-ferrous metal products from six third party suppliers and three related party suppliers.

Customers

We sell to various business in need of large quantity of non-ferrous metal including home appliance manufacturing enterprises, cable manufacturing enterprises and wire manufacturing enterprises. For the year ended December 31, 2020, the Company sold non-ferrous metals to nine customers. For the year ended December 31, 2019, the Company sold non-ferrous metals to one third-party customers.

Supply Chain Management Services

Commodity Distribution Services

We offer a distribution service to bulk suppliers of precious metals by acting as a sales intermediary, procuring small to medium-sized buyers through our own professional sales team and channels and distributing to them the bulk precious metals of the suppliers. Upon the execution of a purchase order from our sourced buyers, we charge the suppliers with a commission fee ranging from 1% to 1.5% of the distribution order, depending on the size of the order. For the year ended December 31, 2020, the Company earned commodity distribution commission fees of $$1,631,318 and $2,140,840 from facilitating such sales transactions with seven third party customers and three related party customers, respectively. For the year ended December 31, 2019, the Company earned commodity distribution commission fees of $238,963 from facilitating such sales transactions with two third party customers.

Loan Recommendation and Referral Services

We offer to our customers who require additional funding for the purchase of precious metals recommendations and referrals to third-party licensed financial institutions and small credit providers while assuming no credit risks ourselves. When our recommendation and referrals are accepted and our customers proceed with the loan, we charge our customers between 2% to 5% of the loan principal as our referral fee. For the year ended December 31, 2019, the Company generated revenue of $323,623 from its loan recommendation services. For the year ended December 31, 2020, the Company did not provide such services.

Marketing

Currently we market both our supply chain business and commodities trading services through our own sales personnel and online promotion. We have registered WeChat and Weibo public accounts as well as an account on Tongdao.com to promote our services. We started to introduce our services via major search engines such as Zhida and Baidu. We are actively engaged on social media platforms such as Baidu Tieba, Tik Tok, Weibo, WeChat, and Zhihu. We plan to launch wider and deeper social media marketing in the near future as well as participate in more industry-related forums to increase the market exposure of our businesses and thereby increasing our popularity and establishing brand loyalty.

Seasonality

We do not experience substantial seasonal fluctuations in our revenues and results of operations.

Business Strategy

Commodities Trading Business

Our current business strategy is to expand the varieties of commodities that we trade in, including ore, crude oil and coal in addition to our current focus on non-ferrous metals. In 2021, the Company plans on further expanding the commodities trading business into Southeast Asia while continuing to maintain and grow its current domestic customers. We also plan on further expanding our trade market consultations and supply chain financing services for our bulk trading customers.

Competition

Commodities Trading Business

The Company competes against other large domestic commodity trade service providers such as Xiamen International Trade and Yijian Shares. Currently, the principal competitive factors in the non-ferrous metals commodities trading business are price, product availability, quantity, service, and financing terms for purchases and sales of commodities. In addition, we also believe that that our customers will choose among service providers on the basis of industry and service leadership.

Competitive Strengths

Commodities Trading Business

●	Our newly hired management team has accumulated substantial industry expertise through decades of experience in the commodities trading industry.

●	Our ability to acquire customers through advertising on the promotion channels of major search engines and social media, such as Baidu, 58, Wechat, and Weibo, using search engine optimization and search engine marketing to analyze the effectiveness and efficiency of different promotion channels. We also promote our services on the Tongdao E-commerce Network, a leading e-commerce platform for non-ferrous metals bulk commodities, which provides services including non-ferrous metal price quotes, spot trading and bulk purchasing.

●	We have strong risk control measures. Through the establishment of a series of safeguard measures, we can ensure the safety of our commodities trading, reducing risk factors such as cargo damage, customer default, logistics distribution and supply chain services in the process of commodity trading.

●	Our customers’ privacy and security are guaranteed. This information is encrypted and can only be accessed by authorized employees for predetermined periods of time.

●	Our commodity price system is transparent. Although commodity prices fluctuate every day, we are able to timely inform our customers of accurate prices to guide their transactions.

●	Our customer service quality is very high and we are constantly upgrading our customer service system. We have a professional commodities consulting service, supply chain service and a comprehensive customer satisfaction evaluation mechanism.

Corporate Information

TD Holdings, Inc. is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011.

Our principal executive offices are located at 25th Floor, Block C, Tairan Building, No. 31 Tairan 8th Road, Futian District, Shenzhen, Guangdong, China 518000. Our telephone number is +86 (0755) 88898711. Our Nasdaq symbol is GLG, and we make our SEC filings available on the Investor Relations page of our website, http://ir.imbatcar.com/. Information contained on our website is not part of this prospectus.

Recent Developments

Private Placements in August 2021

Common Stock Private Placement

On August 26, 2021, the Company entered into a certain securities purchase agreement with Ms. Renmei Ouyang, the Chief Executive Officer and Chairwoman of the Company, Mr. Shuxiang Zhang, an affiliate of the Company, and certain other purchasers whom are “non-U.S. Persons” as defined in Regulation S of the Securities Act, pursuant to which the Company agreed to sell an aggregate of 16,000,000 shares of its common stock, at a per share purchase price of $1.00. The gross proceeds to the Company from the common stock offering will be $16,000,000. Since Ms. Ouyang and Mr. Zhang are affiliates of the Company, the common stock offering has been approved by the Audit Committee of the Board of Directors of the Company as well as the Board of Directors of the Company.

Unit Private Placement

On August 26, 2021, the Company entered into a certain securities purchase agreement with certain purchasers whom are “non-U.S. Persons” as defined in Regulation S of the Securities Act, pursuant to which the Company agreed to sell an aggregate of 19,000,000 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock with an initial exercise price of $1.15 at a price of $1.15 per unit, for an aggregate purchase price of approximately $21.85 million.

The warrants are exercisable immediately upon the date of issuance at an initial exercise price of $1.15 for cash. The warrants may also be exercised cashlessly if at any time after the three-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the warrants shares. The warrants shall expire five years from its date of issuance. The warrants are subject to customary anti-dilution provisions reflecting stock dividends and splits or other similar transactions.

Compliance with Nasdaq Listing Rule

On June 29, 2021, the Company received a written notification from the Nasdaq Stock Market Listing Qualifications Staff, indicating that the Company has regained compliance with the periodic filing requirement for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5250(c)(1), based on the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended March 31, 2021.

Amendments to Articles of Incorporation or Bylaws

On April 20, 2021, the Company effected a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of Delaware to increase the number of authorized shares of its common stock, par value $0.001 per share, from 100,000,000 shares to 600,000,000 shares and the number of authorized shares of its preferred stock, par value $0.001 per share, from 10,000,000 shares to 50,000,000 shares. The amendment was approved by the Company’s Board of Directors on March 9, 2021, and by shareholders holding a majority of the Company’s issued and outstanding capital stock on March 10, 2021. The Amendment does not affect the rights of the Company’s shareholders.

Purchase Agreement with Streeterville Capital, LLC

On January 6, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Streeterville Capital, LLC, a Utah limited liability company, pursuant to which the Company issued Streeterville Capital, LLC an unsecured promissory note on January 6, 2021 in the original principal amount of $1,670,000, convertible into shares of common stock, $0.001 par value per share, of the Company, for $1,500,000 in gross proceeds. The transaction contemplated in the Purchase Agreement was consummated on January 7, 2021.

On March 4, 2021, the Company entered into another securities purchase agreement with Streeterville Capital, LLC pursuant to which the Company issued the Investor an unsecured promissory note on March 4, 2021 in the original principal amount of $3,320,000, convertible into shares of common stock, $0.001 par value per share, of the Company, for $3,000,000 in gross proceeds.

January 2021 Private Placement

On January 7, 2021, the Company entered into certain securities purchase agreement with Ms. Renmei Ouyang, the Chief Executive Officer and Chairwoman of the Company, and Mr. Shuxiang Zhang, both of whom are “non-U.S. Persons” (the “Investors”) as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of its common stock, par value $0.001 per share, at a per share purchase price of $1.63, which is the closing price of the Common Stock on the date immediate prior to the date of the securities purchase agreement. The gross proceeds from such offering wase $24,450,000. Since Ms. Ouyang and Mr. Zhang are affiliates of the Company, the Offering was approved by the Audit Committee of the Board of Directors of the Company, which solely consistent of independent directors, as well as the Board of Directors of the Company.

The net proceeds of the Offering shall be used by the Company in connection with the Company’s general corporate purposes, working capital, or other related business as approved by the board of directors of the Company. On February 4, 2021, the transaction contemplated by the securities purchase agreement closed.

Purchase Agreement with White Lion Capital, LLC

On January 19, 2021, the Company entered into the Purchase Agreement with White Lion which provides that, upon the terms and subject to the conditions and limitations set forth therein, the Investor is committed to purchase up to 15,700,000 shares of the Company common stock, par value $0.001 per share, with an aggregate of forty million dollars ($40,000,000) from time to time during a certain commitment period as defined in the Purchase Agreement, at a purchase price of 90% of the lowest daily volume-weighted average price of the Company’s Common Stock during a valuation period of three business days prior to the closing of each Purchase Notice received by the Investor.

Univest Securities, LLC (“Univest”) acts as placement agent for the placement of Purchase Notice Shares to be offered by the Company during the Commitment Period to the Investor under a Placement Agency Agreement (the “Placement Agency Agreement”), dated January 6, 2021. Pursuant to the terms of the Placement Agency Agreement, the placement agent agreed to use its reasonable best efforts to arrange the sale of the Company’s Purchase Notice Shares. The Company has agreed to issue 75,000 shares of Common Stock to the Investor in consideration for entering into the Purchase Agreement and 25,000 shares of Common Stock to Univest Securities, LLC as initial consideration for the placement and sale of our Common Stock.

On September 13, 2021, the Company entered into a Settlement Agreement with White Lion which provides that the Company shall register a new registration statement for the resale of shares of common stock under the Purchase Agreement. The commitment period under the Purchase Agreement was revised to the earlier of (i) the date on which White Lion shall have purchased Purchase Notice Shares pursuant to the Purchase Agreement equal to the Commitment Amount, (ii) December 31, 2022, (iii) the date on which White Lion shall have purchased 15,700,000 Purchase Notice Shares, or (iv) written notice of termination by us to White Lion upon a material breach of the Purchase Agreement by White Lion.

Waiver and Warrant Exercise Agreements with Holders

On April 15, 2019, the Company issued to certain institutional investors (the “Holders”), certain warrants in a private placement, of which 100,000 warrants to purchase 100,000 shares of common stock, par value $0.0001 per share, at an exercise price of $1.32 per share, were outstanding as of March 9, 2021 (the “May Warrants”). In addition, on March 23, 2019, the Company issued to the same Holders certain warrants in another private placement, of which 1,530,000 warrants to purchase 1,530,000 shares of Common Stock at an exercise price of $2.20 per share were outstanding as of March 9, 2021 (the “April Warrants”, collectively with May Warrants, the “Original Warrants”).

On March 10, 2021, the Company entered into certain waiver and warrant exercise agreements (the “Exercise Agreement”) with each of the Holders. Pursuant to the Exercise Agreement, in order to induce the Holders to exercise all of the outstanding Original Warrants cashlessly, pursuant to the terms of and subject to beneficial ownership limitations contained in the Original Warrants, the Company agreed to waive the Holders’ obligation to pay such portion of the exercise price of each of the May Warrants in excess of $0.95 per share and each of the April Warrants in excess of $1.17 per share, immediately prior to the time of exercise of such Original Warrants. Upon the exercise of all the Original Warrants, the Company issued a total of 808,891 shares of Common Shares to the Holders.

Non-Reliance on Previously Issued Financial Statements and Independent Investigation

On March 26, 2021, the Audit Committee of the Board of Directors of the Company, after discussion with the Company’s management, concluded that the Company’s previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020, originally filed on June 26, 2020, August 14, 2020, and November 13, 2020, respectively, should no longer be relied upon. Similarly, related press releases, earnings releases, and investor communications describing the Company’s financial statements for the Non-Reliance Periods should no longer be relied upon.

On March 26, 2021, the Audit Committee retained an accounting consultancy firm, to conduct an independent investigation into the reasons of the non-reliance. The accounting consultancy firm delivered a final investigation report to the Audit Committee on April 16, 2021. The investigation team found that (i) it is reasonable for the Company’s commodity trading business to be operating at a gross loss of around 1% after taxes, especially considering the nature of the Chinese commodity market; (ii) the Company did not comply with the Chinese VAT during 2020, but the transactions at issue did indeed appear to flow through company bank accounts and are supported by proper corporate and bank documentation although it remains to be determined whether those revenues satisfy the requirements of ASC 660 and can be recognized; (iii) the Company is acting as a principal in its commodity trading business for the purpose of revenue recognition under ASC 606: and (iv) the Company failed to timely identify certain related party transactions.

As of the date of this prospectus, the Company is in the process of conducting a comprehensive review of the issues identified by the investigation team and intends to take all remedial measures recommended by the Audit Committee within its resources to cure the material weaknesses in its internal and disclosure control procedures.

Matters relating to or arising from the Audit Committee investigation and the associated material weaknesses identified in our internal control over financial reporting, including adverse publicity, have caused us to incur significant legal, accounting and other professional fees and other costs, have exposed us to greater risks associated with other civil litigation, regulatory proceedings and government enforcement actions, have diverted resources and attention that would otherwise be directed toward our operations and implementation of our business strategy and may have impacted our ability to attract and retain customers, employees and vendors.

Intellectual Property

Our intellectual property includes domain names ir.tdglg.com and tdglg.com.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, although there were no litigations initiated against us in 2020 by third parties alleging infringement of their proprietary rights or declaring non-infringement of our intellectual property rights, we cannot guarantee that such litigation will not be initiated in the future. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

Employees

As of the date of this report, we have 25 employees for our commodities trading business, all of whom are full time. We have employment contracts with all of our employees in China and in U.S. in accordance with relevant PRC laws and U.S. laws. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We have made employee benefit contributions in accordance with relevant Chinese regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and birth insurance. The Company recorded the contribution in the general administration expenses when incurred.

Government Regulation

Applicable Government Regulations

Our operations are subject to extensive and complex state, provincial and local laws, rules and regulations including but not limited to:

●	PRC Company Law and its implementation rules;

●	Wholly Foreign-Owned Enterprise Law and its implementation rules;

●	Special Administrative Measures (Negative List) for the Access of Foreign Investment;

●	Road Traffic Safety Law;

●	Road Transportation Regulation;

●	Notice on Promoting the Healthy Development of Car Rental Industry.

We are supervised by many provincial and local government authorities, including the Beijing Administration of Industry and Commerce.

Summaries of Certain Applicable Key PRC Laws

Foreign Trade Law of the People’s Republic of China

The “Foreign Trade Law of the People’s Republic of China” was revised and adopted at the 8th meeting of the Standing Committee of the Tenth National People’s Congress of the People’s Republic of China on April 6, 2004. The revised “Foreign Trade Law of the People’s Republic of China” became effective from July 1, 2004.

The term “foreign trade” in the Foreign Trade Law of the People’s Republic of China refers to the import and export of goods, technology import and export, and international service trade, and the law specifies the principles of foreign trade and the reasons why the country can restrict or prohibit the import and export of related goods and technologies, intellectual property protection, service trade, monopoly in foreign business activities and other relevant provisions.

Summaries of Certain Key PRC Laws

Regulations on registration of branch companies

According to the PRC Company Law amended and took effect on October 26, 2018 and the Administration Regulations of Company Registration amended and took effect on February 26, 2016, a company may establish branch companies, which are entities without the status of a legal person and conduct business outside the domicile of the company. Branch companies must be registered at the competent government agency and obtain a business license. The amended Administration Regulations of Company Registration sets forth the detailed formalities on the registration of branch companies.

Our PRC subsidiaries have registered one branch in Shanghai and have obtained a business licenses for it as of the date of this report.

Regulations on employment contracts

The Labor Contract Law of the PRC was promulgated on June 29, 2007, as amended on December 28, 2012 and effective on July 1, 2013. On September 18, 2008, the PRC State Council issued the PRC Labor Contract Law Implementing Rules, which became effective as of the date of issuance. The Labor Contract Law and its Implementing Rules govern the establishment of employment relationships between employers and employees, and the conclusion, performance, termination of, and the amendment to employment contracts. To establish an employment relationship, a written employment contract must be signed. In the event that no written employment contract was signed at the time of establishment of an employment relationship, a written employment contract must be signed within one month after the date on which the employer starts to use the employee’s services. An employer may terminate the labor agreement of an employee under certain specified circumstances and in some cases, such termination can only be done after fulfillment of certain procedural requirements, such as 30 days’ prior notice or upon payment of one month’s salary in lieu of such notice. In certain cases, the terminated employee is entitled to receive a severance payment equal to the average monthly salary during the 12-month period immediately preceding to the termination (inclusive of all monetary income such as base salary, bonus, allowances, etc.), for each year of service up to the date of termination. If an employer terminate an labor contract in any circumstance other than those specified under the Labor Contract Law and its implementing rules, including termination without cause, the employer must either reinstate and continue to perform the employee’s employment contract or pay the employee damages calculated at twice the rate for calculating the severance payment, subject to the employee’s own request. In the case that the employee requests for damages, the employer is not required to pay other severance or the remainder of the amount owed under the employment contract unless the employment contract has otherwise provided for.

In addition, according to the Labor Contract Law and its implementing rules, in order to enforce the non-compete provision with the employees after the termination or ending of employment relationship, the employer shall compensate the employees on a monthly basis during the non-competition period after such termination or ending of employment.

On January 24, 2014 the Ministry of Human Resources and Social Security promulgated Interim Provisions on Labor Dispatching, or Circular 22, effective from March 1, 2014, which provides that an employer shall strictly control the number of employees under labor dispatching arrangements and dispatched employees can only be used in temporary, ancillary and replaceable positions. The number of dispatched workers used by an employer shall be reduced to no more than 10% of the total number of its employees within two years after March 1, 2014. If the employer fails to reduce the number of dispatched employees as required by Circular 22 and could not correct its practice after receiving warnings from government authority, the employer may be subject to a fine ranging from RMB1,000 to RMB5,000 per dispatched employee.

Regulation on PRC business tax and VAT

Prior to January 1, 2012, pursuant to the Provisional Regulation of China on Business Tax and its Implementing Rules, an entity or individual rendering services in China was generally subject to a business tax at the rate of 5% on revenues generated from the provision of such services. Since January 1, 2012, the MOF and the SAT have started to implement the VAT Pilot Program, which imposes VAT in lieu of business tax for certain industries in Shanghai. Since August 1, 2012, the VAT Pilot Program has been expanded to and implemented in other regions, including Beijing, Tianjin, Jiangsu, Zhejiang, Anhui, Fujian, Hubei, Guangdong. On May 24, 2013, the MOF and the SAT jointly issued Notice 37, which expanded the VAT Pilot Program nationwide starting on August 1, 2013. On December 12, 2013, the MOF and the SAT jointly issued Notice 106, effective on January 1, 2014, which replaced Notice 37 and improved some tax policies in the VAT Pilot Program. From May 1, 2016, the VAT were expanded to all business tax taxpayers and until November 19, 2017, the State Council promulgated Decision of the State Council on Abolishing the Provisional Regulations on Business Tax of the People’s Republic of China and Amending the Provisional Regulations on Value-Added Tax of the People’s Republic of China. As a result of the VAT, an entity or individual rendering services in China is subject to VAT at the rate of 17%, 11% or 6%, as applicable. We are small-scale taxpayer and shall apply to a VAT rate of 3% unless otherwise specified by the State Council.

Regulations on PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and amended the PRC Enterprise Income Tax Law on February 24, 2017. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

Torts law

The PRC Torts Law was promulgated by the NPC Standing Committee on December 26, 2009 and became effective on July 1, 2010. According to the Torts Law, in the case of car rental, where the driver is different from the owner of the vehicle, if the driver is held liable for a traffic accident, such liability will first be covered by the insurance company within the coverage of the compulsory traffic accident insurance of the vehicle. If the insurance coverage is not sufficient, the driver shall be responsible for the remaining compensation, and the vehicle owner shall not be liable for compensation unless the owner has fault in such accident.

Regulations on foreign currency exchange and dividend distribution

Foreign currency exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, which was most recently amended in August 2008. Under the PRC Foreign Exchange Administration Regulations, Renminbi is freely convertible for payments of current account items, such as distribution of dividends, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE. On the contrast, approval from or registration with appropriate government authorities is required where Renminbi is to convert into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular on Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular on Improving and Adjusting Foreign Exchange Policies, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular on Improving and Adjusting Foreign Exchange Policies, the opening of various foreign exchange accounts for designated purposes, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by foreign-invested enterprises to their foreign shareholders, no longer require approval or verification from SAFE, and the same entity may open multiple capital accounts in different provinces.

On May 10, 2013, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration Over Domestic Direct Investment by Foreign Investors and the Supporting Documents, which specifies that the administration by SAFE or its local branches over foreign direct investment in the PRC shall be conducted by way of registration. Institutions and individuals shall register with SAFE and/or its branches for their direct investment in China. Banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which became effective on June 1, 2015. Upon the implementation of Circular 13, the current foreign exchange procedures will be further simplified, foreign exchange registrations of direct investment will be handled by designated foreign exchange settlement banks instead of SAFE and its branches.

On March 30, 2015, SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises (“SAFE Circular 19”), which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the “conversion-at-will” regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises are still not allowed to extend intercompany loans to PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

On June 9, 2016, SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provide as loans to its non-affiliated entities.

On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to further Promote Foreign Exchange Control, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks must check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities must hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on dividend distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

●	Wholly Foreign-Owned Enterprise Law, as amended on September 3, 2016;

●	Wholly Foreign-Owned Enterprise Law Implementing Rules, as amended on February 19, 2014; and

●	Company Law of China, as amended on December 28, 2013.

Under these laws and regulations, wholly foreign-owned companies in China may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned companies are required to set aside no less than 10% of the after-tax profits, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. At the discretion of these wholly foreign-owned companies, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Employee Share Incentive Plans of Overseas Publicly-Listed Company

In February 2012, SAFE promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participation in Share Incentive Plan of Companies Listed Overseas, or the 2012 SAFE Notice. Under such notice and other relevant rules and regulations, PRC residents, including PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year, that participate in any share incentive plan of any overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a share incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plan on behalf of the participants. We and our executive officers and other employees who are PRC residents that have been granted share incentive awards will be subject to these regulations upon the completion of this offering. Failure by these individuals to complete their SAFE registrations may subject such individuals and us to fines and other legal sanctions.

The SAT has issued certain circulars concerning employee share incentive awards. Under these circulars, our employees working in China who exercise share incentive awards will be subject to PRC individual income tax. Our PRC subsidiary has the obligation to make filings related to employee share incentive awards with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share incentive awards. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Companies and its subsequent amendments, supplements or implementation rules, or SAFE Circular 75, issued on October 21, 2005, a PRC resident (whether a natural person or legal persons) shall register with the local branch of the SAFE before it establishes or controls an overseas SPV, with assets or equity interests in a PRC company, for the purpose of overseas equity financing. On July 4, 2014, SAFE issued the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles (“SPV”), or SAFE Circular 37, which has superseded SAFE Circular 75. According to SAFE Circular 37, the PRC domestic resident shall apply for SAFE registration for overseas investment before paying capital to SPV by using his, her or its legal assets whether overseas or domestic. The SPV is defined as “offshore enterprise directly established or indirectly controlled by the domestic residents (including domestic institutions and individuals) with their legally owned assets and equity of the domestic enterprise, or legally owned offshore assets or equity, for the purpose of off shore investment and financing”. In addition, in the event that the SPV undergoes changes of its basic information such as the individual shareholder, name, operation term, etc., or material events including increase or decrease by domestic individual shareholder in investment amount, equity transfer or swap, merge, spinoff, etc., the domestic resident shall timely complete the change of foreign exchange registration formality for offshore investment.

According to SAFE Circular 37, failure to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the registered or beneficial shareholders of the offshore holding company who are PRC residents do not complete their registration with the local SAFE branches, the PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiary. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions.

Regulations on cross-border direct investment in Renminbi

On October 12, 2011, MOFCOM issued the Notice of the Ministry of Commerce on Issues concerning Cross border Direct Investment in Renminbi which was abolished in 2013 and on December 3, 2013 the MOFCOM promulgated the Announcement on Issues relating to Cross-border Direct Investment in RMB, effective from January 1, 2014. Under this announcement, the “cross- border direct investment in RMB “shall refer to the direct investment activities conducted by foreign investors (including the investors from Hong Kong, Macau and Taiwan) in China with offshore RMB funds obtained legally, including, among other things, the establishment of new enterprises, increase of capital, shareholding or merger and acquisition of domestic enterprises. The cross-border direct investment in RMB by a foreign investor or reinvestment by its foreign-invested enterprise shall conform to the requirements of laws, regulations and relevant provisions on foreign investment and comply with the foreign investment industry policies of China and the provisions on security review of foreign investment mergers and acquisitions and anti-monopoly review. No foreign-invested enterprise is allowed to use the funds of cross-border direct investment in RMB for investment, directly or indirectly, in negotiable securities and financial derivatives in China (except for strategic investment in listed companies) or for entrusted loans. On October 13, 2011, the PBOC issued the Management Rules on the Settlement of Foreign Direct Invested Renminbi, which provide that foreign invested enterprises with RMB-dominated foreign direct investment must register with the PBOC or its local branch after obtaining the permit from MOFCOM and the business license.

Regulations on intellectual property rights

China has adopted comprehensive legislation governing intellectual property rights, including copyright, trademark, patents and domain names.

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law, which become effective in 2010, and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Patent. The Patent Law, which became effective in 2009, provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted must have novelty, creativity and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications.

Trademark. The Trademark Law, which became effective in 2014, and its implementation rules protect registered trademarks. The Trademark Office of the State Administration for Industry & Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.

Domain Name. The MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. Domain names are protected under the Administrative Measures on the Internet Domain Names, promulgated by the MIIT on August 16, 2017 and took effect on November 1, 2017. The measure has adopted a “first-to-file” principle with respect to the registration of domain names.

Property

Our principal executive offices are located at 25th Floor, Block C, Tairan Building, No. 31 Tairan 8th Road, Futian District, Shenzhen, Guangdong, PRC 518000, where we leased approximately 9,000 square feet of office space pursuant to a lease agreement, which lasts from September 1, 2020 to August 31, 2021 with an annual rent in the amount of RMB 600,000 (approximately US$86,400).

In addition, we also leased an office at 3302, Zhongzhou Building, Jintian Road, Futian District, Shenzhen, China, where we leased approximately 6,352.5 square feet of office space pursuant to a lease agreement, which lasts from January 1, 2020 to June 30, 2021 with a total rent in the amount of RMB2,995,680 (approximately US$429,920) for the year of 2020 and 2021. The lease was terminated in June 2020.

We do not own any real property or have any land use rights.

Legal Proceedings

The Company is involved in various legal actions arising in the ordinary course of its business.

a) 2015 Derivative Action

On February 3, 2015, a purported shareholder Kiran Kodali filed a putative shareholder derivative complaint against the Company, alleging that the Company and its former officers and directors violated their fiduciary duties, grossly mismanaged the Company and were unjustly enriched based upon the transfer that was the subject of the Internal Review and other grounds substantially similar to those asserted in the class action complaints.

On July 16, 2019, the Company received a copy of the final order and judgment that the Court entered on July 11, 2019, approving the settlement set forth in the stipulation. The Stipulation provides for dismissal of the Derivative Action as to the Company and the individual defendants, and the Company agrees to adopt or maintain certain corporate governance reforms for at least three years. The Stipulation also provides for attorneys’ fees and expenses to be paid by the Individual Defendants’ insurance carriers to plaintiffs’ counsel.

b) 2017 Arbitration with Sorghum

On December 21, 2017, the Company delivered notice (“Notice”) to Sorghum notifying Sorghum that certain recent actions of Sorghum constituted breaches of Sorghum’s covenants under the Exchange Agreement. Specifically, we believe that Sorghum is in breach of Section 6.9 (a and Section 6.11 (b of the Exchange Agreement which required Sorghum to use commercially reasonable efforts and to cooperate fully with the other parties to consummate the transactions contemplated by the Exchange Agreement and to make its directors, officers and employees available in connection with responding in a timely manner to SEC comments. According to the terms of the Exchange Agreement, the Company is entitled to terminate the Exchange Agreement if the breach is not cured within twenty (20 days after the Notice is provided to Sorghum.

On January 25, 2018, the Company filed an arbitration demand (“Arbitration Demand” with the American Arbitration Association (“AAA” against Sorghum in connection with Sorghum’s breach of the Exchange Agreement.

On July 30, 2018, Arbitrator entered a reasoned award, accepting the Company’s proposal for resolution, awarding the Company damages of $1,436,522 against Sorghum and denying Sorghum’s Counterclaim against the Company in its entirety with prejudice. Sorghum has sought to vacate the arbitration award by filing a petition to vacate the arbitration award in the Supreme Court for the State of New York, New York County. The Court heard the Company and Sorghum’s arguments on May 1, 2019, and entered an order vacating the arbitration award. The Company vigorously opposed and moved to confirm the arbitration award on May 6, 2019. On June 5, 2019, the Company filed a notice of appeal with the New York Supreme Court Appellate Division First Department. The appeal was scheduled to be mediated on November 20, 2019. On November 15, 2019, the Company withdrew its appeal filed June 5, 2019, upon the stipulation of the parties and accordingly, the arbitration award is deemed to be vacated.

c) 2018 Court Matter with Shanghai Nonobank Financial Information Service Co. Ltd.

On August 2, 2018, the Company became party to an action filed by Shanghai Nonobank Financial Information Service Co. Ltd. (“Plaintiff”) in the Supreme Court for the State of New York, New York County (“NY Supreme Court” (Index No. 653834/2018 (the “Action”). Plaintiff’s complaint seeks to recover approximately $3.5 million of Plaintiff’s funds that were allegedly required to be held in escrow in New York pursuant to an agreement by and between Plaintiff, Yang Jie and Yi Lin (the “Complaint”). Plaintiff has alleged that the funds were required to be held in escrow in a New York attorney trust account pending the alleged consummation of a merger between Plaintiff’s parent company and the Company. Plaintiff alleged two causes of action against the Company for fraud/fraudulent inducement and conversion. On August 30, 2018, the Company filed a motion to dismiss Plaintiff’s causes of action against the Company. The Court has scheduled oral arguments on the Company’s motion to dismiss for May 1, 2019.

On July 15, 2019, the Company received a copy of the decision and order the Court entered on July 12, 2019, granting the Company’s motion to dismiss the Complaint in its entirety as against the Company without prejudice, with costs and disbursements to the Company as taxed by the Clerk of the Court, and the Clerk is directed to enter judgment accordingly in favor of the Company.

d) 2020 Court Matter with Harrison Fund

On April 6, 2020, the Company filed a law suit against Harrison Fund, LLC (“Harrison Fund”) in the United States District Court for the Northern District of California (the “District Court”) (Case No. 3:20-cv-2307). The Company had invested $1,000,000 in Harrison Fund around May 2019. However, Harrison Fund had been reluctant to disclose related investment information to the Company and it was discovered that certain information presented on Harrison Fund’s brochure appeared to be problematic. The Company demanded a return of its investment from Harrison Fund. When the Company failed to obtain a response from Harrison Fund, it filed the complaint against Harrison Fund seeking to recover the $1,000,000 investment. On July 29, 2021, the Company stipulated with Harrison Fund and withdrew the case without prejudice.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

SELLING STOCKHOLDER

This prospectus relates to the resale of up to 14,446,532 shares of common stock, issuable to White Lion Capital, the selling stockholder, pursuant to a “Purchase Notice” under a Common Stock Purchase Agreement (the “Purchase Agreement”), dated January 19, 2021, that we entered into with White Lion, and a Settlement Agreement dated September 13, 2021, that we entered into with White Lion. The Purchase Agreement permits us to issue Purchase Notices to White Lion for up to forty million dollars ($40,000,000) in shares of our common stock through December 31, 2022 or until 15,700,000 shares of common stock have been sold subject of Purchase Notices. On January 20, 2021, we filed a prospectus supplement for the Purchase Notice Shares under the Purchase Agreement. During the period of January 20, 2021 to the date of this prospectus, we sold 1,253,468 shares of common stock under the registration statement on Form S-3 (File No. 333-239757).

The selling stockholder may offer and sell, from time to time, any or all of shares of our common stock to be sold to White Lion under the Purchase Agreement dated January 19, 2021.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of September 10, 2021  and the number of shares of our common stock being offered pursuant to this prospectus. We believe that the selling stockholder has sole voting and investment powers over its shares.

Because the selling stockholder may offer and sell all or only some portion of the 14,446,532 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholder upon termination of the offering are only estimates based on the assumption that the selling stockholder will sell all of its shares of our common stock being offered in the offering.

The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years.

To our knowledge, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

			Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares (1)
Name of Selling Stockholder	Shares Owned by the Selling Stockholders before the Offering (1)	Shares of Common Stock Being Offered	# of Shares (2)	% of Class (2)(3)
White Lion Capital, LLC (4)	0	14,446,532	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	We have assumed that the selling stockholder will sell all of the shares being offered in this offering.

(3)	Based on 99,484,047 shares of our common stock issued and outstanding as of September 13, 2021. Shares of our common stock being offered pursuant to this prospectus by the selling stockholder is counted as outstanding for computing the percentage of the selling stockholder.

(4)	Sam Yaffa exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by White Lion Capital, LLC. White Lion Capital LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus.

Results of Operations for the Quarter Ended June 30, 2021 and 2020

Revenue

For the three months ended June 30, 2021, we generate revenue from two sources, including (1) revenue from sales of commodity products, and (2) revenue from supply chain management services. Total revenue increased by $57,897,236 or 2981%, from $1,942,411 for the three months ended June 30, 2020 to $59,839,647 for the three months ended June 30, 2021, among which revenue from commodity trading and supply chain management accounted for 99.5% and 0.5% of our total revenue for the three months ended June 30, 2021. For the three months ended June 30, 2020, revenue from commodity trading and supply chain management accounted for 80.5% and 19.5% of our total revenue for the three months ended June 30, 2020.

The increase is mainly due to the prosperous bulk market all over the world. An obvious increase in commodity price and growing demand drive more frequent transactions occurred during the first half of 2021. Since 2021, the Company put more emphasis on its business in Hainan province which was able to obtain a competitive and supportive policy and generates more revenue from customers in the Hainan region. The Company made efforts to explore competitive – vendors in Hainan province to meet the demands of lower transportation cost and time cost, meanwhile our long term positive image in the commodity products industry enhanced our comprehensive competitive support from local trade associates.

(1)	Revenue from sales of commodity products

For the three months ended June 30, 2021 and 2020, the Company sold non-ferrous metals to two customers at fixed prices, and earned revenues when the product ownership was transferred to its customers. The Company earned revenues of $59,512,997 from sales of commodity products for the three months ended June 30, 2021, among which, $1,523,616 generated from  the related party, compared with $1,563,669 from sales of commodity products for the same period in 2020.

(2)	Revenue from supply chain management services

In connection with the Company’s commodity sales, in order to help customers to obtain sufficient funds to purchase various metal products and also help metal and mineral suppliers sell their metal products, the Company launched its supply chain management service business in December 2019, which primarily consisted of loan recommendation services and commodity distribution services. For the three months ended June 30, 2020, the Company provided commodity distribution services to customers.

Commodity distribution service fees

The Company utilizes its strong sales and marketing expertise and customer network to introduce customers to large metal and mineral suppliers, and facilitate the metal product sales between the suppliers and the customers. The Company merely acts as an agent in this type of transaction and earns a commission fee based on the percentage of volume of metal products that customers purchase. Commodity distribution service fees are recognized as revenue when the Company successfully facilitates the sales transactions between the suppliers and the customers.

For the three months ended June 30, 2021, the Company earned commodity distribution commission fees of $326,650 from eight third-party customers while $351,793 from two third-party customers and $26,949 from one related party customer for the same period in 2020.

Cost of revenue

Our cost of revenue primarily includes cost of revenue associated with commodity product sales and cost of revenue associated with management services of supply chain. Total cost of revenue increased by $57,888,550 or 3669% from $1,557,981 for the three months ended June 30, 2020 to $59,466,531 for the three months ended June 30, 2021, primarily due to an increase of $57,989,381 in cost of revenue associated with commodity product sales from the third party. The cost of revenue increased is in line with the growth of revenue.

Cost of revenue associated with commodity trading

Cost of revenue primarily consists of purchase costs of non-ferrous metal products. For the three months ended June 30, 2021, the Company purchased non-ferrous metal products of $57,932,603 from fifteen third party vendors and $1,531,336 from five related party vendors compared with $1,369,669 from one third party vendor and $200,679 from one related party vendor for the three months ended June 30, 2020.

Selling, general, and administrative expenses

Selling, general and administrative expenses increased from $439,128 for the three months ended June 30, 2020 to $ 2,054,354 for the three months ended June 30, 2021, representing an increase of $1,615,226 or 368%. Selling, general and administrative expenses primarily consisted of salary and employee benefits, office rental expense, amortizations of intangible assets and convertible notes, professional service fees and finance offering related fees. The increase was mainly attributable to 1) amortization of intangible assets of $1,011,933 and, 2) amortization of convertible notes of $122,500 for the three months ended June 30,2021 while no such issuance for the three months ended June 30, 2020.

Results of Operations for the Years Ended December 31, 2020 and 2019

Revenues

For the years ended December 31, 2020 and 2019, we generate revenue from the following two sources, including (1) revenue from sales of commodity products, and (2) revenue from supply chain management services. Total revenue increased by $27,605,788 from $663,013 for the year ended December 31, 2019 to $28,268,801 for the year ended December 31, 2020. The increase was mainly due to an increase of $24,396,216 in sales of commodity products and an increase of $3,209,572 in provision of supply chain management services.

The Company just commenced its commodity trading business in December 2019 and generated minimal revenues from sales of commodity products to one third party customer. For the year ended December 31, 2020, the Company expanded its customers to five third party customers and four related party customers, due to the high volume of commodity metal products ordered by customers, the Company generated $24,496,643 from the sales.

In the meantime, the Company’s expansion of customers in commodity trading business also brought an increase in commodity distribution services in the year ended December 31, 2020, which led to an increase of $3,209,572 in provision of supply chain management services.

For the year ended December 31, 2020, revenue from commodity trading and supply chain management accounted for 86.7% and 13.3%, respectively. For the year ended December 31, 2019, revenue from commodity trading and supply chain management accounted for 15.1% and 84.9%, respectively.

(1)	Revenue from sales of commodity products

For the year ended December 31, 2020, the Company sold non-ferrous metals to five third party customers and four related party customer at fixed prices, and earned revenues when the product ownership was transferred to its customers. The Company earned revenues of $8,252,866 and $16,243,777, respectively, from sales of commodity products to five third party customers and four related party customers.

For the year ended December 31, 2019, the Company sold non-ferrous metals to one third party customer at fixed prices, and earned revenues when the product ownership was transferred to its customers. The Company earned revenues of $100,427 the third party customer.

(2)	Revenue from supply chain management services

In connection with the Company’s commodity sales, in order to help customers to obtain sufficient funds to purchase various metal products and also help metal and mineral suppliers sell their metal products, the Company launched its supply chain management service business in December 2019, which primarily consisted of commodity distribution services.

Commodity distribution service fees

The Company utilizes its strong sales, marketing expertise and customer network to introduce customers to large metal and mineral suppliers, and facilitate the metal product sales between the suppliers and the customers. The Company merely acts as an agent in this type of transaction and earns a commission fee based on the percentage of volume of metal products that customers purchase. Commodity distribution service fees are recognized as revenue when the Company successfully facilitates the sales transactions between the suppliers and the customers.

For the year ended December 31, 2020, the Company earned commodity distribution commission fees of $1,631,318 and $2,140,840 from facilitating such sales transactions with seven third party customers and three related party customers, respectively. For the year ended December 31, 2019, the Company earned commodity distribution commission fees of $238,963 from facilitating such sales transactions with two third party customers.

Loan recommendation service fees

For the year ended December 31, 2019, the Company recommends customers who have financing need for metal product trading to various financial institutions and assist these customers to obtain loans from the financial institutions. The Company receives a referral fee from the customers if funding is secured. Such revenue is recognized at the point when referral services are performed and the related funds are drawdown by customer. The referral service fee is set at 2.5% of the amount of loans obtained by the customers from the financial institutions. The Company earned $323,623 from loan recommendation services from facilitation of loan volume of approximately $13.72 million (RMB 94.8 million) with two customers. For the year ended December 31, 2020, the Company did not provide such services.

Cost of revenue

Our cost of revenue primarily includes cost of commodity products and taxes and surcharges associated with sales of commodity products and management services of supply chain. Total cost of revenue increased by $24,051,060 from $589,411 for the year ended December 31, 2019 to $24,640,471 for the year ended December 31, 2020, primarily because we just launched commodity product trading business in December 2019.

Cost of revenue associated with commodity trading

Cost of revenue primarily consists of purchase costs of non-ferrous metal products and business taxes and surcharges. For the year ended December 31, 2020, the Company purchased non-ferrous metal products of $7,661,629 and $16,672,323, respectively, from six third party suppliers and three related party suppliers. The Company sold all metal products to customers and recorded cost of products aggregating $24,333,952.

For the year ended December 31, 2019, the Company purchased aluminum ingots of $100,180 from Qianhai Baiyu, a related party before March 31, 2020 under control of the legal representative of Huamucheng. The Company sold all alumimum ingots to customers and recorded cost of revenues of $100,180.

Selling, general, and administrative expenses

Selling, general and administrative expenses increased from $2,334,315 for the year ended December 31, 2019 to $3,035,598 for the year ended December 31, 2020, representing an increase of $701,283, or 30%. Selling, general and administrative expenses primarily consisted of salary and employee benefits, office rental expense, business tax and surcharge, professional service fees, office supplies. The increase was mainly attributable to an increase of $891,758 in salary and employee benefits because the Company appointed three new senior management in the year ended December 31, 2020 with an aggregation of compensation of $950,000, an increase of $514,618 in amortization of intangible assets acquired in business combination in October 2020, against a decrease of $937,581 in professional consulting services fees. The decrease in professional consulting services was mainly attributable to a decrease of stock-based compensation expenses of $884,208, because we issued 502,391 restricted shares as compensation expenses to certain service providers for the year ended December 31, 2019, while no such issuance for the year ended December 31, 2020.

Net loss from discontinued operations

During the year ended December 31, 2020, the net loss from discontinued operations was comprised of a net loss of $545,620 from discontinued operations of used luxurious car leasing business and a loss of $3,005,638 from disposal of the discontinued operations of used luxurious car leasing business.

During the year ended December 31, 2019, the net loss from discontinued operations was comprised of a net loss of $1,722,158 from discontinued operations of used luxurious car leasing business.

Net loss

As a result of the foregoing, net loss for the year ended December 31, 2020 was $5,951,613, representing a decrease of $990,909 from net loss of $6,942,522 for the year ended December 31, 2019.

Cash Flows and Capital Resources

We have financed our operations primarily through shareholder contributions, cash flow from operations, borrowings from third parties and related parties, and equity financing through public offerings of our securities.

For the year ended December 31, 2020, the Company raised from equity financing transactions as follows:

In March 2020, the Company issued an aggregate of 15,000,000 shares of its common stock, and unsecured senior convertible promissory notes (“Notes”) in the aggregate principal amount of $30,000,000 accompanied by warrants to purchase 20,000,000 shares of Common Stock issuable upon conversion of the Notes at an exercise price of $1.80. In April 2020, the Holders elected to convert the Notes at a conversion price of $1.50 per share and also exercise the Warrants at an exercise price of $1.80 per share. The Company raised an aggregation of $79.5 million from the equity financing transactions.

On September 1, 2020, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 2,000,000 shares of its common stock, at a per share purchase price of $2.50. The Company received proceeds of $5,000,000 in November 2020.

On November 20, 2020, the Company and certain investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 8,000,000 shares of common stock in a registered direct offering, for gross proceeds of approximately $20 million. The purchase price for each share of Common Stock is $2.50. The Company received proceeds of $20,000,000 in November 2020.

During July 2020 through August 2020, the holders of warrants issued in direct offerings closed on April 11, 2019 (“April Offer”) and May 20, 2019 (“May Offer”) elected to exercise 150,000 shares and 17,978 shares of warrants at an exercise price of $2.2 and $1.32, respectively. The Company received proceeds of $353,731 through escrow account.

The Company expects to use the proceeds from this equity financing as working capital to expand its commodity trading business.

 Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our critical accounting policies are disclosed in Note 2 to our audited financial statements included in the Annual Report on Form 10-K for the period ended December 31, 2020, and Note 2 to our unaudited financial statements included in the Quarterly Report on Form 10-Q for the period ended June 30, 2021.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

MANAGEMENT

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Executive Officers, Key Employees and Directors

The following table sets forth certain information concerning our executive officers, key employees, and directors:

Name	Age	Position
Renmei Ouyang	53	Chief Executive Officer, President and Chairwoman of the Board
Tianshi Yang	31	Chief Financial Officer, Director
Qun Xie	57	Chief Strategy Officer and Director
Xiangjun Wang	48	Director
Heung Ming (Henry) Wong	51	Director
Kecen Liu	28	Director
Weicheng Pan	45	Director
Donghong Xiong	53	Director

The biographies of our current directors and officers are set forth below.

Ms. Renmei Ouyang, has served as the Chief Executive Officer (“CEO”) of the Company since January 9, 2020. From October 17, 2019 to January 9, 2020, Ms. Ouyang has served as the Chief operating Officer of the Company. Ms. Ouyang has served as the chairwoman of Tongdaw Group from 2011 to September 2019. She was the founder of Tongdaw E-Commerce in 2011. Ms. Ouyang was the founder of Zhonghui Daoming Group in 2006. She has served as the foreign exchange trading manager of CITIC Group, the deputy general manager in investment banking department of Beijing Securities, and the managing director of international department of First Venture Securities. She holds the Bachelor’s Degree of Statistics from Renmin University of China and the Master’s Degree of International Finance from Peking University.

Mr. Tianshi (Stanley) Yang, aged 31, served as the Head of Investor Relations of Aesthetic Medical International holdings Group Ltd. (NASDAQ: AIH) from March 2020 to May 2021 and as the Financial Department Director of Meten EdtechX Education Group (NASDAQ: METX) from January 2019 to February 2020. From May 2016 to October 2018, Mr. Yang served as the Investment Director of China First Capital Group, a company listed on the Hong Kong Stock Exchange (HKEx: 01269). Mr. Yang has also served as a Senior Auditor at Ernst & Young from September 2011 to December 2013. Mr. Yang graduated from Tianjin University of Finance and Economics in Tianjin, China with a bachelor’s degree in Financial Engineering, and obtained a master’s degree in Finance from Brandeis University in Boston, U.S.

Mr. Qun Xie, has served as the Chief Strategy Officer (“CSO”) of the Company since January 9, 2020. Mr. Xie served as the executive partner of Shanghai Zhenhe Investment Management Center from 2014 to 2019. From 2003 to 2013, he served as the chairman and CEO of Beijing Hualu Management Consulting Company. Mr. Xie served as the CEO of Shandong Sanlian Group from 1991 to 2002. He holds a Bachelor’s Degree from Anhui University of Technology in China.

Mr. Xiangjun Wang, has served as a member of the Board since December 14, 2020 and as a partner and practicing lawyer of Beijing Junzejun (Shenzhen) Law Firm since 2010. From 2008 to 2010, he practiced as a lawyer of Guangdong Shenpeng Law Firm. Mr. Wang served as the managing director of Shenzhen Investment Banking Department of Pacific Securities Co., Ltd. from 2006 to 2008. He served as the deputy general manager of Ruigu Technology (Shenzhen) Co., Ltd. from 2003 to 2006. From 1999 to 2003, Mr. Wang worked in the supply chain management department and legal department of Huawei Technologies Co., Ltd. He is a licensed attorney and also a Certified Public Accountant in China. Mr. Wang obtained his Bachelor’s Degree in Theory of Mechanical System and Applied Mechanics from Lanzhou University and his Master’s Degree in Solid Mechanics from Lanzhou University in 1999.

Mr. Henry Heung Ming Wong, was the independent non-executive director of Shifang Holding Limited (stock code: 1831) and Raffles Interiors Limited (stock code: 1376) since 8 November 2010 and 30 March 2020 respectively. Both companies listed on the Hong Kong Main Board of the Stock Exchange. Mr. Wong has more than 27 years of experience in finance, accounting, internal controls and corporate governance in the United States, Singapore, China and Hong Kong. Prior to that, Mr. Wong was the CFO of a Nasdaq listed Company, Meten EdtechX Group Ltd (stock ticker: METX) from June 2020 to March 2021. Mr. Wong was also the CFO and senior finance executives of various company including being the CFO of the Frontier Services Group Limited, a company listed on the Main Board of the Stock Exchange (stock code: 0500) and the CFO of Beijing Oriental Yuhong Waterproof Technology Co., Ltd., the leading waterproof materials manufacturer in China and a company listed on the Shenzhen Stock Exchange (stock code: 2271). Mr. Wong began his career in an international accounting firm and moved along in audit fields by taking some senior positions both in internal and external audits including being a senior manager and a manager in PricewaterhouseCoopers, Beijing office and Deloitte Touche Tohmatsu, Hong Kong, respectively. Mr. Wong graduated from City University of Hong Kong in 1993 with a bachelor’s degree in Accountancy and also obtained a master’s degree in Electronic Commerce from The Open University of Hong Kong in 2003. He is a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

Ms. Kecen Liu, has served as a member of the Board since February 12, 2018. She has served as a Program Coordinator at United Nations ICTY from June, 2016 to February 2017. Ms. Liu has served as Marketing Manager at Jiuding Capital from June, 2015 to October, 2015. She has also served as Brand Manager at Jumei.com from November, 2013 to October, 2014. Form October 2012 to June 2014, she served as a Campus Embassador at Hong Kong XINHUA Education International Group. Ms. Liu obtained a Master’s degree in International Business from Southwestern University of Finance and Economics in 2017.

Mr. Weicheng Pan, has served as a member of the Board since October 17, 2019. Mr. Pan is the founder of Cheng Ji Group of Companies and Jewish Mindset Business School in China, and Zhanji Business Channel Sdn Bhd in Malaysia. He holds an Associate’s Degree from Wuhan Science and Technology University.

Mr. Donghong Xiong, has served as the managing director of Synergetic Innovation Fund Management Co., LTD. since 2014. He served as the M&A general manager at Shanghai Search Media Group from 2007 to 2013. Mr Xiong holds a Bachelor’s degree in philosophy from Sun Yat-Sen University and also received his MBA and PhD in Scientific Philosophy from Sun Yat-Sen University.

Director Independence

Our Board reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, it is determined that Kecen Liu, Henry Heung Ming Wong, Weicheng Pan, Xiangjun Wang and Donghong Xiong are “independent directors” as defined by NASDAQ.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and governance committee. Each of the committees of the Board has the composition and responsibilities described below.

Audit Committee

Messrs. Henry Wong, Xiangjun Wang and Kecen Liu are members of our Audit Committee, where Mr. Wong serves as the chairman. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We have adopted and approved a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects of our systems of internal accounting control and corporate governance functions on behalf of the Board;

●	reviews and approves in advance any proposed related-party transactions and reports to the full Board on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

It is determined that Mr. Wong possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Messrs. Henry Wong, Xiangjun Wang and Kecen Liu are members of our Compensation Committee where Ms. Liu serves as the chairwoman. All members of our Compensation Committee are qualified as independent under the current definition promulgated by NASDAQ. We have adopted a charter for the Compensation Committee. In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Messrs. Henry Wong, Xiangjun Wang and Kecen Liu are the members of our Nominating and Governance Committee where Mr. Wang serves as the chairman. All members of our Nominating and Governance Committee are qualified as independent under the current definition promulgated by NASDAQ. Our Board adopted and approved a charter for the Nominating and Governance Committee. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Governance Committee is responsible to identify and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

Risk Committee

Messrs. Henry Wong, Xiangjun Wang and Kecen Liu are the members of our Risk Committee where Mr. Wong shall serve as the chairman. All members of our Risk Committee are qualified as independent under the current definition promulgated by NASDAQ. On September 11, 2019, the Board adopted a resolution formally designating its Audit Committee to act concomitantly as a Risk Committee. The Risk Committee’s duties shall specifically include: Monitoring the Company and employee compliance with all risk assessment and reporting procedures; Identifying material risks relating to the Company’s internal controls, as well as relevant considerations relating to the Company’s disclosures of these risks; and Monitoring annual training sessions for the Board covering the topics including corporate governance, risk assessment; and public company reporting.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and NASDAQ rules.

Family Relationships

There are no family relationships by between or among the members of the Board or other executive officers of the Company.

Legal Proceedings Involving Officers and Directors

None.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Other Compensation ($)	Total ($)
Renmei Ouyang (1)	2020	600,000	-	-	-	-	600,000
(CEO, Former COO)	2019	50,000	-	-	-	-	50,000

Wei Sun (2)	2020	50,000	-	-	-	-	50,000
(Former CFO)	2019	-	-	-	-	-	-

Qun Xie (3)	2020	300,000	-	-	-	-	300,000
(CSO)	2019	-	-	-	-	-	-

Jin Ding (4)	2020	-	-	-	-	-	-
(Former CPO)	2019	40,000	-	-	-	-	40,000

Yang An (5)	2020	-	-	-	-	-	-
(Former CFO)	2019	30,000	-	-	-	-	30,000

Jiaxi Gao (6)	2020	-	-	-	-	-	-
(Former CEO)	2019	40,000	-	-	-	-	40,000

(1)	Ms. Renmei Ouyang was appointed as the CEO of the Company on January 9, 2020. Ms. Ouyang is entitled to an annual base salary of $600,000 pursuant to the employment agreement she has with the Company.

(2)	Ms. Wei Sun was appointed as the CFO of the Company on July 28, 2020. Ms. Sun is entitled to an annual base salary of $50,000 pursuant to the employment agreement she has with the Company. Ms. Sun resigned from her CFO and director positions in June 2021.

(3)	Mr. Qun Xie was appointed as the CSO of the Company on January 9, 2020. Mr. Xie is entitled to an annual base salary of $300,000 pursuant to the employment agreement he has with the Company.

(4)	Mr. Jin Ding was appointed as the CPO of the Company on April 28, 2018. Mr. Jin Ding was entitled to an annual base salary of $60,000 pursuant to the employment agreement he has with the Company. Mr. Ding resigned on October 26, 2020.

(5)	Ms. Yang An was appointed as the CFO of the Company on June 14, 2019. Ms. An is entitled to an annual base salary of $50,000 pursuant to the employment agreement she has with the Company. Ms. An resigned on July 28, 2020.

(6)	Mr. Jiaxi Gao was appointed as the CEO of the Company on November 15, 2018. Mr. Gao was entitled to an annual base salary of $100,000 pursuant to the employment agreement he had with the Company. Mr. Gao resigned on January 9, 2020.

Grants of Plan Based Awards in the Fiscal Year Ended December 31, 2019

We currently have a 2019 equity incentive plan pursuant to which 1,290,000 shares were authorized. During the fiscal year ended December 31, 2020, no shares of Common Stock were granted to our officers and directors under the plan.

Outstanding Equity Awards at Fiscal Year-End

None.

Director Compensation

The following table represents compensation earned by our non-executive directors in 2020.

Name	Fees earned in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Xiangjun Wang (1)	$-	-	-	-	-
Kecen Liu (2)	$-	-	-	-	-
Henry Heung Ming Wong (3)	$-	-	-	-	-
Weicheng Pan (4)	$-	-	-	-	-
Donghong Xiong (5)	$-	-	-	-	-
Jialin Cui (6)*	$-	-	-	-	-
Siyuan Zhu (7)*	$-	15,000	-	-	15,000
Jiaxi Gao (8)*	$-	-	-	-	-

*	Resigned in 2020

(1)	Mr. Xiangjun Wang was appointed as a director of the Company on December 14, 2020 and shall receive annual compensation at $10,000 per year.

(2)	Ms. Kecen Liu was appointed as a director of the Company on February 12, 2018 and shall receive annual compensation at $10,000 per year.

(3)	Mr. Henry Wong was appointed as a director of the Company on April 27, 2021 and shall receive annual compensation of 30,000 shares of common stock of the Company per year.

(4)	Mr. Weicheng Pan was appointed as a director of the Company on October 17, 2019 and shall receive annual compensation at $60,000 per year.

(5)	Mr. Donghong Xiong was appointed as a director of the Company on February 8, 2021 and shall receive annual compensation of 10,000 shares of common stock of the Company per year.

(6)	Mr. Jialun Cui was appointed as a director of the Company on August 31, 2018 and received annual compensation at $20,000 per year. Mr. Cui resigned on December 14, 2020.

(7)	Ms. Siyuan Zhu was appointed as a director of the Company on May 6, 2019 and received annual compensation at $10,000 per year. Ms. Zhu resigned on April 27, 2021.

(8)	Mr. Jiaxi Gao was appointed as a director of the Company on November 15, 2018 and did not receive any salary. Mr. Gao resigned on May 14, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For the Years ended December 31, 2020 and 2019

1) Nature of relationships with related parties

Name	Relationship with the Company
Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Qianhai Baiyu”)	Controlled by Mr. Zhiping Chen, the legal representative of Huamucheng, prior to March 31, 2020
Guangzhou Chengji Investment Development Co., Ltd.(“Guangzhou Chengji”)	Controlled by Mr. Weicheng Pan, who is an independent director of the Company.
Yunfeihu International E-commerce Group Co., Ltd (“Yunfeihu”)	An affiliate of the Company, over which an immediate family member of Chief Executive Officer owns equity interest and plays a role of director and senior management
Shenzhen Tongdow International Trade Co., Ltd.(“TD International Trade”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Beijing Tongdow E-commerce Co., Ltd.(“Beijing TD”)	Wholly owned by Tongdow E-commerce Group Co., Ltd. which is controlled by an immediate family member of Chief Executive Officer of the Company
Shanghai Tongdow Supply Chain Management Co., Ltd.(“Shanghai TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Guangdong Tongdow Xinyi Cable New Material Co., Ltd.(“Guangdong TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Yangzhou Tongdow E-commerce Co., Ltd.(“Yangzhou TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow (Zhejiang) Supply Chain Management Co., Ltd.(“Zhejiang TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Shenzhen Meifu Capital Co., Ltd. (“Shenzhen Meifu”)	Controlled by Chief Executive Officer of the Company
Shenzhen Tiantian Haodian Technology Co., Ltd. (“TTHD”)	Wholly owned by Shenzhen Meifu
Guotao Deng	Legal representative of Huamucheng before December 31, 2019

2) Balances with related parties

As of December 31, 2020 and 2019, the balances with related parties were as follows:

	December 31, 2020	December 31, 2019*
Qianhai Baiyu (i)	$-	$2,840,728
TD International Trade (ii)	4,592,698	-
Yangzhou TD (iii)	3,041,180	-
Zhejiang TD (iii)	8,734,024	-
Yunfeihu (iv)	19,830,214	-
TTHD (v)	19,640,929	-
Total due from related parties	$55,839,045	$2,840,728

*	The balance due from related parties as of December 31, 2019 have been reclassified to conform to the consolidated balance sheets as of December 31, 2020, primarily for the effects of discontinued operations.

(i)	The balance due from Qianhai Baiyu represented a loan principal and interest due from the related party. The Company charged the related party interest rates 10% per annum.

From December 2, 2019 to December 31, 2019, the Company lent loans aggregating $2,839,533 to Qianhai Baiyu, which was controlled by Mr. Zhiping Chen, the legal representative of the Company. The Company charged the related party interest rates 10% per annum. For the year ended December 31, 2019, the Company recognized interest income of $25,537. Principal and interest are repaid on maturity of the loan.

On March 31, 2020, Mr. Zhiping Chen transferred his controlling equity interest to an unrelated third party and Qianhai Baiyu was not a related party of the Company. On October 26, 2020, the Company acquired 100% equity interest in Qianhai Baiyu, and the balance due from Qianhai Baiyu was eliminated on the consolidation level. (Note 5).

(ii)	The balance due from TD International Trade consisted of loan receivable of $3,053,914, interest receivable of $8,000 and prepayments of $1,530,784 for commodity products.

In December 2020, the Company provided loans of approximately $2.9 million to TD International Trade with a loan term of one year. Both loan principal and internet were due in December 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $8,000 as of December 31, 2020.

(iii)	The balance due from Yangzhou TD and Zhejiang TD represented prepayments for commodity products.

(iv)	The balance due from Yunfeihu represented loans provided to the related party. Both the principal and interest will be due in August 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $195,000 as of December 31, 2020.

(v)	The balance due from TTHD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $50,000 as of December 31, 2020.

Due to related parties

	December 31, 2020	December 31, 2019*
Guangzhou Chengji (1)	$1,878,511	$164,897
Yunfeihu (2)	4,235,680	-
Guangdong TD (2)	612,313	-
Shenzhen Meifu (2)	317,637	-
Beijing TD	300,992
Other related parties	888	-
Guotao Deng (3)	-	1,435
Total due to related parties	$7,346,021	$166,332

*	The balance due to related parties as of December 31, 2019 have been reclassified to conform to the consolidated balance sheets as of December 31, 2020, primarily for the effects of discontinued operations.

(1)	The balance due to Guangzhou Chengji represents loan principal and interest due to the related parties. For the year ended December 31, 2020 and 2019, the Company borrowed loans of $1,461,030 and $166,309, respectively, from Guangzhou Chengji. The loans bear annual interest rate of 8% and maturity date of December 4, 2020. For the years ended December 31, 2020 and 2019, the Company accrued interest expenses of $104,522 and $nil, respectively.

(2)	The balance due to Yunfeihu, Guangdong TD, Shenzhen Meifu and Beijing TD represents the advance from these four related parties for supply chain management services.

(3)

The balances due to Guotao Deng represent the operating expenses paid by the related parties on behalf of the Company. The balance is payable on demand and interest free.

Mr. Guotao Deng was a legal representative before December 31, 2019, thus he was not a related party of the Company from January 1, 2020.

3) Transactions with related parties

Revenues generated from related parties

For the years ended December 31, 2020 and 2019, the Company generated revenues from below related party customers:

	For the Years Ended December 31,
	2020	2019
Revenue from sales of commodity products
Yunfeihu	$10,515,531	$-
Yangzhou TD	3,994,689	-
Shanghai TD	1,024,546	-
TD International Trade	709,011	-
	16,243,777	-

Revenue from supply chain management services
Yunfeihu	1,443,667	-
TD International Trade	423,722	-
Guangdong TD	273,451	-
	2,140,840	-
Total revenues generated from related parties	$18,384,617	$-

Purchases from a related party

For the years ended December 31, 2020 and 2019, the Company purchased commodity products from below related party vendors:

	For the Years Ended December 31,
	2020	2019
Purchase of commodity products
Yangzhou TD	$12,612,921	$-
Yunfeihu	3,938,746	-
TD International Trade	192,427	-
Qianhai Baiyu	-	100,180
	$16,744,094	$100,180

In connection with sales of commodity products, the Company recorded cost of revenues with related parties of $16,744,094 and $100,180, respectively, for the years ended December 31, 2020 and 2019,

In connection with the supply chain management services provided customers, Qianhai Baiyu provided related services to support the Company’s loan recommendation services provided to customers and distribution services provided to suppliers. For the year ended December 31, 2020 and 2019, the Company recorded cost of revenue of $nil and $489,231 associated with the supply chain management services related to the support from Qianhai Baiyu.

For the Six Months ended June 30, 2021

1)	Nature of relationships with related parties

Name	Relationship with the Company
Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Qianhai Baiyu”)	Controlled by Mr. Zhiping Chen, the legal representative of Huamucheng, prior to March 31, 2020
Guangzhou Chengji Investment Development Co., Ltd. (“Guangzhou Chengji”)	Controlled by Mr. Weicheng Pan, who is an independent director of the Company.
Yunfeihu International E-commerce Group Co., Ltd (“Yunfeihu”)	An affiliate of the Company, over which an immediate family member of Chief Executive Officer owns equity interest and plays a role of director and senior management
Shenzhen Tongdow International Trade Co., Ltd. (“TD International Trade”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Beijing Tongdow E-commerce Co., Ltd. (“Beijing TD”)	Wholly owned by Tongdow E-commerce Group Co., Ltd. which is controlled by an immediate family member of Chief Executive Officer of the Company
Shanghai Tongdow Supply Chain Management Co., Ltd. (“Shanghai TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Guangdong Tongdow Xinyi Cable New Material Co., Ltd. (“Guangdong TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Yangzhou Tongdow E-commerce Co., Ltd. (“Yangzhou TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow (Zhejiang) Supply Chain Management Co., Ltd. (“Zhejiang TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Shenzhen Meifu Capital Co., Ltd. (“Shenzhen Meifu”)	Controlled by Chief Executive Officer of the Company
Shenzhen Tiantian Haodian Technology Co., Ltd. (“TTHD”)	Wholly owned by Shenzhen Meifu
Guotao Deng	Legal representative of Huamucheng before December 31, 2019
Hainan Tongdow International Trade Co.,Ltd.(“Hainan TD”)	Controlled by the same ultimate parent company
Yunfeihu modern logistics Co.,Ltd (“Yunfeihu Logistics”)	Controlled by the same ultimate parent company
Shenzhen Tongdow Jingu Investment Holding Co.,Ltd (“Shenzhen Jingu“)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow E-commerce Group Co.,Ltd (“TD E-commerce”)	Controlled by an immediate family member of Chief Executive Officer of the Company

Fujian Pan	Shareholder of TD Holdings Inc

2)	Balances with related parties

-	Due from related parties

As of June 30, 2021 and December 31, 2020, the balances with related parties were as follows:

	June 30, 2021	December 31, 2020

TD International Trade (i)	$-	$4,592,698
Yangzhou TD (i)	-	3,041,180
Zhejiang TD (i)	-	8,734,024
Beijing TD (ii)	1,996,679	-
Yunfeihu (ii)	12,823,068	19,830,214
Yunfeihu Logistics (ii)	1,496,003	-
TD E-commerce (ii)	2,880,373	-
Shenzhen Jingu (ii)	404,314	-
Guangdong TD	154,910	-
TTHD (ii)	610,696	19,640,929
Total due from related parties	$20,366,043	$55,839,045

(i)	The balance due from TD International Trade, Yangzhou TD and Zhejiang TD represented prepayments for commodity metal products.

(ii)	The balance due from Beijing TD represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Yunfeihu Logistics represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from Yunfeihu represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from TD E-commerce represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Shenzhen Jingu represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Guangdong TD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from TTHD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

-	Due to related parties

	June 30, 2021	December 31, 2020

Guangzhou Chengji (1)	$1,347,011	$1,878,511
Yunfeihu (2)	-	4,235,680
Guangdong TD (2)	-	612,313
Shenzhen Meifu (2)	-	317,637
Beijing TD (2)	93	300,992
Other related parties	2,076	888
Total due to related parties	$1,349,180	$7,346,021

(1)	The balance due to Guangzhou Chengji represents loan principal and interest due to the related parties. As of June 30, 2021 and December 31 2020, the Company borrowed loans of $1,199,163 and $1,768,287, respectively, from Guangzhou Chengji. The loans bear annual interest rate of 6% and maturity date of January 11, 2023. For the three months ended June 30, 2021 and 2020, the Company accrued interest expenses of $17,256 and $39,659, respectively. For the six months ended June 30, 2021 and 2020, the Company accrued interest expense of $34,512 and $71,929, respectively.

(2)	The balance due to Yunfeihu, Guangdong TD, Shenzhen Meifu and Beijing TD represents the advance from these four related parties for supply chain management services.

3)	Transactions with related parties

For the three and six months ended June 30, 2021, the Company generated revenues from below related party customers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue from sales of commodity products
Yunfeihu	$1,523,616	$1,251,591	$20,284,870	$1,921,586
Yangzhou TD	-	-	1,641,761
TD International Trade	-	312,078	-	695,715
	1,523,616	1,563,669	21,926,631	2,617,301

Revenue from supply chain management services
Yunfeihu	-	26,949	-	70,596
Total revenues generated from related parties	$1,523,616	$1,590,618	$21,926,631	$2,687,897

-	Purchases from a related party

For the six months ended June 30, 2021 and 2020, the Company purchased commodity products from below related party vendors:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Purchase of commodity products
Yunfeihu	$-	$-	$1,641,373	$-
Zhejiang TD	-	-	7,950,833	-
Hainan TD	-	-	3,689,844	-
TD International Trade	-	1,256,218	1,121,386	1,256,218
Yangzhou TD	-	-	6,801,614	-
	$-	$1,256,218	$21,205,050	$1,256,218

For the three months and six months ended June 30, 2021, the Company purchased copyright software of $5,107,410 from “Yunfeihu”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 10, 2021 by our officers, directors and 5% or greater beneficial owners of common stock. There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name and address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned
5% stockholders:
Shuxiang Zhang (2)	17,170,000	17.69%

Directors and Executive Officers:
Renmei Ouyang	10,167,275	10.477%
Wei Sun	0	*
Qun Xie	0	*
Weicheng Pan	0	*
Donghong Xiong	0	*
Kecen Liu	160,000	*
Henry Heung Ming Wong	0	*
Xiangjun Wang	50,000	*
All officers and directors as a group (8 persons)	10,377,275	10.69%

*	Less than 1%

(1)	Unless otherwise indicated the address of the beneficial owners are c/o 25th Floor, Block C, Tairan Building, No. 31 Tairan 8th Road, Futian District, Shenzhen, Guangdong, PRC 518000

(2)	Mr. Shuxiang Zhang’s address is Floor 7 Building D, No.28 Chengfu Road, Haidian District, Beijing, China.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 10, 2020, the Board of Directors of the Company (the “Board”) approved the dismissal of Friedman LLP (“Friedman”) as the Company’s independent registered public accounting firm, effective June 15, 2020.

For the fiscal year ended December 31, 2019, Friedman’s audit reports on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles.

During the fiscal years ended December 31, 2019 and any subsequent interim period through the date of dismissal, June 15, 2020, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman  to make reference in connection with Friedman’s opinion to the subject matter of the disagreement; and (ii) except for the matter relating to internal control over financial reporting described below, there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

We furnished a copy of this disclosure to Friedman and have requested that Friedman furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements or, if not, stating the respects in which it does not agree. We have received the requested letter from Friedman, and a copy of the letter is filed as Exhibit 16.1 to this Form S-1.

We filed a report on Form 8-K on June 15, 2020 to disclose the dismissal. We furnished a copy of the 8-K to Friedman which contained the verbatim statement as the immediate precedent paragraph and requested that Friedman furnish us with a letter addressed to the SEC stating whether it agrees with such statements as the immediate precedent paragraph or, if not, stating the respects in which it does not agree. We received the requested letter from Friedman, and a copy of the letter was incorporated by reference as Exhibit 16.1 to the 8-K.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 600,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 13, 2021, there were 99,484,047 shares  of our common stock issued and outstanding and 0 shares of our preferred stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board may fix the rights, preferences, privileges and restrictions of our authorized but undesignated preferred shares, including:

●	dividend rights and preferences over dividends on our common stock or any series of preferred stock;

●	the dividend rate (and whether dividends are cumulative);

●	conversion rights, if any;

●	voting rights;

●	rights and terms of redemption (including sinking fund provisions, if any);

●	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

●	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred stock will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

●	the voting rights, if any, of the holders of shares of the preferred stock being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred stock being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Share Purchase Warrants

We have outstanding warrants to purchase 273,370 shares of common stock.

Options

We have no outstanding options to purchase our securities.

Convertible Securities

On January 6, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, a Utah limited liability company, pursuant to which the Company issued an unsecured promissory note in the original principal amount $1,670,000, convertible into shares of common stock, for proceeds of $1,500,000. The Company recorded a debt discount of $170,000, which is being amortized over 12 months. On March 4, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, pursuant to which the Company issued an unsecured promissory note in the original principal amount of $3,320,000, convertible into shares of common stock, for proceeds of $3,000,000. The Company recorded a debt discount of $320,000, which is being amortized over 12 months.

The above two Notes have a maturity date of 12 months with an interest rate of 10% per annum. The Company retains the right to prepay the Note at any time prior to conversion with an amount in cash equal to 125% of the principal that the Company elects to prepay at any time three months after the issue date, subject to maximum monthly redemption amount of $187,500 or $375,000 respectively. On or before the close of business on the third trading day of redemption, the Company should deliver conversion shares via “DWAC” (DTC’s Deposit/Withdrawal at Custodian system). The Company will be required to pay the redemption amount in cash, or chooses to satisfy a redemption in registered stock or unregistered stock, such stock shall be issued at 80% of the average of the lowest “VWAP” (the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days) during the fifteen trading days immediately preceding the redemption notice is delivered.

During the period that these Notes are outstanding, the Company will reserve from its authorized and unissued shares of common stock more than 5,000,000 shares, free from preemptive rights, to provide for the issuance of the common stock upon the full conversion of the Notes.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 14,446,532 shares of our common stock, par value $0.001 per share, issuable to White Lion, a selling stockholder, pursuant to a Purchase Notice under a Purchase Agreement dated January 19, 2021, that we entered into with White Lion, and a Settlement Agreement dated September 13, 2021 with White Lion. The Whit Lion Agreement permits us to issue Purchase Notices to White Lion for up to forty million dollars ($40,000,000) in shares of our common stock through December 31, 2022 or until $40,000,000 of such shares have been subject of a Purchase Notice.

Pursuant to the Settlement Agreement, the Commitment Period was amended to the earlier of (i) the date on which White Lion shall have purchased Purchase Notice Shares pursuant to the Purchase Agreement equal to the Commitment Amount, (ii) December 31, 2022, (iii) the date on which White Lion shall have purchased 15,700,000 Purchase Notice Shares, or (iv) written notice of termination by us to White Lion upon a material breach of the Purchase Agreement by White Lion. Further, pursuant to the Settlement Agreement, we agreed to register for resale the remaining 14,446,532 Purchase Notice Shares pursuant to the Purchase Agreement.

Pursuant to the White Lion Agreements, the Purchase Price of White Lion shall be 90% of the lowest daily VWAP of our common stock during the Valuation Period. Pursuant to the White Lion Agreements, the Valuation Period means the three (3) Business days prior to the closing date of a purchase under the White Lion Agreements.

White Lion as Underwriter

The common stock offered hereunder may be sold or distributed from time to time by White Lion directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Accordingly, with regard to our common stock offered hereunder that is sold or distributed from time to time by White Lion under the Purchase Agreement, White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. In any such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement and Settlement Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer will receive commissions from White Lion that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor White Lion can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between White Lion or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to White Lion. We have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

 White Lion has represented to us that at no time prior to the Purchase Agreement has White Lion or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or which establishes a net short position with respect to our common stock. White Lion agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Because White Lion is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We have also advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Information About White Lion

Immediately prior to the date of the Purchase Agreement, White Lion Capital did not beneficially own any shares of our common stock.  White Lion Capital LLC is deemed to be beneficial owner of all of the shares of common stock owned by White Lion. Sam Yaffa has shared voting and investment power over the shares being offered under the prospectus supplement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. White Lion is not a licensed broker dealer or an affiliate of a licensed broker dealer.

Placement Agency Agreement with Univest Securities LLC

Pursuant to a placement agent agreement dated January 6, 2021, we have engaged Univest Securities, LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Under the terms of the placement agent agreement, the placement agent has agreed to be our exclusive placement agent, on a reasonable best efforts basis, in connection with the issuance and sale by us of our common stock in this takedown from our shelf registration statement. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and White Lion. The placement agent agreement does not give rise to any commitment by the placement agent to purchase any of our common stock, and the placement agent will have no authority to bind us by virtue of the placement agent agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We are entering into the Purchase Agreement directly with White Lion in connection with this offering, and we will only sell to White Lion Capital in connection with the Purchase Agreement.

We have agreed to pay the placement agent a total cash fee equal to 7% of the gross proceeds of this offering as well as 25,000 Initial Consideration Shares as initial consideration for the placement and sale of our common stock under this prospectus supplement. We have agreed to reimburse the placement agent for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees which shall be limited to, in the aggregate, $55,000.

Neither we nor White Lion can presently estimate the amount of compensation that the placement agent will receive.

Right of First Refusal

We have agreed to grant the placement agent a right of first refusal for a period beginning from January 6, 2021, until December 31, 2021, if we decide to conduct an offering using an underwriter or placement agent in the U.S. to act as lead managing underwriter and lead left book runner or minimally as a co-lead manager and co-lead left book runner and/or co-lead left placement agent with at least 50% of the economics for a two-way transaction, or at least 25% of the economics for a three-way transaction with respect to the terms of any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the shares of common stock and warrants sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus supplement.

Relationships

The placement agent and its affiliates may have provided us and our affiliates in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the placement agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598. Our transfer agent’s phone number is (212)828-8436.

Listing

Our shares of common stock are quoted on the NASDAQ Capital Market under the trading symbol “GLG.”

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence.

In addition, our certificate of incorporation contains provisions which states that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Company shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholder or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Hunter Taubman Fischer & Li LLC of New York, New York.

EXPERTS

The financial statements of the Company as of December 31, 2020 and for the fiscal year ended December 31, 2020 included in this prospectus and the registration statement have been so incorporated in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Company as of December 31, 2019 and for the fiscal year ended December 31, 2019 included in this prospectus and the registration statement have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). At some point in the near future we intend to make our reports, amendments thereto, and other information available, free of charge, on our website. At this time, we do not provide a link on its website to such filings, and there is no estimate for when such a link on our website will be available.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

TD HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$6,896,515	$2,700,013
Accounts receivable, net	2,523	-
Loans receivable from third parties	59,504,874	18,432,691
Prepayments	5,115,092	-
Due from related parties	20,366,043	55,839,045
Inventory	883,961	-
Other current assets	728,738	1,310,562
Total current assets	93,497,746	78,282,311

Property and equipment, net	2,205	-
Goodwill	70,088,377	69,322,325
Intangible assets	22,999,116	19,573,846
Total noncurrent assets	93,089,698	88,896,171

Total Assets	$186,587,444	$167,178,482

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$2,301,057	$-
Advances from customers	10,995,818	9,214,369
Third party loan payables	1,996,533	-
Due to related parties	1,349,180	7,346,021
Bank borrowings	1,300,068	1,653,247
Income tax payable	6,703,087	5,460,631
Convertible notes	5,219,360	-
Acquisition payable	-	15,384,380
Other current liabilities	2,930,193	3,197,147
Total Current Liabilities	32,795,296	42,255,795

Deferred tax liabilities	4,535,242	4,893,461
Total Non-current Liabilities	4,535,242	4,893,461

Total Liabilities	37,330,538	47,149,256

Commitments and Contingencies (Note 12)

Equity
Common stock (par value $0.001 per share, 600,000,000 shares authorized; 97,043,566 and 79,131,207 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	97,044	79,131
Additional paid-in capital	181,174,696	151,407,253
Statutory reserve	913,292	913,292
Accumulated deficit	(41,876,191)	(39,255,945)
Accumulated other comprehensive loss	8,948,065	6,885,495
Total Equity	149,256,906	120,029,226

Total Liabilities and Equity	$186,587,444	$167,178,482

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TD HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

Revenues
- Sales of commodity products – related parties	$1,523,616	$1,563,669	$21,926,631	$2,617,301
- Sales of commodity products – third parties	57,989,381	-	67,022,848
- Supply chain management services – related parties		26,949		70,596
- Supply chain management services – third parties	326,650	351,793	472,425	460,630
Total Revenue	59,839,647	1,942,411	89,421,904	3,148,527

Cost of revenue
- Commodity product sales-related parties	(1,531,336)	(1,369,669)	(21,917,517)	(1,256,218)
- Commodity product sales-third parties	(57,932,603)	(200,679)	(66,965,015)	(1,369,669)
- Supply chain management services – related parties	-	-	-
- Supply chain management services – third parties	(2,592)	(7,633)	(3,642)	(7,954)
Total cost of revenue	(59,466,531)	(1,577,981)	(88,886,174)	(2,633,841)

Gross profit	373,116	364,430	535,730	514,686

Operating expenses
Selling, general, and administrative expenses	(2,054,354)	(439,128)	(3,624,733)	(740,825)
Total operating cost and expenses	(2,054,354)	(439,128)	(3,624,733)	(740,825)

Other income (expenses), net
Interest income	2,946,236	1,804,743	5,045,093	1,884,923
Interest expenses	(155,825)	(31,610)	(283,248)	(54,480)
Share-based payment for service	-	-	(1,695,042)	-
Amortization of beneficial conversion feature relating to issuance of convertible notes	-	(3,400,000)	-	(3,400,000)
Amortization of relative fair value of warrants relating to issuance of convertible notes	-	(3,060,000)	-	(3,060,000)
Other income (expense), net	(379,924)	-	(386,358)	-
Total other income (expenses), net	2,410,487	(4,686,867)	2,680,445	(4,629,557)

Net income (loss) from continuing operations before income taxes	729,249	(4,761,565)	(408,558)	(4,855,696)

Income tax expenses	(371,393)	(408,829)	(771,862)	(408,829)

Net income (loss) from continued operations, net of tax	357,856	(5,170,394)	(1,180,420)	(5,264,525)

Net loss from discontinued operations, net of tax	-	(292,091)	-	(552,445)

Net income (loss)	(357,856)	(5,462,485)	(1,180,420)	(5,816,970)
Less: Net loss attributable to non-controlling interests	-	2,804	-	7,073
Net income (loss) attributable to TD Holdings, Inc.’s Stockholders	$357,856	(5,459,681)	(1,180,420)	(5,809,897)

Comprehensive Income (Loss)
Net income (loss)	$357,856	(5,462,485)	(1,180,420)	(5,816,970)
Foreign currency translation adjustment	2,706,148	(85,670)	2,062,570	(87,972)
Comprehensive income (loss)	3,064,004	(5,548,155)	882,150	(5,904,942)
Less: Total comprehensive income - attributable to non-controlling interests	-	2,804	-	7,073
Comprehensive income (loss) attributable to TD Holdings, Inc.	$3,064,064	(5,545,351)	882,150	(5,897,869)

Income (Loss) per share - basic and diluted
Continuing Operation- Income (loss) per share – Basic and diluted	(0.00)	(0.11)	(0.01)	(0.17)
Continuing Operation- Income (loss) per share – Diluted	(0.00)	-	-	-
Discontinuing Operation-Net loss per share –Basic and diluted	$-	(0.01)	-	(0.02)

Weighted Average Shares Outstanding-Basic	96,821,039	47,486,210	95,025,014	30,579,616

Weighted Average Shares Outstanding- Diluted	102,312,155	-	-	-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TD HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in U.S. dollars, except for the number of shares)

					Subscription		Accumulated
	Common Stock		Additional paid-in	Accumulated	advanced from a	Surplus	other comprehensive	Non-controlling	Total (Deficit)
	Shares	Amount	capital	Deficit	shareholder	Reserve	loss	interests	Equity

Balance as at December 31, 2019	11,585,111	$11,585	$38,523,170	$(32,391,040)	$-		$(334,281)	$(8,572)	$5,800,862
Issuance of common stocks in connection with private placements	17,000,000	17,000	15,083,000	-	(13,500,000)		-	-	1,600,000
Issuance of common stocks in connection with exercise of convertible notes	20,000,000	20,000	29,980,000	-	-		-	-	30,000,000
Beneficial conversion feature relating to issuance of convertible notes	-	-	3,400,000	-	-		-	-	3,400,000
Relative fair value of warrants relating to issuance of convertible notes			3,060,000						3,060,000
Issuance of common stocks in connection with exercise of warrants	20,000,000	20,000	35,980,000	-	-		-	-	36,000,000
Collection of subscription fee	-	-	-	-	13,500,000		-	-	13,500,000
Net loss	-	-	-	(5,809,897)	-		-	(7,073)	(5,816,970)
Foreign currency translation adjustments	-	-	-	-	-	-	(87,972)	-	(87,972)
Balance as at June 30, 2020	68,585,111	$68,585	$126,026,170	$(38,200,937)	$-	$-	$(422,253)	$(15,645)	$87,455,920

Balance as at December 31, 2020	79,131,207	$79,131	$151,407,253	$(39,255,945)	$-	913,292	$6,885,495	$-	$120,029,226
Issuance of common stocks in connection with private placements	15,000,000	15,000	24,435,000	-	-	-	-	-	24,450,000
Issuance of common stocks pursuant to registered direct offering	1,353,468	1,354	2,191,634	-	-	-	-	-	2,192,988
Issuance of common stocks pursuant to exercise of warrants	1,558,891	1,559	1,445,767	(1,439,826)	-	-	-	-	7,500
Share-based payment for service			1,695,042						1,695,042
Net loss	-	-	-	(1,180,420)	-	-			(1,180,420)
Foreign currency translation adjustments	-	-	-	-	-	-	2,062,570	-	2,062,570
Balance as at June 30, 2021	97,043,566	$97,044	$181,174,696	$(41,876,191)	$-	$913,292	$8,948,065	$-	$149,256,906

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

TD HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in U.S. dollars, except for the number of shares)

	Common Stock		Additional paid-in	Accumulated	Subscription advanced from a	Surplus	Accumulated other comprehensive	Non-controlling	Total (Deficit)
	Shares	Amount	capital	Deficit	shareholder	Reserve	income (loss)	interests	Equity

Balance as at March 31, 2020	28,585,111	$28,585	$53,606,170	$(32,741,256)	$(13,500,000)	-	$(336,583)	$(12,841)	$7,044,075
Issuance of common stocks in connection with exercise of convertible notes	20,000,000	20,000	29,980,000	-	-	-	-	-	30,000,000
Beneficial conversion feature relating to issuance of convertible notes	-	-	3,400,000	-	-	-	-	-	3,400,000
Relative fair value of warrants relating to issuance of convertible notes			3,060,000		-	-			3,060,000
Issuance of common stocks in connection with exercise of warrants	20,000,000	20,000	35,980,000	-	-	-	-	-	36,000,000
Collection of subscription fee	-	-	-	-	13,500,000	-	-	-	13,500,000
Net loss	-	-	-	(5,459,681)	-	-	-	(2,804)	(5,462,485)
Foreign currency translation adjustments	-	-	-	-	-	-	(85,669)	-	(85,669)
Balance as at June 30, 2020	68,585,111	$68,585	$126,026,170	$(38,200,937)	$-	$-	(422,253)	$(15,645)	$87,455,920

Balance as at March 31, 2021 (Restated, See Note 2)	96,293,566	96,294	181,167,946	(42,234,047)	-	913,292	6,241,917	-	146,185,402
Issuance of common stocks in connection with exercise of warrants	750,000	750	6,750	-	-		-	-	7,500
Net Income				357,856	-	-	-	-	357,856
Foreign currency translation adjustments					-	-	2,706,148	-	2,706,148
Balance as at June 30, 2021	97,043,566	$97,044	$181,174,696	$(41,876,191)	$-	913,292	$8,948,065	$-	$149,256,906

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

TD HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar)

	For the Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,180,420)	(5,816,970)
Less: Net income (loss) from discontinued operations	-	(552,445)
Net income (loss) from continuing operations	-	(5,264,525)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of intangible assets	1,895,871	-
Depreciation of fixed assets	130	-
Amortization of discount on convertible notes	163,333	-
Amortization of right of use assets	-	146,890
Amortization of beneficial conversion feature relating to issuance of convertible notes	-	3,400,000
Amortization of relative fair value of warrants relating to issuance of convertible notes	-	3,060,000
Share-based payment for service	1,695,042	-
Standstill fee relating to convertible notes	356,934	-
Interest expense for convertible notes	199,093	-
Deferred tax liabilities	(411,736)	-
Changes in operating assets and liabilities:
Other current assets	601,683	(138,596)
Account receivables	(2,520)	(1,927,299)
Inventory	(882,764)	-
Prepayments	(5,108,162)	(2,843,373)
Advances from customers	1,677,349	63,976
Accounts payable	2,297,940	-
Due to related parties	(5,518,273)	(300,549)
Due from related parties	(457,032)	-
Income tax payable	1,175,327	408,829
Other current liabilities	(297,177)	820,815
Lease liabilities	-	(166,242)
Net cash provided by (used in) operating activities from continuing operations	(3,789,382)	(2,740,074)
Net cash provided by operating activities from discontinued operations	-	19,213
Net cash provided by (used in) operating activities	(3,789,382)	(2,720,861)
Cash Flows from Investing Activities:
Purchases of intangible assets	(5,100,490)	-
Purchases of fixed assets	(2,332)	-
Final payment of acquisition of a subsidiary	(15,533,312)	-
Payment made on loan to related parties	(7,174,955)	-
Payment made on loans to third parties	(45,057,871)	(78,559,027)
Collection of loans from related parties	43,687,593	-
Collection of loans from third parties	13,370,395	-
Net cash used in investing activities from continuing operations	(15,810,972)	(78,559,027)
Net cash used in investing activities from discontinued operations	-	(300,711)
Net cash used in investing activities	(15,810,972)	(78,859,738)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock under ATM transaction	2,192,989	-
Proceeds from issuance of common stock under private placement transactions	24,450,000	13,500,000
Proceeds from exercise of warrants	7,500	36,000,000
Proceeds from issuance of convertible promissory notes	4,500,000	30,000,000
Proceeds from borrowings from related parties		1,121,770
Proceeds from borrowings from third parties	1,993,828	-
Repayments made on loans to related parties	(550,930)	-
Payments made on loans to third parties	(9,496,586)	-
Net cash provided by financing activities from continuing operations	23,096,801	80,621,770
Net cash used in financing activities from discontinuing operations	-	(381,554)
Net cash provided by financing activities	23,096,801	80,240,216
Effect of exchange rate changes on cash and cash equivalents	700,055	381,294
Net increase/(decrease)in cash and cash equivalents	4,196,502	(959,089)
Cash at beginning of period	2,700,013	2,446,683
Cash at end of period	$6,896,515	1,487,594
Less: Cash from discontinued operations	-	84
Cash from continuing operations	6,896,515	1,487,510
Supplemental Cash Flow Information
Cash paid for interest expense	-	-
Cash paid for income tax	$75,416	$-
Supplemental disclosure of Non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligations	$-	$455,635
Issuance of common stocks in connection with conversion of convertible notes	$-	$30,000,000
Issuance of common stocks in connection with private placements, net of issuance costs with proceeds collected in advance in November 2019	$-	$1,600,000
Issuance of common stocks in connection with warrant cashless exercise in March 2021	$1,439,826	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

TD HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(UNAUDITED)

1.	ORGANIZATION AND BUSINESS DESCRIPTION

The Company conducts business through Shanghai Jianchi Supply chain Co.,Ltd, a subsidiary of the Company, which is engaged in the commodity trading business and providing supply chain management services to customers in the PRC. Supply chain management services consist of loan recommendation services and commodity product distribution services. The Company incorporated Hainan Jianchi Import and Export Co., Ltd, a subsidiary of Shanghai Jianchi, and Hainan Baiyu Cross-border e-commerce Limited, a subsidiary of Tongdow HK, Hainan Baiyu Cross-border e-commerce Limited, a subsidiary of Tongdow HK, and Yangzhou Baiyu Cross-border e-commerce Limited, a subsidiary of Yangzhou Baiyu VC during the six months ended June 30, 2021.

HMC was renamed Shenzhen Baiyu Jucheng Data Techonology Co.,Ltd during the three months ended June 30, 2021.

Name	Background	Ownership
Hainan Jianchi Import and Export Co., Ltd	A PRC limited liability company	A wholly owned subsidiary of Shanghai Jianchi
(“Hainan Jianchi”)	Incorporated on December 21,2020
Engaged in commodity trading business and providing supply chain management services to customers
Hainan Baiyu Cross-border e-commerce Limited	A Hong Kong company	A wholly owned subsidiary of Tongdow HK
(“Hainan Baiyu”)	Incorporated on March 18,2021
Engaged in commodity trading business and providing supply chain management services to customers

Yangzhou Baiyu Venture Capital Co.,Ltd	A Hong Kong company	A wholly owned subsidiary of Tongdow HK
(“Yangzhou Baiyu VC”)	Incorporated on April 19,2021
Engaged in commodity trading business and providing supply chain management services to customers
Yangzhou Baiyu Cross-border e-commerce Limited	A PRC limited liability company	A wholly owned subsidiary of Yangzhou Baiyu VC
(“Yangzhou Baiyu”)	Incorporated on May 14, 2021
Engaged in commodity trading business and providing supply chain management services to customers

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

The unaudited interim condensed consolidated financial information as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 have been prepared, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, which are normally included in annual condensed consolidated financial statements prepared in accordance with US GAAP, have been omitted pursuant to those rules and regulations. The unaudited interim condensed consolidated financial information should be read in conjunction with the consolidated financial statements and the notes thereto, included in the Company’s Form 10-K for the fiscal year ended December 31, 2020 previously filed with the SEC on June 4, 2021.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company’s unaudited condensed consolidated financial position as of June 30, 2021 and its unaudited condensed consolidated results of operations for the three months and six months ended June 30, 2021 and 2020, and its unaudited condensed consolidated cash flows for the six months ended June 30, 2021 and 2020, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the fiscal year or any future periods.

Error Correction

On March 4, 2021, the Company issued 750,000 fully-vested warrants with an exercise price of $0.01, with a five-year life, to an agent who was engaged to complete the warrant waiver and exercise agreements discussed in Note 7.

The Company applied Black-Scholes model and determined the fair value of the warrants to be $1.7 million. Significant estimates and assumptions used included stock price on March 4, 2021 of $2.27 per share, risk-free interest rate of one year of 0.08%, life of 5 years, and volatility of 71.57%.

The Company’s quarterly financial statements ended March 31, 2021 contained an error related to above share-based payment for service. Management has determined such error was qualitatively immaterial and the correction was made during this quarter. No restatement to previous issued interim financial statements was deemed necessary.

The following table illustrates the correction of the error had it been shown in the statement of operations on March 31, 2021 in the interim financial statement in Form 10-Q filing on June 26, 2021:

Three months ended March 31, 2021
Income from operations as reported	$557,235
Effect on share-based payment for service	(1,695,042)
Loss from operations as revised	$1,137,807)

Three months ended March 31, 2021
Net income as reported	$156,766
Effect on share-based payment for service	(1,695,042)
Net loss as revised	$(1,538,276)

Three months ended March 31, 2021
EPS as reported	$0.00
Effect on EPS	(0.02)
EPS as revised	$(0.02)

The Company included $1,695,042 as share-based payment for service on the condensed consolidated statement of operations for the six months ended June 30, 2021.

●	Use of estimates

The preparation of these condensed consolidated financial statements in conformity with the US GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of these condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions made by management include, among others, useful lives and impairment of long-lived assets, collectability of receivables, including accounts receivable, loans receivable, and amount due from related parties, advances to suppliers, allowance for doubtful accounts and fair value of goodwill. While the Company believes that the estimates and assumptions used in the preparation of these condensed consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the condensed consolidated financial statements in the period they are determined to be necessary.

●	Foreign currency

The functional currency of the Company and its Hong Kong subsidiary is the United States dollars (“US$”). The Company’s PRC subsidiaries determined their functional currency to be the Chinese Renminbi (“RMB”). The determination of functional currency is based on the criteria of ASC 830, Foreign Currency Matters (“ASC 830”). The Company uses the RMB as its reporting currency.

The financial statements of the Company and its Hong Kong subsidiary are translated from the functional currency to the reporting currency, RMB. Monetary assets and liabilities of the subsidiaries are translated into RMB using the exchange rate in effect at each balance sheet date. Income and expense items are translated at the average exchange rate prevailing during the fiscal year. Translation gains and losses are accumulated in other comprehensive loss, as a component of shareholders’ deficit in the consolidated financial statements.

Transactions denominated in other than the functional currencies are remeasured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date. The foreign exchange differences are recorded in the consolidated statements of comprehensive income (loss).

(b)	Inventory

Inventories of the Company are bulk commodities products, such as precious metals. Inventories are stated at the lower of cost or net realizable value. Costs of inventory are determined using the first-in first-out method. Adjustments to reduce the cost of inventories are made, if required, for decreases in sales prices, obsolescence or similar reductions in the estimated net realizable value.

We keep inventory for our direct sales model. Our inventory control policy requires us to monitor our inventory level and to manage obsolete inventory. Risk is passed to our customers (or to delivery service providers) upon the delivery of commodities to our customers. For a substantial majority of precious metal sold through our network, the whole transaction process takes from a few hours to a few days, thus our inventory risk is limited. For a small portion of our transactions under direct sales model, we hold inventories for repeating customers with relatively stable demands of large quantity based on our transaction data. We analyze historical sales data and days in inventory to establish inventory management plans. We monitor our real-time inventory volume and adjust our inventory management plans based on factors such as fluctuations in supply and prices, seasonality, and sales of a particular product.

(c)	Convertible promissory notes

The Company accounts for its convertible notes at issuance by allocating the proceeds received among freestanding instruments according to ASC 470, Debt ("ASC 470,") based upon their relative fair values.  The fair value of debt and common stock is determined based on the closing price of the common stock on the date of the transaction, and the fair value of warrants, if any, is determined using the Black-Scholes option-pricing model.  Convertible notes are subsequently carried at amortized cost.  The fair value of the warrants is recorded as additional paid-in capital, with a corresponding debt discount from the face amount of the convertible note.

Each convertible note is analyzed for the existence of a beneficial conversion feature, defined as the fair value of the common stock at the commitment date for the convertible note less the effective conversion price. Beneficial conversion features are recognized at their intrinsic value, and recorded as an increase to additional paid-in capital, with a corresponding reduction in the carrying amount of the convertible note (as a debt discount from the face amount of the convertible note.)  The discounts on the convertible notes, consisting of amounts ascribed to warrants and beneficial conversion features, are amortized to interest expense, using the effective interest method, over the terms of the related convertible notes.  Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

Each convertible note is also analyzed for the existence of embedded derivatives, which may require bifurcation from the convertible note and separate accounting treatment.

The Company also analyzes the features of its convertible notes which, when triggered, mandate a downward adjustment to the instrument’s strike price (or conversion price) if equity shares are issued at a lower price (or equity-linked financial instruments are issued at a lower strike price) than the instrument’s then-current strike price. The purpose of the feature is typically to protect the instrument’s counterparty from future issuances of equity shares at a more favorable price.

(d)	Recent accounting pronouncement

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) “Financial Instruments - Credit Losses” (“ASC 326”): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10 “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASC 2019-10,”) which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which simplifies how an entity is required to test goodwill for impairment by eliminating step two from the goodwill impairment test. Step two of the goodwill impairment test measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with its carrying amount. As amended by ASU 2019-10, annual or interim goodwill impairment tests are performed in fiscal years beginning after December 15, 2022. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This guidance addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. This standard is effective for the Group beginning January 1, 2022 including interim periods within the fiscal year. Early adoption is permitted. The Group does not expect any material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. For public business entities, the amendments in ASU 2020-06 are effective for public entities which meet the definition of a smaller reporting company are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company will adopt ASU 2020-06 effective January 1, 2024. Management is currently evaluating the effect of the adoption of ASU 2020-06 on the consolidated financial statements. The effect will largely depend on the composition and terms of the financial instruments at the time of adoption.

3.	LOANS RECEIVABLE FROM THIRD PARTIES

	June 30, 2021	December 31, 2020

Loans receivable from third parties	$59,504,874	$18,432,691

As of June 30, 2021, the Company has fifteen loan agreements compared with four loan agreements on December 31, 2020. The Company provided loans aggregating $45,057,871 for the purpose of making use of idle cash and maintaining long-term customer relationship and paid back $13,370,395 during the six months ended June 30, 2021. These loans will mature in July 2021 through December 2021, and charges interest rate of 10.95% per annum on these customers.

Interest income of $916,010   and$1,843,448 was recognized for the three months ended June 30, 2021 and 2020, respectively. Interest income of $1,400,678   and $1,884,923 was recognized for the six months ended June 30, 2021 and 2020. As of June 30, 2021 and December 31, 2020, the Company recorded an interest receivable of $545,670 and $1,290,864 as reflected under “other current assets” in the unaudited condensed consolidated balance sheets.

As of June 30, 2021 and December 31,2020 there was no allowance recorded as the Company considers all of the loan receivable fully collectible.

4.	INTANGIBLE ASSETS

	June 30, 2021	December 31, 2020
Customer relationships	$20,339,875	$20,117,564
Software copyright	5,107,410	-
Total	25,447,285	20,117,564

Less: accumulative amortization	(2,448,169)	(543,718)
Intangible assets, net	$22,999,116	$19,573,846

The Company’s intangible assets consist of customer relationships, which are recorded in connection with acquisitions at their fair value, and software copyright which are purchased from the related party Yunfeihu. Intangible assets with estimable lives are amortized, generally on a straight-line basis, over their respective estimated useful lives of 6.2 years and 6.83 years respectively to their estimated residual values.

For the six months ended June 30, 2021 and 2020, the Company amortized $1,895,871 and $Nil respectively.  No impairment loss was made against the intangible assets during the six months ended June 30, 2021.

The estimated amortization expense for these intangible assets in the next five years and thereafter is as follows:

Period ending June 30, 2021:	Amount
2021	$2,023,075
2022	4,046,149
2023	4,046,149
2024	4,046,149
2025	4,046,149
Thereafter	4,791,445
Total:	$22,999,116

5.	INVENTORY

	June 30, 2021	December 31, 2020

Finished goods	$883,961	$-

The balance represents a batch of precious product from one of subsidiary Hiannan Jianchi on June 30, 2021.

6.	CONVERTIBLE PROMISSORY NOTES

	June 30, 2021	December 31, 2020
Convertible notes – principal	$5,346,934	$-
Convertible notes – discount	(326,667)	-
Convertible notes – interest	199,093	-
Convertible notes, net	$5,219,360	$-

On January 6, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, a Utah limited liability company, pursuant to which the Company issued an unsecured promissory note in the original principal amount $1,670,000, convertible into shares of common stock, for proceeds of $1,500,000. The Company recorded a debt discount of $170,000, which is being amortized over 12 months. On March 4, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, pursuant to which the Company issued an unsecured promissory note in the original principal amount of $3,320,000, convertible into shares of common stock, for proceeds of $3,000,000. The Company recorded a debt discount of $320,000, which is being amortized over 12 months.

The above two Notes have a maturity date of 12 months with an interest rate of 10% per annum. The Company retains the right to prepay the Note at any time prior to conversion with an amount in cash equal to 125% of the principal that the Company elects to prepay at any time three months after the issue date, subject to maximum monthly redemption amount of $187,500 or $375,000 respectively. On or before the close of business on the third trading day of redemption, the Company should deliver conversion shares via “DWAC” (DTC’s Deposit/Withdrawal at Custodian system). The Company will be required to pay the redemption amount in cash, or chooses to satisfy a redemption in registered stock or unregistered stock, such stock shall be issued at 80% of the average of the lowest “VWAP “ (the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days) during the fifteen trading days immediately preceding the redemption notice is delivered.

During the period that these Notes are outstanding, the Company will reserve from its authorized and unissued shares of common stock more than 5,000,000 shares, free from preemptive rights, to provide for the issuance of the common stock upon the full conversion of the Notes. The earlier of (i) 45 days after filing of the PRE14C with SEC, or (ii) May 31,2021 under the assumption of no comments from PRE14C. In the event that the SEC has any comments to the Company’s PRE14C, the Company agrees to grant an additional 30 days to meet the requirement no later than June 30, 2021. On May 3, outstanding principal amount was increased to $1,790,694 and $3,556,240 or by 7% respectively due to standstill fee application from the borrower. A modification loss of $356,934 was recognized in the condensed consolidated statement of operations in relation to this non-substantial notes modification.

Upon evaluation, the Company determined that the Agreements contained embedded beneficial conversion features which met the definition of Debt with Conversion and Other Options covered under the Accounting Standards Codification topic 470 (“ASC 470”). According to ASC 470, an embedded beneficial conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. Pursuant to the agreement, the Company shall recognize embedded beneficial conversion features three months after commitment date of $417,500 and $830,000 respectively. The Company will not recognize embedded beneficial conversion features of $447,674 and $889,060 until July 2021 due to the effective of standstill agreement.

7.	CAPITAL TRANSACTIONS

Common stock issued in private placements

On January 7, 2021, the Company entered into certain securities purchase agreement with two investors, the Chairman and CEO of the Company, Ouyang Renmei and another shareholder pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of Common Stock, at a per share market price of $1.63. The transaction was consummated on January 12, 2021 by issuance of 15,000,000 shares of Common Stock. The Company received proceeds of $24,450,000 in January 2021.

Common stock issued in registered direct offering

On January 20, 2021, the Company entered into a securities purchase agreement, pursuant to which the Company agreed to sell to certain investor an aggregate of 478,468 shares of common stock in a registered direct offering, for gross proceeds of approximately $1.07 million. The Company received proceeds of $834,845 in January 2021 after deducting the agent commission and other professional fee.

On February 8, 2021, the Company entered into a securities purchase agreement, pursuant to which the Company agreed to sell to certain investor an aggregate of 775,000 shares of common stock in a registered direct offering, for gross proceeds of approximately $1.62 million. The Company received proceeds of $1,358,144 in February 2021 after deducting the agent commission and other professional fee.

Common stocks issued for exercise of warrants by holders of warrants

On March 10, 2021, the Company entered into certain waiver and warrant exercise agreements with some institutional investors, which modified (a) 100,000 warrants with an exercise price of $1.32 originally issued on April 15, 2019 in a common stock private placement and (b) 1,530,000 warrants with an exercise price of $2.20 originally issued on March 23, 2019 in a common stock private placement. The modification of these warrant agreements lowered the exercise prices to $0.95 per warrant and $1.17 per warrant, respectively, and allowed the holders to exercise the warrants on a cashless basis. In March 2021, the holders exercised 1,630,000 warrants on a cashless basis, resulting in the issuance of 808,891 shares of common stock. The Company recorded the modification and the cashless exercise of the warrants as a reduction of retained earnings, similar to a dividend, and an increase in additional paid-in capital, using a fair value of $1,439,826, estimated according to “free distribution” accounting practice.

On March 10, 2021, the Company entered into certain waiver and warrant exercise agreements with some institutional investors, which modified (a) 100,000 warrants with an exercise price of $1.32 originally issued on April 15, 2019 in a common stock private placement and (b) 1,530,000 warrants with an exercise price of $2.20 originally issued on March 23, 2019 in a common stock private placement. The modification of these warrant agreements lowered the exercise prices to $0.95 per warrant and $1.17 per warrant, respectively, and allowed the holders to exercise the warrants on a cashless basis. In March 2021, the holders exercised 1,630,000 warrants on a cashless basis, resulting in the issuance of 808,891 shares of common stock. The Company recorded the modification and the cashless exercise of the warrants as a reduction of retained earnings, similar to a dividend, and an increase in additional paid-in capital, using a fair value of $1,439,826, estimated according to “free distribution” accounting practice.

On March 4, 2021, the Company issued 750,000 fully-vested warrants with an exercise price of $0.01, with a five-year life, to an agent who was engaged to complete the warrant waiver and exercise agreements. The Company applied Black-Scholes model and determined the fair value of the warrants to be $1.7 million. Significant estimates and assumptions used included stock price on March 4, 2021 of $2.27 per share, risk-free interest rate of one year of 0.08%, life of 5 years, and volatility of 71.57%.

On April 27, 2021, the Company entered warrant exercise agreements and received proceeds of $7,500 and issued 750,000 common stock.

Warrants

A summary of warrants activity for the six months ended June 30, 2021 was as follows:

	Number of shares	Weighted average life	Weighted average exercise price	Intrinsic Value

Balance of warrants outstanding and exercisable as of December 31, 2020	1,903,370	3.13 years	$21
Granted	750,000	5 years	0.01
Exercised	(2,380,000)		$1.48
Balance of warrants outstanding and exercisable as of June 30, 2021	273,370	1.44 years	$21	0

8.	LOSS PER SHARE

Basic earnings (loss) per share is computed by dividing the net profit or loss by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing net income attributable to common shares by the weighted average number of common and dilutive common equivalents shares outstanding during the period. Common equivalents shares consist of shares issuable upon the conversion of convertible notes using the if-converted method.

The number of warrants is excluded from the computation as the anti-dilutive effect.

The following table sets forth the computation of basic and diluted loss per common share for the six months ended June 30, 2021 and 2020 respectively:

	For the Six Months Ended June 30,
	2021	2020

Net loss attributable to TD Holdings, Inc.’s Stockholders	$(1,180,420)	$(5,809,897)

Weighted Average Shares Outstanding-Basic	95,025,014	30,579,616
Net loss per share - basic and diluted
Net loss per share from continuing operations – basic and diluted	$(0.01)	$(0.17)
Net income (loss) per share from discontinued operations – basic and diluted	$-	$(0.02)

	For the Three Months Ended June 30,
	2021	2020

Net income (loss) attributable to TD Holdings, Inc.’s Stockholders	$357,856	$(5,462,485)

Weighted Average Shares Outstanding-Basic	96,821,039	47,486,210
Weighted Average Shares Outstanding-Diluted	102,312,155	-
Net loss per share - basic and diluted
Net income (loss) per share from continuing operations – basic	$(0.00)	$(0.11)
Net income (loss) per share from continuing operations – diluted	$(0.00)	$-
Net income (loss) per share from discontinued operations – basic and diluted	$-	$(0.01)

9.	INCOME TAXES

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. Under the PRC tax law, companies are required to make quarterly estimate payments based on 25% tax rate; companies that received preferential tax rates are also required to use a 25% tax rate for their installment tax payments. The overpayment, however, will not be refunded and can only be used to offset future tax liabilities.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the six months ended June 30, 2021, the Company had no unrecognized tax benefits. Due to uncertainties surrounding future utilization, the Company estimates there will not be sufficient future income to realize the deferred tax assets for certain subsidiaries and a VIE. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets of $4,167,055  and $4,452,837, respectively. The Company maintains a full valuation allowance on its net deferred tax assets as of June 30, 2021.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

For the six months ended June 30, 2021 and 2020, the Company had current income tax expenses of $771,863 and $nil, respectively, and deferred income tax benefit of $548,982 in the connection of intangible assets generated from Baiyu acquisition, and $nil, respectively.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. The Company is subject to income taxes in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. There were no uncertain tax positions as of June 30, 2021 and December 31, 2020 and the Company does not believe that its unrecognized tax benefits will change over the next twelve months.

10.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Qianhai Baiyu”)	Controlled by Mr. Zhiping Chen, the legal representative of Huamucheng, prior to March 31, 2020
Guangzhou Chengji Investment Development Co., Ltd. (“Guangzhou Chengji”)	Controlled by Mr. Weicheng Pan, who is an independent director of the Company.
Yunfeihu International E-commerce Group Co., Ltd (“Yunfeihu”)	An affiliate of the Company, over which an immediate family member of Chief Executive Officer owns equity interest and plays a role of director and senior management
Shenzhen Tongdow International Trade Co., Ltd. (“TD International Trade”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Beijing Tongdow E-commerce Co., Ltd. (“Beijing TD”)	Wholly owned by Tongdow E-commerce Group Co., Ltd. which is controlled by an immediate family member of Chief Executive Officer of the Company
Shanghai Tongdow Supply Chain Management Co., Ltd. (“Shanghai TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Guangdong Tongdow Xinyi Cable New Material Co., Ltd. (“Guangdong TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Yangzhou Tongdow E-commerce Co., Ltd. (“Yangzhou TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow (Zhejiang) Supply Chain Management Co., Ltd. (“Zhejiang TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Shenzhen Meifu Capital Co., Ltd. (“Shenzhen Meifu”)	Controlled by Chief Executive Officer of the Company
Shenzhen Tiantian Haodian Technology Co., Ltd. (“TTHD”)	Wholly owned by Shenzhen Meifu
Guotao Deng	Legal representative of Huamucheng before December 31, 2019
Hainan Tongdow International Trade Co.,Ltd.(“Hainan TD”)	Controlled by the same ultimate parent company
Yunfeihu modern logistics Co.,Ltd (“Yunfeihu Logistics”)	Controlled by the same ultimate parent company
Shenzhen Tongdow Jingu Investment Holding Co.,Ltd (“Shenzhen Jingu“)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow E-commerce Group Co.,Ltd (“TD E-commerce”)	Controlled by an immediate family member of Chief Executive Officer of the Company

Fujian Pan	Shareholder of TD Holdings Inc

2)	Balances with related parties

-	Due from related parties

As of June 30, 2021 and December 31, 2020, the balances with related parties were as follows:

	June 30, 2021	December 31, 2020

TD International Trade (i)	$-	$4,592,698
Yangzhou TD (i)	-	3,041,180
Zhejiang TD (i)	-	8,734,024
Beijing TD (ii)	1,996,679	-
Yunfeihu (ii)	12,823,068	19,830,214
Yunfeihu Logistics (ii)	1,496,003	-
TD E-commerce (ii)	2,880,373	-
Shenzhen Jingu (ii)	404,314	-
Guangdong TD	154,910	-
TTHD (ii)	610,696	19,640,929
Total due from related parties	$20,366,043	$55,839,045

(i)	The balance due from TD International Trade, Yangzhou TD and Zhejiang TD represented prepayments for commodity metal products.

(ii)	The balance due from Beijing TD represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Yunfeihu Logistics represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from Yunfeihu represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from TD E-commerce represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Shenzhen Jingu represented loans provided to the related party. Both the principal and interest will be due in September 2021, with an interest rate of 10.95% per annum.

The balance due from Guangdong TD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

The balance due from TTHD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum.

-	Due to related parties

	June 30, 2021	December 31, 2020

Guangzhou Chengji (1)	$1,347,011	$1,878,511
Yunfeihu (2)	-	4,235,680
Guangdong TD (2)	-	612,313
Shenzhen Meifu (2)	-	317,637
Beijing TD (2)	93	300,992
Other related parties	2,076	888
Total due to related parties	$1,349,180	$7,346,021

(1)	The balance due to Guangzhou Chengji represents loan principal and interest due to the related parties. As of June 30, 2021 and December 31 2020, the Company borrowed loans of $1,199,163 and $1,768,287, respectively, from Guangzhou Chengji. The loans bear annual interest rate of 6% and maturity date of January 11, 2023. For the three months ended June 30, 2021 and 2020, the Company accrued interest expenses of $17,256 and $39,659, respectively. For the six months ended June 30, 2021 and 2020, the Company accrued interest expense of $34,512 and $71,929, respectively.

(2)	The balance due to Yunfeihu, Guangdong TD, Shenzhen Meifu and Beijing TD represents the advance from these four related parties for supply chain management services.

3)	Transactions with related parties

For the three and six months ended June 30, 2021, the Company generated revenues from below related party customers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue from sales of commodity products
Yunfeihu	$1,523,616	$1,251,591	$20,284,870	$1,921,586
Yangzhou TD	-	-	1,641,761
TD International Trade	-	312,078	-	695,715
	1,523,616	1,563,669	21,926,631	2,617,301

Revenue from supply chain management services
Yunfeihu	-	26,949	-	70,596
Total revenues generated from related parties	$1,523,616	$1,590,618	$21,926,631	$2,687,897

-	Purchases from a related party

For the six months ended June 30, 2021 and 2020, the Company purchased commodity products from below related party vendors:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Purchase of commodity products
Yunfeihu	$-	$-	$1,641,373	$-
Zhejiang TD	-	-	7,950,833	-
Hainan TD	-	-	3,689,844	-
TD International Trade	-	1,256,218	1,121,386	1,256,218
Yangzhou TD	-	-	6,801,614	-
	$-	$1,256,218	$21,205,050	$1,256,218

For the three months and six months ended June 30, 2021, the Company purchased copyright software of $5,107,410 from “Yunfeihu”.

11.	DISCONTINED OPERATION

On August 28, 2020 when the Company closed disposition of HC High Summit Limited, the Company’s used luxurious car leasing business met all the conditions required in order to be classified as a discontinued operation. Accordingly, the operating results of used luxurious car leasing business are reported as a loss from discontinued operations in the accompanying consolidated financial statements for all periods presented. In addition, the assets and liabilities related to our used luxurious car leasing business are reclassified as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets at June 30, 2020.

The summarized operating results of the discontinued operation included in the Company’s unaudited interim condensed consolidated statements of operations consist of the following:

For the six months ended June 30, 2020
Revenues	$14,051
Cost of revenues	323,608
Gross loss	(309,557)

Operating expenses	175,961
Other expense	66,927
Loss before income taxes	(552,445)

Income taxes	-
Net loss from discontinued operations	$(552,445)

12.	COMMITMENTS AND CONTINGENCIES

1)	Lease Commitments

The Company leases offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases with initial term of 12 months or less are not recorded on the balance sheet.

As of June 30, 2021, the Company had one lease arrangement with an unrelated third party with a monthly rental fee of approximately $7,200. The lease term was within 12 months, which will be due in August 2021. As of the date of this report, the Company cannot reasonably assess whether it will renew the lease term.

Lease expenses for the three months ended June 30, 2021 and 2020 were $47,008 and $92,414, respectively. Lease expenses for the six months ended June 30, 2021 and 2020 were $17,093 and $187,538, respectively.

2)	Contingencies

a	2015 Derivative Action

On February 3, 2015, a purported shareholder Kiran Kodali filed a putative shareholder derivative complaint against the Company, alleging that the Company and its former officers and directors violated their fiduciary duties, grossly mismanaged the Company and were unjustly enriched based upon the transfer that was the subject of the Internal Review and other grounds substantially similar to those asserted in the class action complaints.

On July 16, 2019, the Company received a copy of the final order and judgment that the Court entered on July 11, 2019, approving the settlement set forth in the Stipulation. The Stipulation provides for dismissal of the Derivative Action as to the Company and the Individual Defendants, and the Company agrees to adopt or maintain certain corporate governance reforms for at least three years. The Stipulation also provides for attorneys’ fees and expenses to be paid by the Individual Defendants’ insurance carriers to plaintiffs’ counsel.

b	2017 Arbitration with Sorghum

On December 21, 2017, the Company delivered notice (“Notice”) to Sorghum notifying Sorghum that certain recent actions of Sorghum constituted breaches of Sorghum’s covenants under the Exchange Agreement. Specifically, we believe that Sorghum is in breach of Section 6.9 (a and Section 6.11 (b of the Exchange Agreement which required Sorghum to use commercially reasonable efforts and to cooperate fully with the other parties to consummate the transactions contemplated by the Exchange Agreement and to make its directors, officers and employees available in connection with responding in a timely manner to SEC comments. According to the terms of the Exchange Agreement, the Company is entitled to terminate the Exchange Agreement if the breach is not cured within twenty (20 days after the Notice is provided to Sorghum.

On January 25, 2018, the Company filed an arbitration demand (“Arbitration Demand” with the American Arbitration Association (“AAA”) against Sorghum in connection with Sorghum’s breach of the Exchange Agreement.

On July 30, 2018, Arbitrator entered a reasoned award, accepting the Company’s proposal for resolution, awarding the Company damages of $1,436,522 against Sorghum and denying Sorghum’s Counterclaim against the Company in its entirety with prejudice. Sorghum has sought to vacate the arbitration award by filing a petition to vacate the arbitration award in the Supreme Court for the State of New York, New York County. The Court heard the Company and Sorghum’s arguments on May 1, 2019, and entered an order vacating the arbitration award. The Company vigorously opposed and moved to confirm the arbitration award on May 6, 2019. On June 5, 2019, the Company filed a notice of appeal with the New York Supreme Court Appellate Division First Department. The appeal was scheduled to be mediated on November 20, 2019. On November 15, 2019, the Company withdrew its appeal filed June 5, 2019, upon the stipulation of the parties and accordingly, the arbitration award is deemed to be vacated.

c	2018 Court Matter with Shanghai Nonobank Financial Information Service Co. Ltd.

On August 2, 2018, the Company became party to an action filed by Shanghai Nonobank Financial Information Service Co. Ltd. (“Plaintiff”) in the Supreme Court for the State of New York, New York County (“NY Supreme Court” (Index No. 653834/2018 (the “Action”). Plaintiff’s complaint seeks to recover approximately $3.5 million of Plaintiff’s funds that were allegedly required to be held in escrow in New York pursuant to an agreement by and between Plaintiff, Yang Jie and Yi Lin (the “Complaint”). Plaintiff has alleged that the funds were required to be held in escrow in a New York attorney trust account pending the alleged consummation of a merger between Plaintiff’s parent company and the Company. Plaintiff alleged two causes of action against the Company for fraud/fraudulent inducement and conversion. On August 30, 2018, the Company filed a motion to dismiss Plaintiff’s causes of action against the Company. The Court has scheduled oral arguments on the Company’s motion to dismiss for May 1, 2019.

On July 15, 2019, the Company received a copy of the decision and order the Court entered on July 12, 2019, granting the Company’s motion to dismiss the Complaint in its entirety as against the Company without prejudice, with costs and disbursements to the Company as taxed by the Clerk of the Court, and the Clerk is directed to enter judgment accordingly in favor of the Company.

d	2020 Court Matter with Harrison Fund

On April 6, 2020, the Company filed a law suit against Harrison Fund, LLC (“Harrison Fund”) in the United States District Court for the Northern District of California (the “District Court”) (Case No. 3:20-cv-2307). The Company had invested $1,000,000 in Harrison Fund around May 2019. However, Harrison Fund had been reluctant to disclose related investment information to the Company and it was discovered that certain information presented on Harrison Fund’s brochure appeared to be problematic. The Company demanded a return of its investment from Harrison Fund. When the Company failed to obtain a response from Harrison Fund, it filed the complaint against Harrison Fund seeking to recover the $1,000,000 investment.

Due to the uncertainty arising from this pending legal proceeding, a full impairment has been applied against the Company’s investment in financial products.

13.	Risks and uncertainties

(1)	Credit risk

Financial instruments that are potentially subject to credit risk consist principally of trade receivables and advances to suppliers. The Company believes the concentration of credit risk in its trade receivables and advances to suppliers is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. All of the Company’s cash is maintained with banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts. The Company performs ongoing credit evaluations of its customers and key suppliers to help further reduce credit risk.

(2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(3)	Foreign currency risk

The Company’s financial information is presented in U.S. dollars (“USD”). The functional currency of the Company is the Chinese Yuan, Renminbi (“RMB”), the currency of the PRC. Any transactions which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions, and exchange gains and losses are included in the statements of operations as foreign currency transaction gain or loss. The consolidated financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates for assets and liabilities and average exchange rates for revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in stockholder’s equity. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Where there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significant affected.

	June 30, 2021	December 31, 2020

Balance sheet items, except for equity accounts	6.4612	6.5326

	For the Six Months Ended June 30,
	2021	2020

Items in the statements of operations, comprehensive loss and statements of cash flows	6.4700	7.0339

Transactions denominated in currencies other than the functional currency are translated into prevailing functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the consolidated statements of comprehensive loss.

(4)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operation may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. In light of the uncertain and rapidly evolving situation relating to the spread of the coronavirus (COVID-19), we have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. To this end, we are evaluating alternative working arrangements, including requiring all employees to work remotely, and we have suspended all non-essential travel for our employees and limiting in-person work-related meetings.

In addition, with the extended Chinese business shutdowns that resulted from the outbreak of COVID-19, we may experience delays or the inability to service our customers on a timely basis in our commodities trading business. The disruptions to our supply chain and business operations, or to our suppliers’ or customers’ supply chains and business operations, could include disruptions from the closure of our luxury car rental facilities, interruptions in the supply of commodities, personnel absences, and restrictions on the luxury car rental services or delivery and storage of commodities, any of which could have adverse ripple effects on our luxurious car leasing business and our commodities trading business. If we need to close any of our facilities or a critical number of our employees become too ill to work, our ability to provide our products and services to our customers could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse business consequences due to COVID-19, or any other pandemic, demand for our products and services could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the localities in which we or our suppliers and customers operate within China.

While the potential economic impact brought by and the duration of COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. While it is too early to tell whether COVID-19 will have a material effect on our business over time, we continue to monitor the situation as it unfolds. The extent to which COVID-19 affects our results will depend on many factors and future developments, including new information about COVID-19 and any new government regulations which may emerge to contain the virus, among others.

(5)	Risks related to industry

The Company sells precious products to customers through our industrial relationship. Sales contracts are entered into with each individual customer. The Company is the principal under the precious metal direct sales model as the Company controls the products with the ability to direct the use of, and obtain substantially all the remaining benefits from the precious metal products before they are sold to its customers. The Company has a single performance obligation to sell metal products to the buyers. Revenue for precious metal trading under direct sales model is recognized at a point in time when the single performance obligation is satisfied when the products are delivered to the customer. We are under the risk of economic environment in general and specific to the precious metal industry and to China as well as changes to the existing governmental regulations.

Commodity trading in China is subject to seasonal fluctuations, which may cause our revenues to fluctuate from quarter to quarter. We generally experience less user traffic and purchase orders during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Consequently, the first quarter of each calendar year generally contributes the smallest portion of our annual revenues. Furthermore, as we are substantially dependent on sales of precious metal, our quarterly revenues and results of operations are likely to be affected by price fluctuation under macroeconomic circumstance these years.

As our revenues have grown rapidly in recent years, these factors are difficult to discern based on our historical results, which, therefore, should not be relied on to predict our future performance. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our stock may fluctuate from time to time due to seasonality.

14.	SUBSEQUENT EVENTS

The Company settled convertible notes of $200,000 on July 7, 2021 and $1,683,193.1 on July 16, 2021 and issued 260,254 and 1,980,227 shares of the Company’s common stock on July 8, 2021 and July 19, 2021, respectively.

On July 16, 2021, the Company issued 140,000 shares of the Company’s common stock as compensation to a PR service provider for increasing the Company’s visibility in the financial news community.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of TD Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TD Holdings, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matters

Related party transactions

The Company has significant transactions and balances with related parties, including entities controlled by the immediate family member of the Company’s Chief Executive Officer, which are described in Note 12   to the financial statements. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist.

Disposition of used luxurious car leasing business

As disclosed in Note 3   to the financial statements, the Company completed the disposition of its used luxurious car leasing business during the year ended December 31, 2020. The disposal loss was reported in the financial statements.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that were material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Loans Receivable

As described in Note 2 to the financial statements, the Company monitors all loans receivable for delinquency and provides for estimated losses for specific receivables that are not likely to be collected. As disclosed in the Note 5   and Note 12 to the financial statements, the balances of loans receivable from third parties and related parties were $18.4 million and $44.1   million, respectively, as of December 31, 2020.

The principal considerations for our determination that auditing management’s assessment of impairment of loans receivable is a critical audit matter included the significant judgment made by management when considering factors in assessing collectability of the loan receivables as described above, as well as the likelihood of the occurrence of these factors impacting the collectability. In turn, such management’s assessment led to challenging and subjective auditor judgment in performing our audit procedures.

Our audit of valuation of loans receivable included, but was not limited to, the following procedures:

●	understanding of controls relating to management assessment of the loans receivable allowance;

●	reviewing management’s impairment assessment, including its supporting evidence such as subsequent repayments;

●	examining original transaction related documents;

●	confirming balance with the borrowers;

●	searching public information for the operating and financial conditions of the borrowers;

●	evaluating the sufficiency of the Company’s disclosures to loans receivable.

Acquisition of Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Baiyu”) – Valuation of Intangible Assets Acquired

As described in Note 4 to the financial statements, the Company completed its acquisition of Baiyu for total consideration of $102.6 million during 2020, resulting in approximately $20.1 million in intangible assets and $69.3 million in goodwill being recorded. The intangible assets were mainly comprised of client relationships with definite lives of 6.2 years. Management applied judgment in estimating the fair value of the intangible assets using a discounted cash flow model, which involved the use of significant estimates and assumptions.

The principal considerations for our determination that performing procedures relating to the valuation of intangible assets acquired in connection with the acquisition of Baiyu is a critical audit matter were (i) there was a high degree of auditor judgment and subjectivity in applying procedures relating to the fair value measurement of intangible assets acquired due to the significant amount of judgment by management when developing the estimate; (ii) significant audit effort was required in evaluating the significant assumptions relating to the estimates.

Our audit of the valuation of intangible assets acquired included, but was not limited to, the following procedures:

●	understanding of controls relating to the valuation of intangible assets acquired and controls over the development of the assumptions;

●	reading the purchase agreements, and testing management’s process for estimating the fair value of intangible assets;

●	evaluating the appropriateness of the discounted cash flow models, testing the completeness and accuracy of data provided by management, and evaluating the reasonableness of significant assumptions;

●	evaluating whether the assumptions and inputs used were reasonable considering the past performance of the acquiree as well as industry data.

●	evaluating the sufficiency of the Company’s disclosures regarding the intangible assets generated from the acquisition.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2020.

Lakewood, Colorado
June 4, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TD Holdings, Inc. (formerly Bat Group, Inc.)

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to classify certain amounts due to the discontinued operations classification of HC High Summit Limited (“HC High Summit”), as described in Notes 1 and 3, the accompanying consolidated balance sheet of TD Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year ended December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the 2019 consolidated financial statements, before the effects of disposition of and related adjustments to reclassify certain amounts due to the discontinued operations classification of HC High Summit, as described in Notes 1 and 3, present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review or apply any procedures to the discontinued operations classification of HC High Summit, as described in Notes 1 and 3, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by BF Borgers CPA PC (“BFB”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor in 2019.

New York, New York

May 29, 2020

TD HOLDINGS CO., LTD.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

	December 31,	December 31,
	2020	2019
ASSETS
Cash	$2,700,013	$1,777,276
Loans receivable from third parties	18,432,691	576,647
Due from related parties	55,839,045	2,840,728
Other current assets	1,310,562	39,960
Assets of discontinued operations	-	5,743,789
Total current assets	78,282,311	10,978,400

Investments in equity investees	-	410,000
Goodwill	69,322,325	-
Intangible assets, net	19,573,846	-
Total noncurrent assets	88,896,171	410,000

Total Assets	$167,178,482	$11,388,400

LIABILITIES AND EQUITY
Current Liabilities
Bank borrowings	$1,653,247	$-
Third party loans payable	-	315,729
Advances from customers	9,214,369	-
Due to related parties	7,346,021	166,332
Stock subscription advance	-	1,600,000
Income tax payable	5,460,631	14,735
Other current liabilities	3,197,147	200,602
Acquisition payable	15,384,380	-
Current liabilities of discontinued operations	-	3,290,140
Total current liabilities	42,255,795	5,587,538

Deferred tax liabilities	4,893,461	-
Total noncurrent liabilities	4,893,461	-

Total liabilities	47,149,256	5,587,538

Commitments and Contingencies (Note 13)

Equity
Common stock (par value $0.001 per share, 100,000,000 shares authorized; 79,131,207 and 11,585,111 shares issued and outstanding at December 31, 2020 and 2019, respectively)	79,131	11,585
Additional paid-in capital	151,407,253	38,523,170
Statutory reserve	913,292	-
Accumulated deficit	(39,255,945)	(32,391,040)
Accumulated other comprehensive loss	6,885,495	(334,281)
Total TD Shareholders’ Equity	120,029,226	5,809,434

Non-controlling interest	-	(8,572)
Total Equity	120,029,226	5,800,862

Total Liabilities and Equity	$167,178,482	$11,388,400

The accompanying notes are an integral part of the consolidated financial statements.

TD HOLDINGS CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2020 and 2019

(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended
	December 31,
	2020	2019
Revenues
Sales of commodity products - third parties	$8,252,866	$100,427
Sales of commodity products - related parties	16,243,777	-
Supply chain management services - third parties	1,631,318	562,586
Supply chain management services - related parties	2,140,840	-
Total Revenues	28,268,801	663,013

Cost of revenues
Commodity product sales - third parties	(7,853,215)	-
Commodity product sales - related parties	(16,744,094)	(100,180)
Supply chain management services - third parties	(43,162)	-
Supply chain management services – related parties	-	(489,231)
Total operating costs	(24,640,471)	(589,411)

Gross profit	3,628,330	73,602

Operating expenses
Selling, general, and administrative expenses	(3,035,598)	(2,334,315)
Total operating expenses	(3,035,598)	(2,334,315)

Other income (expenses), net
Interest income	6,239,943	64,461
Interest expenses	(185,106)	-
Amortization of beneficial conversion feature relating to issuance of convertible notes	(3,400,000)	-
Amortization of relative fair value of warrants relating to issuance of convertible notes	(3,060,000)	-
Impairment of investment securities	-	(200,000)
Impairment of investment in an equity investee	(410,000)	(1,809,251)
Impairment of investment in financial products	-	(1,000,000)
Total other expenses, net	(815,163)	(2,944,790)

Net loss from continuing operations before income taxes	(222,431)	(5,205,503)

Income tax expenses	(2,177,924)	(14,861)

Net loss from continuing operations	(2,400,355)	(5,220,364)

Net loss from discontinued operations, net of tax	(3,551,258)	(1,722,158)

Net loss	(5,951,613)	(6,942,522)
Less: Net loss attributable to noncontrolling interest	-	8,572
Net loss attributable to TD Holdings, Inc.’s Stockholders	$(5,951,613)	$(6,933,950)

Other comprehensive loss
Net loss	$(5,951,613)	$(6,942,522)
Foreign currency translation adjustment	7,219,776	176,776
Comprehensive income (loss)	1,268,163	(6,765,746)
Less: Total comprehensive loss attributable to non-controlling interests	-	8,572
Comprehensive income (loss) attributable to TD Holdings, Inc. Stockholders	$1,268,163	$(6,757,174)

Weighted Average Shares Outstanding-Basic and Diluted	51,273,048	7,776,306

Income (loss) per share- basic and diluted	$(0.12)	$(0.89)
Income (loss) per share continuing - basic and diluted	$(0.05)	$(0.67)
Income (loss) per share discontinued - basic and diluted	$(0.07)	$(0.22)

The accompanying notes are an integral part of the consolidated financial statements.

TD HOLDINGS CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

			Additional			Accumulated other
	Common stock		paid-in	Surplus	Accumulated	comprehensive	Non-controlling	Total
	Shares	Amount	capital	reserve	deficit	income (loss)	interest	Equity
Balance as at December 31, 2018	5,023,906	$5,024	$28,765,346	$-	$(25,457,090)	$(511,057)	$-	$2,802,223
Issuance of common stocks to service providers	502,391	502	883,706	-	-	-	-	884,208
Issuance of common stocks pursuant to registered direct offering, net of transaction cost	3,120,000	3,120	4,650,320	-	-	-	-	4,653,440
Issuance of common stocks in connection with acquisition of an equity investee	1,253,814	1,254	2,217,997	-	-	-	-	2,219,251
Issuance of common stocks in connection with private placements	1,685,000	1,685	588,065	-	-	-	-	589,750
Capital contribution from shareholders of a variable interest entity	-	-	1,417,736	-	-	-	-	1,417,736
Net loss	-	-	-	-	(6,933,950)	-	(8,572)	(6,942,522)
Foreign currency translation adjustments	-	-	-	-	-	176,776	-	176,776
Balance as at December 31, 2019	11,585,111	$11,585	$38,523,170	$-	$(32,391,040)	$(334,281)	$(8,572)	$5,800,862
Issuance of common stocks in connection with private placements	19,000,000	19,000	20,081,000	-	-	-	-	20,100,000
Issuance of common stocks in connection with registered direct offering	8,000,000	8,000	19,992,000	-	-	-	-	20,000,000
Issuance of common stocks in connection with exercise of convertible notes	20,000,000	20,000	29,980,000	-	-	-	-	30,000,000
Issuance of common stocks in connection with exercise of warrants	20,546,096	20,546	36,333,185	-	-	-	-	36,353,731
Beneficial conversion feature relating to issuance of convertible notes	-	-	3,400,000	-	-	-	-	3,400,000
Relative fair value of warrants relating to issuance of convertible notes	-	-	3,060,000	-	-	-	-	3,060,000
Share based compensation	-	-	37,898	-	-	-	-	37,898
Disposal of subsidiaries	-	-	-	-	-	(35,672)	8,572	(27,100)
Appropriation of statutory reserve	-	-	-	913,292	(913,292)	-	-	-
Net loss	-	-	-	-	(5,951,613)	-	-	(5,951,613)
Foreign currency translation adjustments	-	-	-	-	-	7,255,448	-	7,255,448
Balance as at December 31, 2020	79,131,207	$79,131	$151,407,253	$913,292	$(39,255,945)	$6,885,495	$-	$120,029,226

The accompanying notes are an integral part of the consolidated financial statements.

TD HOLDINGS CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	(5,951,613)	(6,942,522)
Less: Net loss from discontinued operations	3,551,258	1,722,158
Net loss from continuing operations	(2,400,355)	(5,220,364)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of right of use assets	176,225	-
Amortization of intangible assets	514,618	-
Impairment of financial product	-	1,000,000
Stock-based compensation to service providers	-	884,208
Stock-based compensation to senior management	37,899	-
Amortization of beneficial conversion feature relating to issuance of convertible notes	3,400,000	-
Amortization of relative fair value of warrants relating to issuance of convertible notes	3,060,000	-
Impairment on investment securities	-	200,000
Impairment of equity investments	410,000	1,809,251
Deferred tax benefits	(135,930)
Changes in operating assets and liabilities, (net of assets and liabilities acquired and disposed):
Other current assets	(776,626)	(39,984)
Inventories	403,471	-
Prepayments	13,317,930	-
Due from related parties	(4,327,269)	-
Advances from customers	6,692,708	-
Due to related parties	5,321,874	-
Income tax payable	2,313,853	14,861
Other current liabilities	2,148,993	(1,451,853)
Lease liabilities	(176,225)	-
Net cash provided by (used in) operating activities from continuing operations	29,981,166	(2,803,881)
Net cash (used in) provided by operating activities from discontinued operations	(125,133)	638,249
Net cash provided by (used in) operating activities	29,856,033	(2,165,632)

Cash Flows from Investing Activities:
Investments in financial products	-	(1,000,000)
Investment in one subsidiary, net of cash acquired	(82,227,328)	-
Payment made on loan to related parties	(47,114,208)	(2,865,070)
Payment made on loans to third parties	(173,673,614)	(576,647)
Collection of loans from third parties	170,432,603	-
Net cash used in investing activities from continuing operations	(132,582,547)	(4,441,717)
Net cash used in investing activities from discontinued operations	-	(4,432,199)
Net cash used in investing activities	(132,582,547)	(8,873,916)

Cash Flows from Financing Activities:
Repayment of third party borrowings	(318,748)	-
Proceeds from borrowings from third parties	-	318,434
Proceeds from borrowings from related parties	1,613,696	212,193
Capital injection from shareholders	-	1,417,736
Stock subscription advance received from shareholders	-	1,600,000
Proceeds from registered direct offering, net of transaction costs	20,000,000	4,653,440
Proceeds from issuance of common stock under private placement transactions	18,500,000	589,750
Proceeds from issuance of convertible promissory notes	30,000,000	-
Proceeds from issuance of common stocks relating to exercise of warrants by warrant holders	36,353,731	-
Net cash provided by financing activities from continuing operations	106,148,679	8,791,553
Net cash provided by financing activities from discontinued operations	-	3,038,151
Net cash provided by financing activities	106,148,679	11,829,704

Effect of Exchange Rate Changes on Cash	(2,499,428)	172,411

Net Increase in Cash	922,737	962,567
Cash, Beginning of Year	1,777,276	1,484,116
Cash, End of Year	$2,700,013	$2,446,683
Less: Cash from discontinued operations	-	(669,407)
Cash from continuing operations	$2,700,013	$1,777,276

Cash paid for interest expense	$18,073	$41,053
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligations	$186,191	$61,648
Issuance of common stocks in connection with private placements, net of issuance costs with proceeds collected in advance in November 2019	$1,600,000	$-
Issuance of common stocks in connection with conversion of convertible notes	$30,000,000	$-
Issuance of common stocks in connection with cashless exercise of 962,022 warrants	$1,269,869	$-
Fair value of HC High Summit assets disposed	$5,320,768	$-
HC High Summit liabilities derecognized	$(2,606,257)	$-
Issuance of common stocks in exchange of investments in one equity investee	$-	$410,000

The accompanying notes are an integral part of the consolidated financial statements.

TD HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS DESCRIPTION

TD Holdings, Inc. (“TD” or “the Company”), is a holding company that was incorporated under the laws of the State of Delaware on December 19, 2011. On January 11, 2019, the Company changed its name to China Bat Group, Inc. and on June 3, 2019, further changed its name to Bat Group, Inc. On March 6, 2020, the Company amended its Certificate of Incorporation with the Secretary of State of Delaware to effect a name change to TD Holdings, Inc.

On April 2, 2020, HC High Summit Holding Limited (“HC High BVI”), the Company’s wholly owned subsidiary, established Tongdow Block Chain Information Technology Company Limited (“Tongdow Block Chain”), a holding company incorporated in accordance with the laws and regulations of Hong Kong. Tongdow Block Chain is wholly owned by HC High BVI. On April 2, 2020 and July 16, 2020, Tongdow Block Chain established Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”) and Tongdow Hainan Digital Technology Co., Ltd. (“Tondow Hainan”), respectively, as its wholly owned subsidiaries. Both Shanghai Jianchi and Tongdow Hainan are holding companies incorporated in accordance with the laws and regulations of People’s Republic of China (“PRC”).

On June 25, 2020, Hao Limo Technology (Beijing) Co. Ltd. (“Hao Limo”), the Company’s wholly owned subsidiary incorporated in PRC, and Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”), a former VIE of the Company, entered into certain VIE Termination Agreement (the “VIE Termination Agreement”) to terminate the Huamucheng VIE Agreements. As such, Hao Limo will no longer have the control rights and rights to the assets, property and revenue of Huamucheng. On the same date, Shanghai Jianchi, Huamucheng and the shareholders of Huamucheng (the “Huamucheng Shareholders”) entered into certain Share Acquisition Agreement (the “Acquisition Agreement”) pursuant to which Shanghai Jianchi acquired 100% equity interest of Huamucheng from the Huamucheng Shareholders for nominal consideration.

As a result of the above reorganization, Huamucheng transitioned from being a variable interest entity (“VIE”) controlled by Company into a wholly owned subsidiary of the Company. The Company remained in control of Huamucheng both before and after the reorganization and its operating results are consolidated into the Company’s consolidated financial statements.

Disposal of HC High Summit Limited

On August 28, 2020, the Company closed the sales of HC High Summit Limited and its subsidiaries and Beijing Tianxing Kunlun Technology Co. Ltd. (“Beijing Tianxing”), the VIE with Vision Loyal Limited (“Vision Loyal”), at a nominal consideration of $1.00 based on a valuation report presented by a third party valuation firm.

Acquisition of subsidiaries

On September 11, 2020, the Company consolidated Zhong Hui Dao Ming Investment Management Limited (“ZHDM HK”) and its wholly owned subsidiary, Tongdow E-trading Limited (“Tongdow HK”). Both entities were holding companies incorporated in accordance with the laws and regulations of Hong Kong. The consideration was zero because both entities have not commenced any operations before the date of acquisition.

On October 26, 2020, the Company, through Huamucheng, closed acquisition of Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Qianhai Baiyu”) from Shenzhen Xinsuniao Technology Co., Ltd. (“Shenzhen Xinsuniao”). Shenzhen Xinsuniao was the record holder and beneficial owner of all registered paid-up capital of the Qianhai Baiyu. Huamucheng agreed to pay to the Shenzhen Xinsuniao an aggregate cash consideration of RMB670 million (approximately $102.6 million), of which 85% was paid before December 25, 2020 and the remaining 15% will be paid in installments on or before December 25, 2021.

As of December 31, 2020, the Company conducts business through Huamucheng, a subsidiary of the Company, which is engaged in the commodity trading business and providing supply chain management services to customers in the PRC. Supply chain management services consist of loan recommendation services and commodity product distribution services.

1.	ORGANIZATION AND BUSINESS DESCRIPTION (CONTINUED)

The accompanying consolidated financial statements reflect the activities of Huamucheng and each of the following holding entities:

Name	Background		Ownership
HC High Summit Holding Limited (“HC High BVI”)	●	A BVI company	100% owned by the Company
	●	Incorporated on March 22, 2018
	●	A holding company

Tongdow Block Chain Information Technology Company Limited (“Tongdow Block Chain”)	●	A Hong Kong company	100% owned by HC High BVI
	●	Incorporated on April 2, 2020
	●	A holding company

Zhong Hui Dao Ming Investment Management Limited (“ZHDM HK”)	●	A Hong Kong company	100% owned by HC High BVI
	●	Incorporated on March 28, 2007
	●	A holding company

Tongdow E-trading Limited (“Tongdow HK”)	●	A Hong Kong company	100% owned by HC High BVI
	●	Incorporated on November 25, 2010
	●	A holding company

Shanghai Jianchi Supply Chain Company Limited (“Shanghai Jianchi”)	●	A PRC company and deemed a wholly foreign owned enterprise (“WFOE”)	WFOE, 100% owned by Tongdow Block Chain
	●	Incorporated on April 2, 2020
	●	Registered capital of $10 million
	●	A holding company

Tongdow Hainan Digital Technology Co., Ltd. (“Tondow Hainan”)	●	A PRC limited liability company	A wholly owned subsidiary of Shanghai Jianchi
	●	Incorporated on July 16, 2020
	●	Registered capital of $1,417,736 (RMB 10 million) with registered capital fully paid-up
	●	Engaged in commodity trading business and providing supply chain management services to customers

Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”)	●	A PRC limited liability company	VIE of Hao Limo before June 25, 2020, and a wholly owned subsidiary of Shanghai Jianchi
	●	Incorporated on December 30, 2013
	●	Registered capital of $1,417,736 (RMB 10 million) with registered capital fully paid-up
	●	Engaged in commodity trading business and providing supply chain management services to customers

Qianhai Baiyu	●	A PRC limited liability company	A wholly owned subsidiary of Huamucheng
	●	Incorporated on August 17, 2016
	●	Registered capital of $4,523,857 (RMB 30 million) with registered capital of $736,506 (RMB 5 million) paid-up
	●	Engaged in commodity trading business and providing supply chain management services to customers

1.	ORGANIZATION AND BUSINESS DESCRIPTION (CONTINUED)

Disposition of HC High Summit Limited

Historically, one of the Company’s core businesses had been the used luxurious car leasing business conducted through Beijing Tianxing Kunlun Technology Co. Ltd. (“Beijing Tianxing”), an entity that the Company controlled via certain contractual arrangements.

On August 28, 2020, the Company entered into certain share purchase agreement (the “Disposition SPA”) with Vision Loyal, HC High Summit Limited (“HC High HK”) and HC High BVI. Pursuant to the Disposition SPA, Vision Loyal agreed to purchase HC High HK in exchange for nominal consideration of $1.00 based on a valuation report presented by an independent third party valuation firm, Beijing North Asia Asset Assessment Firm. The Company’s board of directors (the “Board”) approved the transaction contemplated by the Disposition SPA (the “Disposition”). The Disposition closed on August 28, 2020.

HC High HK is the sole shareholder of Hao Limo, and controls Beijing Tianxing via a series of contractual arrangements. The list of disposed entities are as follows:

Name	Relationship
HC High Summit Limited (“HC High HK”)	100% owned by HC High BVI before August 28, 2020
Hao Limo Technology (Beijing) Co. Ltd. (“Hao Limo”)	WOFE, 100% owned by HC High HK
Beijing Tianxing Kunlun Technology Co. Ltd. (“Beijing Tianxing”)*	VIE of Hao Limo

*	Upon disposition, Beijing Tianxing’ six wholly owned subsidiaries and one 60% owned subsidiary were also disposed.

●	Beijing Tianrenshijia Apparel Co., Ltd.

●	Beijing Blue Light Marching Technology Co., Ltd.

●	Beijing Eighty Weili Technology Co., Ltd.

●	Beijing Bat Riding Technology Co., Ltd

●	Beijing Blue Light Riding Technology Co., Ltd., and

●	Car Master (Beijing) Information Consulting Co., Ltd.

●	Beijing Blue Light Supercar Technology Co., Ltd. (over which the Company previously held 60% equity interest)

Upon closing of the Disposition on August 28, 2020, Vision Loyal became the sole shareholder of HC High HK and as a result, assumed all assets and obligations of all the subsidiaries and VIE entities owned or controlled by HC High HK. See Note 3 for details of assets and liabilities of discontinued operations.

1.	ORGANIZATION AND BUSINESS DESCRIPTION (CONTINUED)

The following diagram illustrates our corporate structure as of the December 31, 2020.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Business combination

The Company accounted for its business combination using the acquisition method of accounting in accordance with ASC 805 “Business Combinations”. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) useful lives and residual value of long-lived assets; (ii) the impairment of long-lived assets and investments; (iii) the valuation allowance of deferred tax assets; (iv) estimates of allowance for doubtful accounts, including loans receivable from third parties and related parties, and (v) contingencies and litigation.

Fair value measurement

The Company has adopted ASC Topic 820, Fair Value Measurement and Disclosure, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. It establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	–	Quoted prices in active markets for identical assets or liabilities.

Level 2	–	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	–	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The carrying value of financial items of the Company, including cash and cash equivalents, loans receivable due from third parties, accounts receivable, due from related parties, bank borrowings, third parties loans payable, other current liabilities and acquisition payable, approximate their fair values due to their short-term nature.

The inputs used to measure the estimated fair value of warrants are classified as Level 3 fair value measurement due to the significance of unobservable inputs using company-specific information. The valuation methodology used to estimate the fair value of warrant liabilities is discussed in Note 9.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts receivable

Accounts receivable are presented net of allowance for doubtful accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2020 and 2019, the Company did not accrue allowance for uncollectible balances.

Loans receivable due from third parties

The Company provided loans to certain third parties for the purpose of making use of its cash.

The Company monitors all loans receivable for delinquency and provides for estimated losses for specific receivables that are not likely to be collected. Management periodically assesses the collectability of these loans receivable. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2020 and 2019, the Company did not accrue allowance against loans receivables due from third parties.

Investments in an equity investee

On December 17, 2019, the Company issued 1,253,814 shares of common stock to acquire 20% of the equity ownership interest in Hangzhou Yihe Network Technology Co., Ltd. (“Hangzhou Yihe”) for the purpose of promoting car leasing business in Zhejiang province (see Note 6).

In accordance with ASC 323 “Investments — Equity Method and Joint Ventures,”, the Company accounted for the above mentioned investments using equity method, because the Company has significant influence but does not own a majority equity interest or otherwise control over these equity investees.

Under the equity method, the Company’s share of the post-acquisition profits or losses of the equity investee is recognized in the consolidated statements of operations and its share of post-acquisition movements in accumulated other comprehensive income (loss) is recognized in other comprehensive income (loss). The Company records its share of the results of the equity investees on a one quarter in arrears basis. The excess of the carrying amount of the investment over the underlying equity in net assets of the equity investee represents goodwill and intangible assets acquired, if applicable. When the Company’s share of losses in the equity investee equals or exceeds its interest in the equity investee, the Company does not recognize further losses, unless the Company has incurred obligations or made payments or guarantees on behalf of the equity investee.

The Company continually reviews its investments in equity investees to determine whether a decline in fair value below the carrying value is other-than-temporary. The primary factors the Company considers in its determination include the financial condition, operating performance and the prospects of the equity investee; other company specific information such as recent financing rounds; the geographic region, market and industry in which the equity investee operates; and the length of time that the fair value of the investment is below its carrying value. If the decline in fair value is deemed to be other-than-temporary, the carrying value of the equity investee is written down to fair value.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments in financial products

In May 2019, the Company invested an aggregate of $1,000,000 to purchase financial products from Harrison Fund, LLC (“Harrison Fund”), a private equity fund (“PE fund”) in order to earn investment income. These financial products bear variable return rate and are redeemable on each anniversary after the Company’s initial investment.

In accordance with ASU 2016-01, the Company accounts for its investments in financial products using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer that were completed on or after January 1, 2019.

Intangible assets

The Company’s intangible assets consist primarily of customer relationships, which are generally recorded in connection with acquisitions at their fair value. Intangible assets with estimable lives are amortized, generally on a straight-line basis, over their respective estimated useful lives of 6.2 years to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the opinion to assess qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative carrying amount, the two-step quantities impairment test described below is required.

The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required.

If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. The fair value of discounted cash flow was determined using management’s estimates and assumptions.

For the year ended December 31, 2020, the Company did not record an impairment loss against goodwill.

Impairment of long-lived assets other than goodwill

Long-lived assets, including intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

For the year ended December 31, 2020, the Company did not record an impairment loss against intangible assets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Operating lease as a lessee

The Company adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019, using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment.

Revenue recognition

The Company generates revenue associated with commodity trading and revenue associated with supply chain management services are accounted for in accordance with ASC 606.

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

Revenue from sales of commodity products

In December 2019, the Company started its commodity trading business through its VIE Huamucheng. The commodity trading business primarily involves purchasing non-ferrous metal product (such as aluminium ingots, copper, silver, and gold) from metal and mineral suppliers and then selling to customers. The Company makes advance payments to suppliers to purchase the metal products, requests suppliers to ship products to designated warehouse. Upon obtaining purchase orders and receipt of full advance payments from customers, the Company instructs warehouse agent to transfer ownership of products to customers. The transaction is normally completed within a short period of time, ranging from a few days to a month.

The Company’s contracts with customers for metal commodity trading are fixed-price contracts. The Company does not grant customers with incentives or return rights, and therefore, there is no variable considerations derived from the contracts. The Company acts as the principal because the Company is responsible for fulfilling the promise to provide the specified metal products to customers, is subject to inventory risk before the product ownership and risk are transferred and has the discretion in establishing prices. As a result, revenue is recognized on a gross basis. The Company recognizes revenue when the product ownership is transferred to its customers.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

Revenue from supply chain management services

In connection with the Company’s commodity sales, in order to help customers to obtain sufficient funds to purchase various metal products and also help metal and mineral suppliers to sell their metal products, the Company launched its supply chain management service business as defined below:

Loan recommendation service fees

The Company recommends customers who have financing need for commodity trading to various financial institutions and assist these customers to obtain loans from the financial institutions. The Company’s services include conducting customer screening and credit check, matching customer with right financial institution and assisting in customer’s applications and related paperwork etc. The Company receives a referral fee from the customers if funding is secured. Such revenue is recognized at the point when referral services are performed and the related funds are drawdown by customer.

Commodity distribution service fees

The Company utilizes its sales and marketing expertise and customer network to introduce customers to large metal and mineral suppliers, and facilitate metal product sales between the suppliers and the customers. The Company merely acts as an agent in this type of transaction and earns a commission fee based on the percentage of volume of metal products that customers purchase. Distribution service fees are recognized as revenue when the Company successfully facilitates sales transactions between suppliers and customers. For the year ended December 31, 2020 and 2019, the Company earned commodity distribution service fees $1,631,318   and $238,963 from facilitating such sales transactions with third party customers and earned distribution service fees of $2,140,840 and $nil from facilitating such sales transactions with related party customers  .

Contract liabilities

The supply chain management service fees are collected either in advance to provision of services or after the services. In cases where fees are collected in advance, the fees are recorded as “advances from customers” in the consolidated balance sheets. Advance from customers is recognized as revenue when the Company delivers the supply chain management services to its customers.

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forward. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company did not have unrecognized uncertain tax position or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of December 31, 2020 and 2019. As of December 31, 2020, all of the Company’s income tax returns for the tax years ended December 31, 2015 through December 31, 2019 remain open for statutory examination by relevant tax authorities.

Loss per share

Basic loss per share is computed by dividing the net loss income by the weighted average number of common shares outstanding during the period. Diluted loss income per share is the same as basic loss income per share due to the lack of dilutive items in the Company. The number of warrants is excluded from the computation because of its anti-dilutive effect.

Share-based compensation

Share-based compensation granted to the Company’s senior management and nonemployees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based compensation changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

Discontinued operation

In accordance with ASC 205-20, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment reporting

The Company had two operating business lines, including business with metal products trading and supply chain management services business conducted by Huamucheng (“Commodity Trading and Supply Chain Management Services”) and used luxurious car leasing business (“Used Car Leasing”) conducted by Beijing Tianxing. However, due to changes in our organizational structure associated with the used luxurious car leasing business as a discontinued operation (Note 3 – Discontinued operation), management has determined that the Company now operates in one operating segment with one reporting segment. The accounting policies of our one reportable segment are the same as those described in this Note 2.

Reclassification

Certain items in the financial statements of comparative period have been reclassified to conform to the financial statements for the current period, primarily for the effects of discontinued operations.

Recent accounting pronouncement

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) “Financial Instruments - Credit Losses” (“ASC 326”): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10 “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASC 2019-10,”) which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which simplifies how an entity is required to test goodwill for impairment by eliminating step two from the goodwill impairment test. Step two of the goodwill impairment test measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with its carrying amount. As amended by ASU 2019-10, annual or interim goodwill impairment tests are performed in fiscal years beginning after December 15, 2022. We do not expect that the adoption of this guidance will have a material impact on our financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. For public business entities, the amendments in ASU 2020-06 are effective for public entities which meet the definition of a smaller reporting company are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company will adopt ASU 2020-06 effective January 1, 2024. Management is currently evaluating the effect of the adoption of ASU 2020-06 on the consolidated financial statements. The effect will largely depend on the composition and terms of the financial instruments at the time of adoption.

3.	DISPOSITION OF HC HIGH SUMMIT LIMITED

On August 28, 2020, the Company entered into the Disposition SPA by and among Vision Loyal, HC High HK and HC High BVI. Pursuant to the Disposition SPA, Vision Loyal agreed to purchase the HC High HK in exchange for nominal consideration of $1.00 based on a valuation report presented by a third party valuation firm. The Board approved the transaction contemplated by the Disposition SPA. The Disposition closed on August 28, 2020.

Upon completion of the Disposition, the Company does not bear any contractual commitment or obligation to the used luxurious car leasing business or the employees of HC High HK, nor to Vision Loyal.

On August 28, 2020, management was authorized to approve and commit to a plan to sell HC High HK, therefore the major assets and liabilities relevant to the disposal are reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations in accordance with ASC 205-20-45. The following is a reconciliation of net loss of $3.0 million from disposition in the consolidated statements of operations and comprehensive income (loss):

Fair value
Consideration in exchange for the disposal	$1
Noncontrolling interest of HC High Summit Limited	(15,645)
Less: Net assets (comprised of assets of $5,320,768 and liabilities of $2,606,257)	(2,714,511)
(2,730,155)
Impairment of amounts due HC High Summit Limited	(321,180)
Foreign currency translation adjustment	45,697
Net loss from disposal of discontinued operations	$(3,005,638)

3.	DISPOSITION OF HC HIGH SUMMIT LIMITED (CONTINUED)

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities held for sale in the consolidated balance sheet as of August 28, 2020 and December 31, 2019.

	August 28, 2020	December 31, 2019
Carrying amounts of major classes of assets held for sale:
Cash	$84	$669,407
Loans receivable from third parties	1,568,418	1,429,280
Due from related parties	463,391	470,155
Other current assets	488,911	126,657
Investments in equity investees	554,711	562,807
Leasing business assets, net	2,229,819	2,426,109
Other noncurrent assets	15,434	59,374
Total assets of disposal group	$5,320,768	$5,743,789
Carrying amounts of major classes of liabilities held for sale:
Third party loans payable	$1,168,660	$2,052,238
Due to related parties	1,056,249	1,003,154
Other current liabilities	381,348	234,748
Total liabilities of disposal group	$2,606,257	$3,290,140

The following is a reconciliation of the amounts of major classes of operations classified as discontinued operations in the consolidated statements of operations and other comprehensive income (loss) for the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,
	2020	2019
Discontinued Operations
Income from operating leases	$13,946	$1,830,148
Cost of operating lease	(323,608)	(1,544,120)
Total operating cost and expenses	(168,888)	(1,642,240)
Total other expenses, net	(67,070)	(365,946)
Net loss from disposal of discontinued operations	(3,005,638)	-
Net Loss from Discontinued Operations	$(3,551,258)	$(1,722,158)

4.	ACQUISITION OF QIANHAI BAIYU

As of December 31, 2019, Qianhai Baiyu was identified as a related party of the Company, as Qianhai Biayu was controlled by Mr. Zhiping Chen, the legal representative of Huamucheng before March 31, 2020. On March 31, 2020, Mr. Zhiping Cheng transferred its equity interest in Qianhai Baiyu to Shenzhen Xinsuniao, and Qianhai Baiyu became a third party to the Company.

On October 26, 2020, the Company, through Huamucheng, entered into certain share purchase agreements (the “SPA”) with Shenzhen Xinsuniao, to acquire 100% equity interest of Qianhai Baiyu, which is primarily engaged in sales of commodity products and provision of supply chain management services in the PRC.

On the same date, the Company closed acquisition of Qianhai Baiyu for an aggregated cash consideration of RMB670 million (approximately $102.6 million), of which 85% was paid before December 25, 2020 and the remaining 15% or $15.4 million, which was recorded in the account of “acquisition payable”, will be paid in installments on or before December 25, 2021.

The transaction was accounted for as a business combination using the purchase method of accounting in accordance with ASC 805-10-20. The purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the fair value of the assets acquired and liabilities assumed as of the acquisition date.

The following table presents the purchase price allocation to assets acquired and liabilities assumed for Qianhai Baiyu as of the acquisition date:

As of October 26, 2020
Cash and cash equivalents	$287,129
Inventories	406,503
Prepayments	27,917,158
Other current assets	374,300
Intangible assets (customer relationship)	20,117,564
Bank borrowings	(1,653,247)
Advances from customers	(2,302,998)
Taxes payable	(4,173,333)
Other current liabilities	(2,703,477)
Deferred tax liabilities	(5,029,391)
Goodwill	69,322,325
Total purchase consideration	$102,562,533

The intangible assets mainly include customer relationship of $20.1 million, with definite lives of 6.2 years. Amortization expenses of $514,618 related to the customers relationship was recorded for the year ended December 31, 2020. Estimated amortization expense related to the intangible assets for each of the years subsequent to December 31, 2020 is as follows:

For the year ended December 31	Amortization expenses
2021	$3,262,308
2022	3,262,308
2023	3,262,308
2024	3,262,308
2025 and thereafter	6,524,614
$19,573,846

The goodwill of $69.3 million arising from the acquisition consists largely of the synergies and economics of scales expected from combining the commodity trading business of both Huamucheng and Qianhai Baiyu. The goodwill from the acquisition represents future economic benefits that we expect to achieve as a result of the acquisition. The goodwill is not expected to be deductible for tax purposes for the acquisition. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequent if certain indicators of impairment are present. As of December 31, 2020, the Company did not note indicators of impairment and did not record an impairment against goodwill.

Deferred tax liabilities arose from the temporary difference of intangible assets acquired from the acquisition.

4.	ACQUISITION OF QIANHAI BAIYU (CONTINUED)

The amounts of revenue and net loss of Qianhai Baiyu included in the Company’s consolidated statement of operations from the acquisition date to December 31, 2020 are as follows:

From acquisition date to December 31, 2020
Net revenue	$13,859,161

Net income	$720,871

The following table presents the Company’s unaudited pro forma results for the years ended December 31, 2020 and 2019, respectively, as if the Qianhai Baiyu was acquired on January 1, 2019. The unaudited pro forma financial information presented includes the effects of adjustments related to the amortization of acquired intangible assets, and excludes other non-recurring transaction costs directly associated with the acquisition such as legal and other professional service fees. Statutory rates were used to calculate income taxes.

	For the years ended December 31,
	2020		2019
Pro forma revenue	$93,249,822		$22,115,560
Pro forma net income (loss)	$2,515,744	(1)(2)	(3,412,879	)(1)(2)
Pro forma net income (loss) attributable to TD Holdings, Inc.	$2,515,744	(1)(2)	(3,404,307	)(1)(2)
Pro forma income (loss) per share - basic and diluted	$0.05		$(0.48)
Weighted average shares - basic and diluted	51,273,048		7,122,560

(1)	Includes intangibles asset amortization expense of $2,265,491 and $3,262,308 for the years ended December 31, 2020 and 2019, respectively.

(2)	Includes deferred tax benefits relating to the intangible asset amortization of $566,373 and $815,577 for the years ended December 31, 2020 and 2019, respectively.

5.	LOANS RECEIVABLE FROM THIRD PARTIES

	December 31, 2020	December 31, 2019
Loans receivable from Shenzhen Xinsuniao	$-	$-
Loans receivable from Qianhai Baiyu	-	-
Loans receivable from others	18,432,691	576,647
Loan receivable from other third parties	$18,432,691	$576,647

Loans receivable from Shenzhen Xinsuniao

On March 25, 2020, the Company entered into a revolving credit facility with Shenzhen Xinsuniao to provide a credit line of RMB 568 million or approximately $80 million to Shenzhen Xinsuniao. Shenzhen Xinsuniao was reputable for their extensive experiences in supply chain services for commodities trading.

Pursuant to the loan agreement, the proceeds should solely be used for the operations of the commodity trading business including sales and purchase of commodity products, and supply chain management services. Each loan was repayable in twelve months from disbursement, with a per annum interest rate of 10%. However in practice, the loans are generally revolving every three months, which matches the transaction turnover of Shenzhen Xinsuniao.

The revolving credit facility lasted for a period of two years. Shenzhen Xinsuniao pledged 100% of its equity interest in Qianhai Baiyu, which enterprise value was estimated at approximately $106 million. Upon the Company’s acquisition of Qianhai Baiyu on October 26, 2020, the Company terminated the revolving credit facility agreement with Shenzhen Xinsuniao. For the year ended December 31, 2020, the Company provided revolving loans aggregating $157,965,155 and fully collected outstanding balance as of December 31, 2020. As of December 31, 2020, the Company had no loan receivable due from Shenzhen Xinsuniao. For the year ended December 31, 2020, the Company collected and recognized interest income of $4,691,905 from Shenzhen Xinsuniao.

Loans receivable from Qianhai Baiyu

The Company had a balance of $1,669,342 due from Qianhai Baiyu, which was recorded as a balance due from a related party because Qianhai Biayu was controlled by Mr. Zhiping Chen, the legal representative of Huamucheng before March 31, 2020. On March 31, 2020, Mr. Zhiping Cheng transferred its equity interest in Qianhai Baiyu to Shenzhen Xinsuniao, and Qianhai Baiyu became a third party to the Company. On October 26, 2020, the Company acquired 100% equity interest in Qianhai Baiyu, and the balance due from Qianhai Baiyu was eliminated on the consolidation level.

For the loans before acquisition date, the Company charged an interest rate of 10% per annum. Prior to October 26, 2020, the Company collected and recognized interest income of $84,034.

Loans receivable from other third parties

For the year ended December 31, 2020, the Company entered into four loan agreements with five third parties, four of which were customers of the Company. The Company provided loans aggregating $17,424,696 for the purpose of making use of idle cash and maintaining long-term customer relationship. These loans will mature in May 2021 through December 2021, and charges interest rate of 10.95% per annum on these customers.

5.	LOANS RECEIVABLE FROM THIRD PARTIES (CONTINUED)

As of December 31, 2020, the Company had loan receivable balance of $18,432,691 due from the four customers. For the year ended December 31, 2020, the Company recognized interest income of $107,000   from four customers. As of December 31, 2020, there was no allowance recorded as the Company considers all of the loans receivable fully collectible.

As of December 31, 2019, the Company had balance of $576,647 due from three third party individuals who were engaged in used luxurious car leasing business. Pursuant to the loan agreements, these loans matured before December 2020, and the Company charged the third parties interest rates ranging between 11% and 13% per annum. Principal and interest are repaid on maturity of the loan. Upon disposition of the used luxurious car leasing business, the management assessed the collectability of these third-party loans receivable was remoted and wrote off the balance of $576,647 into “net loss from discontinued operations”.

Interest income of $6,239,012   and $37,112 was recognized for the year ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company recorded an interest receivable of $1,290,864 and $37,112 as reflected under “other current assets” in the consolidated balance sheets.

6.	INVESTMENTS IN AN EQUITY INVESTEE

As of December 31, 2020, the Company’s investments in equity investees were comprised of the following:

	Investment	% of ownership	Investment dates
Hangzhou Yihe Network Technology Co., Ltd. (“Hangzhou Yihe”)	410,000	20%	December 17, 2019
Less: Impairment of investment in Hangzhou Yihe	(410,000)
	$-

October 14, 2019, the Company entered into an agreement with Hangzhou Yihe and agreed to issue 1,253,814 shares of the Company’s common stock to acquire 20% equity interest in Hangzhou Yihe. On December 17, 2019, the Company closed the acquisition.

For the year ended December 31, 2020, Hangzhou Yihe did not resume operations as affected by COVID-19. As a result, the Company had no share of results of equity investees for the period. Because the resume of business was unknown and the Company did not further focus on used luxurious car leasing business, the management determined the decline in fair value below the carrying value is other-than-temporary. As of December 31, 2020, the Company provided full impairment against the investment in the equity investee.

7.	OTHER CURRENT LIABILITIES

	December 31, 2020	December 31, 2019
Other payable	$-	$128,301
Accrued interest expenses	-	163
Accrued payroll and benefit	993,985	29,466
Other tax payable	2,181,938	35,169
Others	21,224	7,503
	$3,197,147	$200,602

8.	STOCK SUBSCRIPTION ADVANCE FROM SHAREHOLDERS

On November 21, 2019, the Company entered into a securities purchase agreement with certain investors (the “Purchasers”), pursuant to which the Company agreed to sell an aggregate of 2,000,000 shares of its common stock, at a per share purchase price of $0.80. As of December 31, 2019, the Company received the proceeds of $1,600,000 in advance from the Purchasers and recorded the amount as “stock subscription advance from shareholder”. On February 5, 2020, the Company issued 2,000,000 shares of Common Stock to the Purchasers.

9.	EQUITY

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $0.001 per share.

Common stock issued in private placements

On November 21, 2019, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 2,000,000 shares of its common stock, at a per share purchase price of $0.80. The Company received proceeds of $2,000,000 in November 2019. On February 5, 2020, the Company issued 2,000,000 shares of Common Stock to the investors.

On January 22, 2020, the Company entered into certain securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of Common Stock, at a per share purchase price of $0.90. The transaction was consummated in March 2020 by issuance of 15,000,000 shares of Common Stock. The Company received proceeds of $13,500,000 in April 2020.

On September 1, 2020, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 2,000,000 shares of its common stock, par value $0.001 per share, at a per share purchase price of $2.50. The transaction was consummated in September 2020 by issuance of 2,000,000 shares of Common Stock. The Company received proceeds of $5,000,000 in November 2020.

Common stock issued in registered direct offering

On November 20, 2020, the Company and certain investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 8,000,000 shares of common stock in a registered direct offering, for gross proceeds of approximately $20 million. The purchase price for each share of Common Stock is $2.50. The transaction was consummated in November 2020 by issuance of 8,000,000 shares of Common Stock. The Company received proceeds of $20,000,000 in November 2020.

Common stock issued in connection with exercise of convertible notes and warrants

On January 22, 2020, the Company also agreed to sell unsecured senior convertible promissory notes (“Notes”) in the aggregate principal amount of $30,000,000 accompanied by warrants to purchase 20,000,000 shares of Common Stock issuable upon conversion of the Notes at an exercise price of $1.80 (the “2020 Warrants”). On March 23, 2020, the Company issued the Notes and 2020 Warrants to the investors. In April 2020, the Company received the proceeds of $30,000,000 from the issuance of Notes and 2020 Warrants.

The Notes have a maturity date of 12 months with an interest rate of 7.5% per annum. Holders have the right to convert all or any part of the Notes into shares of Common Stock at a conversion price of $1.50 per share 30 days after its date of issuance. The Company retains the right to prepay the Note at any time prior to conversion with an amount in cash equal to 107.5% of the principal that the Company elects to prepay.

9.	EQUITY (CONTINUED)

Common Stock (continued)

Issuance and exercise of convertible notes and warrants

The Company applied Black-Scholes model to determine the fair value of the 2020 Warrants at $3.42 million. Significant estimates and assumptions used included stock price on January 22, 2020 of $1.52 per share, risk-free interest rate of six month of 1.52%, time to maturity of 2.5 years, and volatility of 25.99%.

The proceeds of $30 million must be allocated between the Note and the 2020 Warrants, based on the relative fair value. The ratio of the relative fair values of the Notes and the Warrants was 89.8% to 10.2%. After allocating 10.2%, or $3.06 million, of the proceeds to the 2020 Warrants, the Company estimated the embedded conversion option within the Notes is beneficial to the holders, because the effective conversion price was $1.35 ($27.0 million/20 million shares), which was below the Company’s share price of $1.52 on January 22, 2020. The fair value of this beneficial conversion feature was estimated to be $3.4 million, and was recorded to debt discount, to be amortized to interest expense using the effective interest method over the term of the Note.

The total note discount was recognized at $6.46 million ($3.06 million from the allocation of proceeds to the Warrants and an additional $3.4 million from the measurement of the intrinsic value of the conversion option). The Note discount was initially recognized as a reduction to the carrying amount of the Notes and an addition to paid-in capital, and was to be subsequently amortized to interest expense using the effective interest method over the Note period.

In April 2020, the Holders elected to convert the Notes at a conversion price of $1.50 per share and also exercise the Warrants at an exercise price of $1.80 per share, and paid cash consideration of $36,000,000 for the exercise of the Warrants by April 15, 2020. As a result, an aggregate of 40,000,000 shares of the Company’s Common Stock were issued on May 18, 2020. The Company received proceeds aggregating $66,000,000 from the transaction, and upon settlement of the Note and the 2020 Warrants, the Company immediately expensed the Note discount of $6.46 million For the year ended December 31, 2020, the Company recognized amortization of beneficial conversion feature relating to issuance of convertible notes of $3.4 million and amortization of relative fair value of warrants relating to issuance of conversion notes of $3.06 million.

Common stocks issued for exercise of warrants by holders of warrants

During July 2020 through August 2020, the holders of warrants issued in direct offerings closed on April 11, 2019 (“April Offer”) elected to exercise 150,000 shares of warrants at an exercise price of $2.2. The Company received proceeds of $330,000 through escrow account and issued 150,000 shares of common stocks.

During July 2020 through August 2020, the holders of warrants issued in direct offerings closed on May 20, 2019 (“May Offer”) elected to exercise 17,978 shares of warrants at an exercise price of $1.32, and exercise 962,022 shares of warrants at cashless exercise. The Company received proceeds of $23,731 through escrow account and issued 396,096 shares of common stocks.

Warrants

A summary of warrants activity for the years ended December 31, 2020 and 2019 was as follows:

	Number of shares	Weighted average life (Years)	Weighted average exercise price
Balance of warrants outstanding as of December 31, 2018	273,370	3.94 years	21.00
Grants of Warrants on April 11, 2019	1,680,000	5.00 years	2.20
Grants of Warrants on May 20 2019	1,080,000	5.50 years	1.32
Balance of warrants outstanding as of December 31, 2019	3,033,370	4.38 years	3.58
Grants of Warrants on January 22, 2020	20,000,000		1.80
Exercise of Warrants granted on April 11, 2019	(150,000)	5.00 years	2.20
Exercise of Warrants granted on May 20, 2019	(980,000)	5.50 years	1.32
Exercise of Warrants granted on January 22, 2020	(20,000,000)		1.80
Balance of warrants outstanding as of December 31, 2020	1,903,370	3.13 years	4.85

9.	EQUITY (CONTINUED)

Warrants (continued)

As of December 31, 2020, the Company had 1,903,370 shares of warrants, among which 273,370 shares of warrants were issued to two individuals in private placements, and 1,630,000   shares of warrants were issued in two direct offerings closed on May 20, 2019 (“May Offering”) and April 11, 2019 (“April Offering”). The intrinsic value of warrants as December 31, 2020 amounted to $27,000. As of December 31, 2019, the Company had 3,033,370 shares of warrants, among which 273,370 shares of warrants were issued to two individuals in private placements, 1,680,000 shares of warrants were issued in April Offering and 1,080,000 shares of warrants were issued in May Offering.

In connection with April Offering, the Company issued warrants to investors to purchase a total of 1,680,000 ordinary shares with a warrant term of five (5) years. The warrants have an exercise price of $2.20 per share. On May 20, 2019, the exercise price was reduced to $1.32, and on August 30, 2019 the exercise price was revised to $2.20.

In connection with May Offering, the Company issued warrants to investors to purchase a total of 1,080,000 ordinary shares with a warrant term of five and a half (5.5) years. The warrants have an exercise price of $1.32 per share.

On August 30, 2019, the Company updated the estimation of fair value of warrants issued on April 11, 2019 as a result of the change in exercise price of the warrants from $1.32 to $2.20. Accordingly the fair value of the Replacement Warrant decreased from $1,638,000 to $1,357,440.

Both warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants did not meet the definition of liabilities or derivatives, and as such they are classified as equity.

On April 11, 2019 and May 20, 2019, the Company estimated fair value of the both warrants at $1,638,000 and $762,480, respectively, using the Black-Scholes valuation model, which took into consideration the underlying price of ordinary shares, a risk-free interest rate, expected term and expected volatility. As a result, the valuation of the warrant was categorized as Level 3 in accordance with ASC 820, “Fair Value Measurement”.

The key assumptions used in estimates are as follows:

	April 11,	August 30,	May 20,
	2019	2019	2019
	(Replacement Warrants)
Terms of warrants	60 months	55.3 months	66 months
Exercise price	1.32	2.20	1.32
Risk free rate of interest	2.77%	2.77%	2.77%
Dividend yield	0.00%	0.00%	0.00%
Annualized volatility of underlying stock	55.6%	63.45%	57.04%

Statutory reserve

The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2020 and 2019, the Company’s PRC profit generating subsidiaries accrued statutory reserve funds of $913,292 and $nil, respectively.

10.	LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per common share for the years ended December 31, 2020 and 2019, respectively:

	For the Years Ended December 31,
	2020	2019
Net loss attributable to TD Holdings, Inc.’s Stockholders	$(5,951,613)	$(6,933,950)

Weighted Average Shares Outstanding-Basic and Diluted	51,273,048	7,776,306

Income (loss) per share - basic and diluted	$(0.12)	$(0.89)
Net loss per share from continuing operations – basic and diluted	$(0.05)	$(0.67)
Net loss per share from discontinued operations – basic and diluted	$(0.07)	$(0.22)

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is the same as basic loss per share due to the lack of dilutive items in the Company for the years ended December 31, 2020 and 2019. The number of warrants is excluded from the computation as the anti-dilutive effect.

The following table includes the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in our losses and thus these shares were not included in the computation of diluted loss per share because the effect was antidilutive.

	December 31, 2020	December 31, 2019
Warrants	1,903,370	3,033,370
	1,903,370	3,033,370

11.	INCOME TAXES

The United States of America

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, which has made significant changes to the Internal Revenue Code. Those changes include, but are not limited to, a U.S. corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the deemed repatriation of cumulative foreign earnings as of December 31, 2017. Accordingly, the Company reevaluated its deferred tax assets on net operating loss carryforward in the U.S. As of December 31, 2020, due to uncertainties surrounding future utilization, the Company recorded a full valuation allowance against the deferred tax assets based upon management’s assessment as to their realization.

PRC

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. Under the PRC tax law, companies are required to make quarterly estimate payments based on 25% tax rate; companies that received preferential tax rates are also required to use a 25% tax rate for their installment tax payments. The overpayment, however, will not be refunded and can only be used to offset future tax liabilities.

11.	INCOME TAXES (CONTINUED)

Income tax expenses consist of the following:

	For the Years Ended December 31,
	2020	2019
Current income tax expenses	$(2,313,854)	$(14,861)
Deferred income tax benefits	135,930	-
Income tax expenses	$(2,177,924)	$(14,861)

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2020 and 2019, the Company had no unrecognized tax benefits. Due to uncertainties surrounding future utilization, the Company estimates there will not be sufficient future income to realize the deferred tax assets. The Company maintains a full valuation allowance on its net deferred tax assets as of December 31, 2020 and 2019.

	December 31,	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards in the PRC	$1,742	$-
Federal Net operating loss carryforwards in the U.S.	1,858,126	1,421,677
State Net operating loss carryforwards in the U.S.	1,150,269	880,096
Amortization of beneficial conversion feature relating to issuance of convertible notes	714,000	-
Amortization of relative fair value of warrants relating to issuance of convertible notes	642,600	-
Impairment of investment securities	-	200,000
Impairment of equity investment	86,100	221,943
Impairment of financial products	-	210,000
Less: valuation allowance	(4,452,837)	(2,933,716)
	$-	$-
Deferred tax liabilities
Amortization of intangible assets acquired in business combination	$4,893,461	$-
	$4,893,461	$-

Below is a reconciliation of the statutory tax rate to the effective tax rate of continuing operations:

	For the Years Ended December 31,
	2020	2019
PRC statutory tax rate	25%	25%
Impact of different income tax rates in other jurisdictions	(157.8)%	(4.0)%
Effect of non-deductible expenses	(0.8)%	0%
Effect of valuation allowance for deferred tax assets	(845.6)%	(21.3)%
Effective tax rate	(979.2)%	$(0.3)%

As of December 31, 2020 and 2019, the Company had U.S. domestic cumulative tax loss carryforwards of $8.8 million and $6.8 million, respectively, which may be available to reduce future income tax liabilities and will expire in the years 2027 through 2037. In addition, the Company had minimal PRC tax loss carryforwards will expire beginning year 2021 to year 2025.

Realization of the Company’s net deferred tax assets is dependent upon the Company’s ability to generate future taxable income in the respective tax jurisdictions to obtain benefit from the reversal of temporary differences and net operating loss carryforwards. Full valuation allowance of $4,452,837 was recorded against deferred tax assets.

11.	INCOME TAXES (CONTINUED)

Uncertain tax positions

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. The Company is subject to income taxes in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. There were no uncertain tax positions as of December 31, 2020 and 2019 and the Company does not believe that its unrecognized tax benefits will change over the next twelve months.

12.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (“Qianhai Baiyu”)	Controlled by Mr. Zhiping Chen, the legal representative of Huamucheng, prior to March 31, 2020
Guangzhou Chengji Investment Development Co., Ltd. (“Guangzhou Chengji”)	Controlled by Mr. Weicheng Pan, who is an independent director of the Company.
Yunfeihu International E-commerce Group Co., Ltd (“Yunfeihu”)	An affiliate of the Company, over which an immediate family member of Chief Executive Officer owns equity interest and plays a role of director and senior management
Shenzhen Tongdow International Trade Co., Ltd. (“TD International Trade”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Beijing Tongdow E-commerce Co., Ltd. (“Beijing TD”)	Wholly owned by Tongdow E-commerce Group Co., Ltd. which is controlled by an immediate family member of Chief Executive Officer of the Company
Shanghai Tongdow Supply Chain Management Co., Ltd. (“Shanghai TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Guangdong Tongdow Xinyi Cable New Material Co., Ltd. (“Guangdong TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Yangzhou Tongdow E-commerce Co., Ltd. (“Yangzhou TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Tongdow (Zhejiang) Supply Chain Management Co., Ltd. (“Zhejiang TD”)	Controlled by an immediate family member of Chief Executive Officer of the Company
Shenzhen Meifu Capital Co., Ltd. (“Shenzhen Meifu”)	Controlled by Chief Executive Officer of the Company
Shenzhen Tiantian Haodian Technology Co., Ltd. (“TTHD”)	Wholly owned by Shenzhen Meifu
Guotao Deng	Legal representative of Huamucheng before December 31, 2019

12.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

2)	Balances with related parties

As of December 31, 2020 and 2019, the balances with related parties were as follows:

-	Due from related parties

	December 31, 2020	December 31, 2019*
Qianhai Baiyu (i)	$-	$2,840,728
TD International Trade (ii)	4,592,698	-
Yangzhou TD (iii)	3,041,180	-
Zhejiang TD (iii)	8,734,024	-
Yunfeihu (iv)	19,830,214	-
TTHD (v)	19,640,929	-
Total due from related parties	$55,839,045	$2,840,728

*	The balance due from related parties as of December 31, 2019 have been reclassified to conform to the consolidated balance sheets as of December 31, 2020, primarily for the effects of discontinued operations.

(i)

The balance due from Qianhai Baiyu represented a loan principal and interest due from the related party. The Company charged the related party interest rates 10% per annum.

From December 2, 2019 to December 31, 2019, the Company lent loans aggregating $2,839,533 to Qianhai Baiyu, which was controlled by Mr. Zhiping Chen, the legal representative of the Company. The Company charged the related party interest rates 10% per annum. For the year ended December 31, 2019, the Company recognized interest income of $25,537. Principal and interest are repaid on maturity of the loan.

On March 31, 2020, Mr. Zhiping Chen transferred his controlling equity interest to an unrelated third party and Qianhai Baiyu was not a related party of the Company. On October 26, 2020, the Company acquired 100% equity interest in Qianhai Baiyu, and the balance due from Qianhai Baiyu was eliminated on the consolidation level. (Note 5).

(ii)

The balance due from TD International Trade consisted of loan receivable of $3,053,914, interest receivable of $8,000 and prepayments of $1,530,784 for commodity products.

In December 2020, the Company provided loans of approximately $2.9 million to TD International Trade with a loan term of one year. Both loan principal and internet were due in December 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $8,000 as of December 31, 2020.

(iii)	The balance due from Yangzhou TD and Zhejiang TD represented prepayments for commodity products.
(iv)

The balance due from Yunfeihu represented loans provided to the related party. Both the principal and interest will be due in August 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $195,000 as of December 31, 2020.

(v)	The balance due from TTHD represented loans provided to the related party. Both the principal and interest will be due in December 2021, with an interest rate of 10.95% per annum. The Company recognized interest receivable of $50,000 as of December 31, 2020.

-	Due to related parties

	December 31, 2020	December 31, 2019*
Guangzhou Chengji (1)	$1,878,511	$164,897
Yunfeihu (2)	4,235,680	-
Guangdong TD (2)	612,313	-
Shenzhen Meifu (2)	317,637	-
Beijing TD (2)	300,992	-
Other related parties	888	-
Guotao Deng (3)	-	1,435
Total due to related parties	$7,346,021	$166,332

*	The balance due from related parties as of December 31, 2019 have been reclassified to conform to the consolidated balance sheets as of December 31, 2020, primarily for the effects of discontinued operations.

(1)	The balance due to Guangzhou Chengji represents loan principal and interest due to the related parties. For the year ended December 31, 2020 and 2019, the Company borrowed loans of $1,461,030 and $166,309, respectively, from Guangzhou Chengji. The loans bear annual interest rate of 8% and maturity date of December 4, 2020. For the years ended December 31, 2020 and 2019, the Company accrued interest expenses of $104,522 and $nil, respectively.

12.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

2)	Balances with related parties (continued)

(2)	The balance due to Yunfeihu, Guangdong TD, Shenzhen Meifu and Beijing TD represents the advance from these four related parties for supply chain management services.
(3)

The balances due to Guotao Deng represent the operating expenses paid by the related parties on behalf of the Company. The balance is payable on demand and interest free.

Mr. Guotao Deng was a legal representative before December 31, 2019, thus he was not a related party of the Company from January 1, 2020.

3)	Transactions with related parties

-	Revenues generated from related parties

For the years ended December 31, 2020 and 2019, the Company generated revenues from below related party customers:

	For the Years Ended December 31,
	2020	2019
Revenue from sales of commodity products
Yunfeihu	$10,515,531	$-
Yangzhou TD	3,994,689	-
Shanghai TD	1,024,546	-
TD International Trade	709,011	-
	16,243,777	-

Revenue from supply chain management services
Yunfeihu	1,443,667	-
TD International Trade	423,722	-
Guangdong TD	273,451	-
	2,140,840	-
Total revenues generated from related parties	$18,384,617	$-

-	Purchases from a related party

For the years ended December 31, 2020 and 2019, the Company purchased commodity products from below related party vendors:

	For the Years Ended December 31,
	2020	2019
Purchase of commodity products
Yangzhou TD	$12,612,921	$
Yunfeihu	3,938,746		-
TD International Trade	192,427		-
Qianhai Baiyu	-		100,180
	$16,744,094		$100,180

In connection with sales of commodity products, the Company recorded cost of revenues with related parties of $16,744,094 and $100,180, respectively, for the years ended December 31, 2020 and 2019,

In connection with the supply chain management services provided customers, Qianhai Baiyu provided related services to support the Company’s loan recommendation services provided to customers and distribution services provided to suppliers. For the year ended December 31, 2020 and 2019, the Company recorded cost of revenue of $nil and $489,231 associated with the supply chain management services related to the support from Qianhai Baiyu.

13.	COMMITMENTS AND CONTINGENCIES

1)	Lease Commitments

The Company leases offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases with initial term of 12 months or less are not recorded on the balance sheet.

During the year ended December 31, 2020, the Company early terminated one operating lease arrangement, the Company provided full impairment of $176,225 for right-of-use lease assets for the year ended December 31, 2020.   Accordingly the lease liabilities relating to the operating lease arrangement was extinguished.

As of December 31, 2020, the Company had one lease arrangement with an unrelated third party with a monthly rental fee of approximately $7,200. The lease term was within 12 months, which will be due in August 2021. As of the date of this report, the Company cannot reasonably assess whether it will renew the lease term.

Lease expenses for the year ended December 31, 2020 and 2019 was $192,594 and $ nil, respectively.

2)	Contingencies

a	2015 Derivative Action

On February 3, 2015, a purported shareholder Kiran Kodali filed a putative shareholder derivative complaint against the Company, alleging that the Company and its former officers and directors violated their fiduciary duties, grossly mismanaged the Company and were unjustly enriched based upon the transfer that was the subject of the Internal Review and other grounds substantially similar to those asserted in the class action complaints.

On July 16, 2019, the Company received a copy of the final order and judgment that the Court entered on July 11, 2019, approving the settlement set forth in the Stipulation. The Stipulation provides for dismissal of the Derivative Action as to the Company and the Individual Defendants, and the Company agrees to adopt or maintain certain corporate governance reforms for at least three years. The Stipulation also provides for attorneys’ fees and expenses to be paid by the Individual Defendants’ insurance carriers to plaintiffs’ counsel.

b	2017 Arbitration with Sorghum

On December 21, 2017, the Company delivered notice (“Notice”) to Sorghum notifying Sorghum that certain recent actions of Sorghum constituted breaches of Sorghum’s covenants under the Exchange Agreement. Specifically, we believe that Sorghum is in breach of Section 6.9 (a and Section 6.11 (b of the Exchange Agreement which required Sorghum to use commercially reasonable efforts and to cooperate fully with the other parties to consummate the transactions contemplated by the Exchange Agreement and to make its directors, officers and employees available in connection with responding in a timely manner to SEC comments. According to the terms of the Exchange Agreement, the Company is entitled to terminate the Exchange Agreement if the breach is not cured within twenty (20 days after the Notice is provided to Sorghum.

On January 25, 2018, the Company filed an arbitration demand (“Arbitration Demand” with the American Arbitration Association (“AAA” against Sorghum in connection with Sorghum’s breach of the Exchange Agreement.

On July 30, 2018, Arbitrator entered a reasoned award, accepting the Company’s proposal for resolution, awarding the Company damages of $1,436,522 against Sorghum and denying Sorghum’s Counterclaim against the Company in its entirety with prejudice. Sorghum has sought to vacate the arbitration award by filing a petition to vacate the arbitration award in the Supreme Court for the State of New York, New York County. The Court heard the Company and Sorghum’s arguments on May 1, 2019, and entered an order vacating the arbitration award. The Company vigorously opposed and moved to confirm the arbitration award on May 6, 2019. On June 5, 2019, the Company filed a notice of appeal with the New York Supreme Court Appellate Division First Department. The appeal was scheduled to be mediated on November 20, 2019. On November 15, 2019, the Company withdrew its appeal filed June 5, 2019, upon the stipulation of the parties and accordingly, the arbitration award is deemed to be vacated.

13.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

2)	Contingencies (continued)

c	2018 Court Matter with Shanghai Nonobank Financial Information Service Co. Ltd.

On August 2, 2018, the Company became party to an action filed by Shanghai Nonobank Financial Information Service Co. Ltd. (“Plaintiff”) in the Supreme Court for the State of New York, New York County (“NY Supreme Court” (Index No. 653834/2018 (the “Action”). Plaintiff’s complaint seeks to recover approximately $3.5 million of Plaintiff’s funds that were allegedly required to be held in escrow in New York pursuant to an agreement by and between Plaintiff, Yang Jie and Yi Lin (the “Complaint”). Plaintiff has alleged that the funds were required to be held in escrow in a New York attorney trust account pending the alleged consummation of a merger between Plaintiff’s parent company and the Company. Plaintiff alleged two causes of action against the Company for fraud/fraudulent inducement and conversion. On August 30, 2018, the Company filed a motion to dismiss Plaintiff’s causes of action against the Company. The Court has scheduled oral arguments on the Company’s motion to dismiss for May 1, 2019.

On July 15, 2019, the Company received a copy of the decision and order the Court entered on July 12, 2019, granting the Company’s motion to dismiss the Complaint in its entirety as against the Company without prejudice, with costs and disbursements to the Company as taxed by the Clerk of the Court, and the Clerk is directed to enter judgment accordingly in favor of the Company.

d	2020 Court Matter with Harrison Fund

On April 6, 2020, the Company filed a law suit against Harrison Fund, LLC (“Harrison Fund”) in the United States District Court for the Northern District of California (the “District Court”) (Case No. 3:20-cv-2307). The Company had invested $1,000,000 in Harrison Fund around May 2019. However, Harrison Fund had been reluctant to disclose related investment information to the Company and it was discovered that certain information presented on Harrison Fund’s brochure appeared to be problematic. The Company demanded a return of its investment from Harrison Fund. When the Company failed to obtain a response from Harrison Fund, it filed the complaint against Harrison Fund seeking to recover the $1,000,000 investment.

Due to the uncertainty arising from this pending legal proceeding, a full impairment has been applied against the Company’s investment in financial products.

14.	RISKS AND UNCERTAINTIES

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2020, approximately $2.64 million was primarily deposited in financial institutions located in Mainland China, which were uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in China which management believes are of high credit quality.

The Company’s operations are carried out in Mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, and the extraction of mining resources, among other factors.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

14.	RISKS AND UNCERTAINTIES (CONTINUED)

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s major assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts.

The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Where there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significant affected.

Translation of amounts from RMB into US$ has been made at the following exchange rates for the respective periods:

	December 31,	December 31,
	2020	2019
Balance sheet items, except for equity accounts	6.5326	6.9680

	For the years ended December 31,
	2020	2019
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.9020	6.9088

15.	SUBSEQUENT EVENTS

On January 6, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, a Utah limited liability company (“Streeterville Capital”), pursuant to which the Company issued Streeterville Capital an unsecured promissory note on January 6, 2021 in the original principal amount of $1,670,000, convertible into shares of common stock of the Company, for $1,500,000 in gross proceeds.

On January 7, 2021, the Company entered into certain securities purchase agreement (the “SPA”) with Ms. Renmei Ouyang, the Chief Executive Officer and Chairwoman of the Company, and Mr. Shuxiang Zhang, both of whom are “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of its common stock, at a per share purchase price of $1.63, which is the closing price of the Common Stock on the date immediate prior to the date of the SPA. The gross proceeds from such Offering will be $24,450,000. Since Ms. Ouyang and Mr. Zhang are affiliates of the Company, the offering was approved by the Audit Committee of the Board of Directors of the Company, which solely consistent of independent directors, as well as the Board of Directors of the Company.

On January 19, 2021, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, the Investor is committed to purchase up to 15,700,000 shares (the “Purchase Notice Shares”) of the Company common stock with an aggregate of forty million dollars ($40,000,000) (the “Commitment Amount”) from time to time during a certain commitment period (the “Commitment Period”) as defined in the Purchase Agreement, at a purchase price (the “Purchase Price”) of 90% of the lowest daily volume-weighted average price of the Company’s Common Stock during a valuation period of three business days prior to the closing of each Purchase Notice received by the Investor.

TD Holdings, Inc.

14,446,532 Shares of Common Stock

Prospectus

September [      ], 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses paid or payable by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$1,316.06
Legal fees and expenses	54,000
Accounting fees and expenses	$37,000
Miscellaneous expenses	0
Total	$92,316.06

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, as amended, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities

On January 6, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, a Utah limited liability company, pursuant to which the Company issued an unsecured promissory note in the original principal amount of $1,670,000 convertible into shares of common stock of $1,500,000 in gross proceeds.

On March 4, 2021, the Company entered into a securities purchase agreement with Streeterville Capital, LLC, pursuant to which the Company issued an unsecured promissory note in the original principal amount of $3,320,000 convertible into shares of common stock of $3,000,000 in gross proceeds.

The above two Notes have a maturity date of 12 months with an interest rate of 10% per annum. The Company retains the right to prepay the Note at any time prior to conversion with an amount in cash equal to 125% of the principal that the Company elects to prepay at any time three months after the Purchase Price Date, subject to maximum monthly redemption amount of $187,500 or $375,000 respectively.

On January 7, 2021, the Company entered into certain securities purchase agreement (the “SPA”) with Ms. Renmei Ouyang, the Chief Executive Officer and Chairwoman of the Company, and Mr. Shuxiang Zhang, both of whom are “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of its common stock at a per share purchase price of $1.63, which is the closing price of the common stock on the date immediate prior to the date of the SPA. The gross proceeds from such Offering will be $24,450,000. Since Ms. Ouyang and Mr. Zhang are affiliates of the Company, the Offering was approved by the Audit Committee of the Board of Directors of the Company, which solely consistent of independent directors, as well as the Board of Directors of the Company.

On January 22, 2020, the Company entered into certain securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 15,000,000 shares of Common Stock, at a per share purchase price of $0.90. The transaction was consummated on March 23, 2020 by issuance of 15,000,000 shares of Common Stock. The Company received proceeds of $13,500,000 in April 2020.

On January 22, 2020, the Company agreed to sell unsecured senior convertible promissory notes (“2020 Notes”) in the aggregate principal amount of $30,000,000 accompanied by warrants to purchase 20,000,000 shares of Common Stock issuable upon conversion of the 2020 Notes at an exercise price of $1.80. On March 23, 2020, the Company issued the 2020 Notes and Warrants to the investors. In April 2020, the Company received the proceeds of $30,000,000 from the issuance of 2020 Notes and Warrants.

In April 2020, the Holders elected to convert the 2020 Notes at a conversion price of $1.50 per share and also exercise the Warrants at an exercise price of $1.80 per share, and paid a cash consideration of $36,000,000 for the exercise of the Warrants by April 15, 2020. As a result, an aggregate of 40,000,000 shares of the Company’s Common Stock were issued on May 18, 2020.

On April 11, 2019, the Company and certain institutional investors (the “Purchasers”) entered into a securities purchase agreement (the “April Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 1,680,000 shares of common stock (the “Common Stock”) in a registered direct offering and warrants to purchase up to approximately 1,680,000 shares of the Company’s Common Stock in a concurrent private placement, for gross proceeds of approximately $3.7 million (the “April Financing”). The offering of the warrants were made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. The warrants will be exercisable immediately following the date of issuance and have an exercise price of $2.20. The warrants will expire 5 years from the earlier of the date on which the shares of Common Stock issuable upon exercise of the warrants may be sold pursuant to an effective registration statement or may be exercised on a cashless basis and be immediately sold pursuant to Rule 144. The purchase price for each share of Common Stock and the corresponding warrant is $2.20. Each warrant is subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the Company’s common stock trades at or above $6.60 for 20 consecutive trading days provided, among other things, that the shares issuable upon exercise of the warrants are registered or could be sold pursuant to Rule 144 and the daily trading volume exceeds 200,000 shares per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

On October 16, 2018, the Company completed private placement of convertible promissory notes to certain “non-U.S. Persons” as defined in Regulation S of the Securities Act in the original principal amount of $312,170, convertible into shares of common stock of the Company at a per share conversion price of $0.6. If the notes are fully converted, the Company will issue an aggregate of 520,283 shares of common stock. In addition, the Company is obliged to pay interest on the outstanding balance of principal amount at the rate of 8% per annum until the note is paid in full. The net proceeds of the private placement was used by the Company as working capital.

This issuance and sale are exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit	Description
3.1	Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the draft registration statement on Form DRS filed on February 14, 2013
3.2	Bylaws of Registrant, incorporated herein by reference to Exhibit 3.2 of the draft registration statement on Form DRS filed on February 14, 2013
3.3	Articles of Association of Wujiang Luxiang Rural Microcredit Co. Ltd., incorporated herein by reference to Exhibit 3.3 of the registration statement on Form S-1/A filed on June 27, 2013
3.4	Certificate of Approval of Wujiang Luxiang Rural Microcredit Co. Ltd., incorporated herein by reference to Exhibit 3.4 of the registration statement on Form S-1 filed on June 7, 2013
3.5	Certificate of Amendment of the Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.5 of the registration statement on Form S-1/A filed on July 16, 2013
3.6	Certificate of Amendment to the Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on January 16, 2019
3.7	Certificate of Amendment to the Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on June 7, 2019
3.8	Certificate of Amendment to the Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on March 12, 2020
3.9	Certificate of Amendment to Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on April 21, 2021
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on April 12, 2019)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on May 22, 2019)
4.3	Form of Amended & Restated Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on May 22, 2019)
4.4	Form of Exchange Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on September 3, 2019)
5.1	Opinion of Hunter Taubman Fischer & Li LLC

10.1	Amended and Restated Employment Agreement dated January 9, 2020 by and between Registrant and Renmei Ouyang, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 10, 2020
10.2	Employment Agreement dated January 9, 2020 by and between Registrant and Qun Xie, incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on January 10, 2020
10.3	Director Offer Letter dated January 9, 2020 by and between Registrant and Qun Xie, incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on January 10, 2020
10.4	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 22, 2020
10.5	Form of Note Securities Purchase Agreement, incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on January 22, 2020
10.6	Unofficial Translation of Warehousing Agreement dated January 22, 2020, by and between Huamucheng and Foshan Nanchu Storage Management Co., Ltd., incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on January 22, 2020
10.7	Unofficial Translation of Purchase Agreement dated January 22, 2020, by and between Huamucheng and Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on January 22, 2020
10.8	Unofficial Translation of Sales Agreement dated January 22, 2020, by and between Huamucheng and Yunfeihu Cross-border E-Commerce Co., Ltd., incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on January 22, 2020
10.9	Director Offer Letter dated April 27, 2021 by and between Registrant and Heung Ming (Henry) Wong, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on April 27, 2021
10.10	Unofficial English Translation of the VIE Termination Agreement dated June 25, 2020, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 30, 2020
10.11	Unofficial English Translation of the Acquisition Agreement dated June 25, 2020, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 30, 2020
10.12	Employment Agreement, dated July 28, 2020 by and between the Company and Tianshi (Stanley)Yang, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 11, 2021
10.13	Share Purchase Agreement dated August 28, 2020 by and among the Company, Vision Loyal Limited, HC High Summit Limited and HC High Summit Holding Limited, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 28, 2020
10.14	Share Purchase Agreement by and entered into among Shenzhen Huamucheng Trading Co., Ltd., Shenzhen Xinsuniao Technology Co., Ltd. and Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., dated October 26, 2020, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on October 29, 2020
10.15	Form of Securities Purchase Agreement by and among TD Holdings, Inc. and certain investors , incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on November 24, 2020
10.16	Director Offer Letter, dated December 14, 2020, 2020 by and between the Company and Xiangjun Wang, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on December 16, 2020
10.17	Securities Purchase Agreement between the Company and Streeterville Capital, LLC, dated as of January 6, 2021, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 8, 2021
10.18	Convertible Promissory Note dated January 6, 2021, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 8, 2021
10.19	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 12, 2021
10.20	Common Stock Purchase Agreement between the Company and White Lion Capital, LLC dated as of January 19, 2021, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 20, 2021
10.21	Placement Agency Agreement between the Company and Univest Securities, LLC dated as of January 6, 2021, incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on January 20, 2021
10.22	Escrow Agreement by and among the Company, Univest Securities, LLC, White Lion Capital, LLC, and Wilmington Trust, National Association dated as of January 19, 2021, incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on January 20, 2021
10.23	Security purchase Agreement between TD Holdings, Inc. and Streeterville Capital, LLC, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on March 9, 2021
10.24	Convertible Promissory Note dated March 4, 2021, incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on March 9, 2021
10.25	Form of Exercise Agreement between TD Holdings, Inc. and the Holder, incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on March 10, 2021
10.26	Settlement and Mutual Release Agreement between TD Holdings, Inc. and White Lion Capital, LLC dated as of September 13, 2021.
10.27	Form of Common Stock Securities Purchase Agreement incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 27, 2021
10.28	Form of Unit Securities Purchase Agreement incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 27, 2021
10.29	Form of Warrant incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 27, 2021
16.1	Letter From Friedman LLP regarding Item 16F (change in Certifying Accountant), incorporated by reference to Exhibit 16.1 of the Current Report on Form 8-K filed on June 15, 2020
21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on June 4, 2021)
23.1	Consent of BF Borgers CPA PC
23.2	Consent of Friedman LLP

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(7)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering;

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act; and

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on September 13, 2021.

TD HOLDINGS, INC.

By:	/s/ Renmei Ouyang
Renmei Ouyang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Renmei Ouyang and Wei Sun, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Renmei Ouyang	Chief Executive Officer and Chairwoman of the Board	September 13, 2021
Renmei Ouyang	(Principal Executive Officer)

/s/ Tianshi (Stanley) Yang	Chief Financial Officer, Secretary and Director	September 13, 2021
Tianshi (Stanley) Yang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Qun Xie	Chief Strategy Officer and Director	September 13, 2021
Qun Xie

/s/ Xiangjun Wang	Director	September 13, 2021
Xiangjun Wang

/s/ Weicheng Pan	Director	September 13, 2021
Weicheng Pan

/s/ Kecen Liu	Director	September 13, 2021
Kecen Liu

/s/ Heung Ming (Henry) Wong	Director	September 13, 2021
Heung Ming (Henry) Wong

/s/ Donghong Xiong	Director	September 13, 2021
Donghong Xiong